Exhibit 10.1

$50,000,000

CREDIT AGREEMENT

dated

August 29, 2011

BETWEEN

LYNDEN USA INC.,

as Borrower

AND

TEXAS CAPITAL BANK, N.A.,

as Administrative Agent

AND

The Lenders Party Hereto

Reducing Revolving Credit Facility

Standby Letter of Credit Facility

TABLE OF CONTENTS

ARTICLE I DEFINITIONS		1

1.1.	Definitions	1
1.2.	Accounting Terms and Determinations; Changes in Accounting	21
1.3.	References	22
1.4.	Amendment of Defined Instruments	23
1.5.	Joint Preparation; Construction of Indemnities and Releases	23
1.6.	Time References	23
1.7.	Types of Loans and Advances	23

ARTICLE II TERMS OF FACILITIES		23

2.1.	Reducing Revolving Line of Credit and Letter of Credit Facilities	23
2.2.	Method of Borrowing and Obtaining Letters of Credit	26
2.3.	Notes	28
2.4.	Certain Payments and Prepayments of Principal	28
2.5.	Interest Rates; Payment of Interest	29
2.6.	Unused Available Commitment Fees; Engineering Fees; Facility Fees; Letter of Credit Fees; Authorized Payments by Lender; Processing Fee	30
2.7.	Termination of Credit Facilities; Maturity of Notes; Right of Borrower to Terminate Credit Facilities	31
2.8.	Determination of Borrowing Base; Automatic Reductions in Borrowing Base; Borrowing Base Deficiency; Notice of Redeterminations; Requests for Reductions in Borrowing Base	32
2.9.	Interest Elections for Conversions and Continuations	33
2.10.	Request for Extension of Maturity	34

ARTICLE III GENERAL PROVISIONS		35

3.1.	General Provisions as to Payments and Loans	35
3.2.	Telephonic Notices; Notification to the Lenders of Advances, Interest Rates and Commitment Reductions; Non-Receipt of Funds by the Administrative Agent; Lending Installations	35
3.3.	Default Interest	36
3.4.	Prepayments Permitted	36
3.5.	Limitation Period	37
3.6.	Illegality	37
3.7.	Ratable Benefit of the Lenders; Sharing of Burdens	37
3.8.	LATE CHARGE	38

ARTICLE IV COLLATERAL		38

4.1.	Security	38

ARTICLE V CONDITIONS PRECEDENT TO ADVANCES AND LETTERS OF CREDIT		38

5.1.	All Advances and Letters of Credit	39
5.2.	Initial Advance	39
5.3.	Conditions Precedent for the Benefit of the Lenders	41

i

ARTICLE VI REPRESENTATIONS AND WARRANTIES OF THE BORROWER		41

6.1.	Existence and Power	41
6.2.	Authorization; Contravention	42
6.3.	Binding Effect	42
6.4.	Subsidiaries; Ownership	42
6.5.	Disclosure	43
6.6.	Financial Information	43
6.7.	Litigation	43
6.8.	ERISA Plans	43
6.9.	Taxes and Filing of Tax Returns	43
6.10.	Title to Properties; Liens; Environmental Liability	44
6.11.	Business Compliance	45
6.12.	Licenses, Permits, Etc	45
6.13.	Compliance with Laws	45
6.14.	Governmental Consent	46
6.15.	Investment Company Act	46
6.16.	State Utility	46
6.17.	Refunds; Certain Contracts	46
6.18.	No Default	47
6.19.	Anti-Terrorism Laws	47
6.20.	Existing Indebtedness	47

ARTICLE VII COVENANTS		47

7.1.	Use of Proceeds and Letters of Credit	48
7.2.	Financial Statements; Reserve and Other Reports; Certain Required Notices from Borrower; Additional Information	48
7.3.	Inspection of Properties and Books	51
7.4.	Maintenance of Security; Insurance; Authorization to File Financing Statements; Operating Accounts; Transfer Orders	51
7.5.	Payment of Taxes and Claims	52
7.6.	Payment of Debt; Additional Debt; Payment of Accounts	53
7.7.	Negative Pledge	54
7.8.	Loans and Advances to Others; Investments; Restricted Payments; Subsidiaries	54
7.9.	Consolidation, Merger, Maintenance, Change of Control; Disposition of Property; Restrictive Agreements; Hedging Agreements; Modification of Organizational Documents; Issuance of Equity Interests	55
7.10.	Primary Business; Continuous Operations; Location of Borrower’s Office; Ownership of Assets	58
7.11.	Operation of Properties and Equipment; Compliance with and Maintenance of Contracts; Duties as Nonoperator	58
7.12.	Transactions with Affiliates	60
7.13.	Plans	60
7.14.	Compliance with Laws and Documents	61

7.15.	Certain Financial Covenants	61
7.16.	Tax Shelter	62
7.17.	Additional Documents; Quantity of Documents; Title Data; Additional Information	62
7.18.	ENVIRONMENTAL INDEMNIFICATION	63
7.19.	Exceptions to Covenants	63
7.20.	Anti-Terrorism Laws	63

ARTICLE VIII DEFAULTS; REMEDIES		64

8.1.	Events of Default; Acceleration of Maturity	64
8.2.	Suits for Enforcement	67
8.3.	Remedies Cumulative	67
8.4.	Remedies Not Waived	67

ARTICLE IX MISCELLANEOUS		68

9.1.	Amendments and Waivers	68
9.2.	Highest Lawful Interest Rate	68
9.3.	INDEMNITY	69
9.4.	Expenses	70
9.5.	Taxes	71
9.6.	Survival	71
9.7.	Applicable Law; Venue	71
9.8.	WAIVER OF JURY TRIAL AND EXEMPLARY DAMAGES	71
9.9.	Waiver of Deficiency Statute; Other Waivers	72
9.10.	Headings	72
9.11.	Counterparts	72
9.12.	Invalid Provisions, Severability	72
9.13.	Communications Via Internet	73
9.14.	USA Patriot Act Notice	73
9.15.	EXCULPATION PROVISIONS	73
9.16.	Advice to Seek Legal and Accounting Advice	73
9.17.	Increased Cost and Reduced Return	73
9.18.	Taxes	75

ARTICLE X ADMINISTRATIVE AGENT		76

10.1.	Appointment of Administrative Agent	76
10.2.	Powers of the Administrative Agent	77
10.3.	General Immunity	77
10.4.	No Responsibility for Loans, Recitals, etc	77
10.5.	Action on Instructions of Lenders	77
10.6.	Employment of Administrative Agents and Counsel	77
10.7.	Reliance on Documents, Counsel	78
10.8.	Reimbursement and Indemnification of Administrative Agent	78
10.9.	Rights as a Lender	78
10.10.	Lender Credit Decision	79
10.11.	Successor Administrative Agent	79
10.12.	Applicable Parties	79

ARTICLE XI SETOFF; RATABLE TREATMENTS		80

11.1.	Setoff	80
11.2.	Ratable Treatments; Adjustments	80

ARTICLE XII BENEFIT OF AGREEMENT; ASSIGNMENTS; PARTICIPATIONS		81

12.1.	Successors and Assigns	81
12.2.	Participations; Voting Rights; Setoffs by Participants	81
12.3.	Assignments; Effective Date	82
12.4.	Dissemination of Information	83
12.5.	Tax Treatment	83

ARTICLE XIII NOTICES		83

13.1.	Notices	83
13.2.	Change of Address	84

ARTICLE XIV ENTIRE AGREEMENT

FORM OF PROMISSORY NOTE		1

FORM OF NOTICE OF BORROWING		1

FORM OF COMPLIANCE CERTIFICATE		1

SCHEDULE 6.4.1 SUBSIDIARIES		1

EXHIBIT 6.7 LITIGATION		1

CREDIT AGREEMENT

THIS CREDIT AGREEMENT is entered into as of August 29, 2011, by and between Lynden USA Inc., a Utah corporation; the lenders from time to time parties hereto; and Texas Capital Bank, N.A., a national banking association, as contractual representative of such lenders. Certain terms used herein are defined in Section 1.1.

RECITALS:

A. The Borrower desires to borrow funds from the Lenders; and

B. The Borrower desires to acquire Oil and Gas Properties and to provide for additional credit facilities;

NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

1.1. Definitions. The following terms, as used herein, have the following meanings:

“Acceptable Commodity Hedging Transaction” means:

(a) Commodity Hedging Transactions meeting each of the following criteria unless a variation therefrom is consented to in writing by the Administrative Agent:

(i) The quantity of gaseous and liquid hydrocarbons owned by the Borrower subject to Commodity Hedging Transactions (other than floors covered by clause (b) below) at the time of entering into such Commodity Hedging Transactions, shall not, without the prior written approval of the Administrative Agent, be greater than (x) for gaseous hydrocarbons, 75% of the monthly Projected Production of gaseous hydrocarbons from the Oil and Gas Properties of the Borrower used in determining the Borrowing Base and not the subject of Commodity Hedging Transactions under clause (b) below and (y) for liquid hydrocarbons, 75% of the monthly Projected Production of liquid hydrocarbons from the Oil and Gas Properties of the Borrower used in determining the Borrowing Base and not the subject of Commodity Hedging Transactions under clause (b) below; in either case, as forecast in the most recent engineering evaluation delivered to the Borrower by the Administrative Agent;

(ii) The “strike prices” under any Commodity Hedging Transactions, at the time of entering into such Commodity Hedging Transactions, shall not be less than the lowest prices utilized in the most recent base case evaluation of the Oil and Gas Properties used by the Administrative Agent in determining the Borrowing Base, as reported to the Borrower, except that under certain downside conditions such lower strike price as the Administrative Agent may approve in writing following a written request by the Borrower may be used;

(iii) The counterparties under the Commodity Hedging Transactions must be Approved Swap Counterparties;

(iv) The Administrative Agent shall have received for the benefit of the Lenders first and prior perfected security interests pursuant to security agreements in form and substance reasonably satisfactory to the Administrative Agent in the Borrower’s right, title and interest in and to its Commodity Hedging Transactions;

(v) The Commodity Hedging Transaction is a standard commodity hedging arrangement entered into in the ordinary course of business for the principal purpose of protecting against fluctuations in commodity prices or commodity basis risk and not for purpose of speculation;

(vi) The Commodity Hedging Transaction does not involve the sale of any calls other than calls sold in order to complete a permitted collar being executed; provided that, (x) such call shall cover only Projected Production reflected at the time such call is sold, (y) both such call and the corresponding put purchase to complete the collar shall cover the same period and the same volume of Projected Production, and (z) such call is otherwise permitted under the terms of this definition;

(vii) The Commodity Hedging Transaction does not involve the purchase of any calls except calls purchased at the time a collar is put in place to serve as a so-called “blowout preventer”, which purchased calls shall cover the same period and the same volume of Projected Production as covered by such collar;

(viii) The Commodity Hedging Transaction is unsecured except as specifically permitted by the Loan Documents;

(ix) The Commodity Hedging Transaction does not involve the sale of any puts;

(x) The Commodity Hedging Transaction does not involve “put spreads” or “call spreads” as such terms are commonly understood by swap dealers;

(xi) The Administrative Agent has not notified the Borrower prior to the Borrower’s entry into the Commodity Hedging Transaction that, in the opinion of the Administrative Agent, the particular type of Commodity Hedging Transaction is non-standard; and

(xii) The duration of the Commodity Hedging Transaction does not exceed forty-eight (48) months.

As used in this definition, the term “Projected Production” means the projected production of oil or gas (measured by volume unit or BTU equivalent, not sales price), as applicable, for the term of the contracts or a particular month, as applicable, from properties and interests owned by the Borrower which are Collateral and which have attributable to them oil or gas proven reserves which are categorized as “proved developed producing” as reflected in the engineering review prepared by the Administrative Agent in connection with the most recent determination of the Borrowing Base hereunder, after deducting projected production from any properties or interests sold or under contract for sale that had been included in such report.

(b) Commodity Hedging Transactions in the form of minimum price guarantees or “floors”, limited to 100% of the monthly Projected Production from the Borrower’s Oil and Gas Properties not subject to Commodity Hedging Transactions under clause (a) above and otherwise satisfying the requirements of subclauses (ii) through (xi) of clause (a) of this definition.

“Acceptable Hedging Transactions” means Acceptable Commodity Hedging Transactions and Acceptable Rate Management Transactions.

“Acceptable Rate Management Transaction” means any Rate Management Transaction meeting all of the following criteria:

(i) The terms thereof are reasonably satisfactory to the Administrative Agent; and

(ii) The Person with whom such Transaction is effected is reasonably satisfactory to the Administrative Agent.

“Adjusted LIBOR Rate” means, with respect to any Eurodollar Advance for any Interest Period, an interest rate per annum equal to the greater of (a) (i) the LIBOR Rate for such Interest Period multiplied by the Statutory Reserve Rate plus (ii) the Applicable Margin in effect from time to time, or (b) four and one-half percent (4.50%); but in no event exceeding the Highest Lawful Rate.

“Administrative Agent” means Texas Capital Bank, N.A., in its capacity as contractual representative of the Lenders pursuant to Article X, and not in its individual capacity as a Lender, and any successor Administrative Agent appointed pursuant to Article X.

“Advance” means Loans of the Lenders of the same Type, made, converted or continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect.

“Affected Loans” has the meaning assigned such term in Section 3.6.

“Affiliate” means, with respect to a Person, (a) any Person owning, Controlling or holding with power to vote 10% or more of the outstanding voting interests of the referenced Person, (b) any Person 10% or more of whose outstanding voting interests are directly or indirectly owned, Controlled or held with power to vote by the referenced Person, (c) any Person directly or indirectly Controlling, Controlled by or under common Control with the referenced Person, (d) any relative within the third degree of kindred of the referenced Person, or (e) any officer, director, limited liability company manager, trustee, beneficiary, employee or general partner of the referenced Person or of any Person referred to in clauses (a), (b), (c) or (d) of this definition. The term “Affiliate” shall include Affiliates of Affiliates (and so on).

“Aggregate Available Commitment” means the aggregate of the Available Commitments of all the Lenders hereunder, as decreased or increased from time to time pursuant to the terms hereof.

“Aggregate Commitment” means the aggregate of the Commitments of all the Lenders hereunder, as reduced from time to time pursuant to the terms hereof.

“Agreement” or “Credit Agreement” means this Credit Agreement, as the same may hereafter be modified or amended from time to time.

“Anti-Terrorism Laws” mean any Laws relating to terrorism or money laundering, including Executive Order No. 13224 and the USA Patriot Act.

“Applicable Margin” means, at any time, with respect to each FLR Advance and Eurodollar Advance, a percentage rate per annum determined by reference to the Usage in accordance with the table below:

Usage	Applicable Margin for FLR Advances	Applicable Margin for Eurodollar Advance
>75%	2.50%	3.50%
> 40% but <75%	2.25%	3.25%
<40%	2.00%	3.00%

“Approved Swap Counterparties” means swap counterparties in the business of providing Hedging Transactions that are approved by the Administrative Agent.

“Available Commitment” means, with respect to any Lender, at any time, an amount equal to such Lender’s Percentage Share of the Borrowing Base as in effect at such time.

“Benefitted Lender” has the meaning stated in Section 11.2.3 hereof.

“Board of Governors” means the Board of Governors of the Federal Reserve System.

“Borrower” means Lynden USA Inc., a Utah corporation.

“Borrower Requested Determination” has the meaning given such term in Section 2.8.1.

“Borrowing Base” means the amount most recently determined and designated by the Administrative Agent, and approved by the Lenders, as the Borrowing Base in accordance with Section 2.8.1, as such Borrowing Base is reduced in accordance with Section 2.8.2. The Borrowing Base under Section 2.8.1 is deemed to be $9,500,000 as of the Closing Date.

“Borrowing Base Deficiency” means, as of the date of determination of a new Borrowing Base under Section 2.8.1, the amount, if any, by which the sum of the outstanding principal balance of the Notes of all Lenders plus the Letter of Credit Exposure exceeds the Borrowing Base.

“Borrowing Date” means a date on which an Advance is made or is to be made to the Borrower hereunder.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in Dallas, Texas, are authorized or required by Law to remain closed; and if such day relates to an Advance or continuation of, a payment or prepayment of principal of or interest on, or a conversion of or into, or the Interest Period for, a Eurodollar Loan or a notice by the Borrower with respect to any such Advance or continuation, payment, prepayment, conversion or Interest Period, any day which is also a day on which dealings in dollar deposits are carried out in the London interbank market.

“Capitalized Lease” of a Person means any lease of Property by such Person as lessee which would be capitalized on a balance sheet of such Person prepared in accordance with generally accepted accounting principles or IFRS, whichever is applicable.

“Capitalized Lease Obligations” of a Person means the amount of the obligations of such Person under Capitalized Leases which would be shown as a liability on a balance sheet of such Person prepared in accordance with generally accepted accounting principles or IFRS, whichever is applicable.

“Change of Control Event” means (a) the failure of the Parent to own the entirety of every class of Equity Interests of the Borrower and to Control the Borrower, or (b) the failure of both Colin Watt and Richard Andrews to continue to serve as officers or directors of the Borrower and the Parent and be actively involved in the day-to-day management of the Borrower’s and the Parent’s Oil and Gas Business.

“Closing” means the consummation of the transactions contemplated herein.

“Closing Date” means the date of this Agreement.

“Collateral” means the Property pledged as security for the Notes and the other Obligations.

“Commitment” means, for each Lender, the lesser of (a) the amount set forth opposite its signature below (or in any amendment hereto) or as set forth in (or reduced or increased by) any Notice of Assignment relating to any assignment that has become effective pursuant to Section 12.3.2, as such amount may be modified from time to time pursuant to the terms of this Agreement or (b) the face amount of the Note held (or to be held pursuant to a Notice of Assignment) by such Lender; or if the context requires, means, for such Lender, the commitment of each Lender to make Loans and participate in the issuance by the Administrative Agent of letters of credit hereunder or extensions or renewals of Letters of Credit. The aggregate amount of the Loans outstanding under any Lender’s Note plus such Lender’s Percentage Share of the Letter of Credit Exposure shall not exceed at any time such Lender’s Available Commitment.

“Commodity Hedging Transactions” means any swap transaction, cap, floor, collar, exchange transaction, forward transaction, or other exchange or protection transaction relating to hydrocarbons or any option with respect to any such transaction, including derivative financial instruments.

“Compliance Certificate” means a certificate, substantially in the form attached hereto entitled “Form of Compliance Certificate”, executed by a Responsible Representative and furnished to the Administrative Agent from time to time in accordance with Section 7.2.1.

“Contingent Obligation” shall mean, as to any Person, without duplication, any obligation of such Person guaranteeing or in effect guaranteeing any Debt, leases, dividends, or other obligations of any other Person (for purposes of this definition, a “primary obligation”) in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, regardless of whether such obligation is contingent, (a) to purchase any primary obligation or any Property constituting direct or indirect security therefor, (b) to advance or supply funds (i) for the purchase or payment of any primary obligation, or (ii) to maintain working or equity capital of any other Person in respect of any primary obligation, or otherwise to maintain the net worth or solvency of any other Person, (c) to purchase Property, securities or services primarily for the purpose of assuring the owner of any primary obligation of the ability of the Person primarily liable for such primary obligation to make payment thereof, or (d) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof, with the amount of any Contingent Obligation being deemed to be equal to the stated or determinable amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by such Person in good faith.

“Control,” “Controlling” and “Controlled by” mean the ability (directly or indirectly through one or more intermediaries) to direct or cause the direction of the management or affairs of a Person, whether through the ownership of voting interests, by contract or otherwise.

“Controlled Group” means all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with the Borrower or any of its Subsidiaries, are treated as a single employer under Section 414(b) or (c) of the Internal Revenue Code of 1986, as amended.

“CT”, with respect to any stated time of day, means such time of day generally in effect in the Central Time Zone as in effect in the State of Texas.

“Debt” of any Person means at any date, without duplication:

(i) all obligations of such Person for money borrowed, including (a) the obligations of such Person for money borrowed by a partnership of which such Person is a general partner, (b) obligations, whether or not assumed, which are secured in whole or in part by the Property of such Person or payable out of the proceeds or production from Property of such Person, and (c) any obligations of such Person in respect of letters of credit and repurchase agreements;

(ii) all obligations of such Person evidenced by notes, debentures, bonds or similar instruments;

(iii) all obligations of such Person to pay the deferred purchase price of Property or services (except trade accounts arising in the ordinary course of business if interest is not paid or accrued thereon);

(iv) all Capitalized Lease Obligations of such Person;

(v) all liabilities which in accordance with applicable accounting principles would be included in determining total liabilities as shown on the liability side of a balance sheet;

(vi) all obligations of such Person under Hedging Agreements and Hedging Transactions;

(vii) all reimbursement obligations with respect to letters of credit;

(viii) all Guarantees by such Person;

(ix) all Off-Balance Sheet Debt; and

(x) all Disqualified Stock.

“Default” means the occurrence of an Event of Default or any event which with notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Default Rate” means a per annum interest rate equal to five percent (5.00%) plus the Floating Rate from time to time in effect, but in no event exceeding the Highest Lawful Rate.

“Discretionary Determinations” has the meaning given such term in Section 2.8.1.

“Disqualified Stock” means any preferred stock or other Securities issued by the Borrower or any of its Subsidiaries that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the occurrence or happening of any event or circumstance, (a) matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder thereof, in whole or in part, on or prior to the date that is 91 days after the Final Maturity Date, or (b) requires the declaration or payment of any dividend or other distribution on or prior to the date that is 91 days after the Final Maturity Date, in each case unless the consideration paid and payable upon such maturity or redemption (in the case of clause (a) preceding) or as a result of such dividend or other distribution (in the case of clause (b) preceding) is payable and paid solely in Securities of the issuer which is not Disqualified Stock.

“Dollars” and “$” means dollars in lawful currency of the United States of America.

“Environmental Complaint” means any written or oral complaint, order, directive, claim, citation, notice of environmental report or investigation, or other notice by any

Governmental Authority or any other Person with respect to (a) air emissions, (b) spills, releases, or discharges to soils, any improvements located thereon, surface water, groundwater, or the sewer, septic, waste treatment, storage, or disposal systems servicing any Property of the Borrower or any Guarantor, (c) solid or liquid waste disposal, (d) the use, generation, storage, transportation, or disposal of any Hazardous Substance, or (e) other environmental, health, or safety matters affecting any Property of the Borrower or any Guarantor or the business conducted thereon.

“Environmental Law” means (a) the following federal laws as they may be cited, referenced, and amended from time to time: the Clean Air Act, the Clean Water Act, the Safe Drinking Water Act, the Comprehensive Environmental Response, Compensation and Liability Act, the Endangered Species Act, the Resource Conservation and Recovery Act, the Hazardous Materials Transportation Act, the Superfund Amendments and Reauthorization Act, and the Toxic Substances Control Act; (b) any and all equivalent environmental statutes of any state in which Property of the Borrower or any Guarantor is situated, as they may be cited, referenced and amended from time to time; (c) any rules or regulations promulgated under or adopted pursuant to the above federal and state Laws; and (d) any other equivalent federal, state, or local statute or any requirement, rule, regulation, code, ordinance, or order adopted pursuant thereto, including those relating to the generation, transportation, treatment, storage, recycling, disposal, handling, or Release of Hazardous Substances.

“Environmental Liability” means any claim, demand, obligation, cause of action, accusation, allegation, order, violation, damage, injury, judgment, penalty or fine, cost of enforcement, cost of remedial action or any other cost or expense whatsoever, including reasonable attorneys’ fees and disbursements, resulting from the violation or alleged violation of any Environmental Law or the imposition of any Environmental Lien.

“Environmental Lien” means a Lien in favor of a Tribunal or other Person (i) for any liability under an Environmental Law or (ii) for damages arising from or costs incurred by such Tribunal or other Person in response to a release or threatened release of hazardous or toxic waste, substance or constituent into the environment.

“Equity Interest” means, with respect to any Person, an ownership and other equity interest, including Securities, in such Person and rights to convert into an ownership or other equity interest, including Securities, in such Person or to otherwise acquire an ownership or other equity interest, including Securities, in such Person.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, together with all presently effective and future regulations issued pursuant thereto.

“ERISA Affiliate” the Borrower, all of its Subsidiaries and any other member of the Controlled Group.

“Eurodollar”, when used in reference to any Loan or Advance, refers to whether such Loan, or the Loans comprising such Advance, are bearing interest at a rate determined by reference to the Adjusted LIBOR Rate.

“Event of Default” has the meaning stated in Section 8.1 hereof.

“Executive Order No. 13224” shall mean Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001, as the same has been, or shall hereafter be, renewed, extended, amended or replaced.

“Federal Funds Rate” means, for any day, an interest rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published for such day (or, if such day is not a Business Day, for the immediately preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations at approximately 10 a.m. (CT time) on such day on such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by the Administrative Agent in its sole discretion.

“Final Maturity Date” or “Final Maturity” means August 29, 2014, or such earlier date on which the payment of the Notes is accelerated.

“Floating Rate” means for any day a per annum interest rate equal to the higher of (i) sum of the Applicable Margin plus the WSJ Rate, each from time to time in effect or (ii) four and one-half percent (4.50%); but in no event exceeding the Highest Lawful Rate.

“FLR”, when used in reference to any Loan or Advance, refers to whether such Loan, or the Loans comprising such Advance, are bearing interest at a rate determined by reference to the Floating Rate.

“Funded Debt” of any Person means at any date, Debt referred to in clauses (i) through (vii) of the definition of “Debt” and all Guarantees by such Person of Funded Debt of another Person.

“Governmental Authority” means any nation, country, commonwealth, territory, government, state, county, parish, municipality, or other political subdivision and any entity exercising executive, legislative, judicial, regulatory, or administrative functions of or pertaining to government.

“Guarantee” by any Person means any obligation, contingent or otherwise, of such Person directly or indirectly guaranteeing or in effect guaranteeing any Debt, leases, dividends or other obligations of any other Person (for purposes of this definition, a “primary obligation”) and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person (i) to purchase or pay (or advance or supply funds for the purchase or payment of) any primary obligation or any Property constituting direct or indirect security therefor (whether arising by virtue of partnership arrangements, by agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay, to make reimbursement in connection with any letter of credit or to maintain financial statement conditions, by comfort letter or other similar undertaking of support or otherwise) or (ii) entered into for the purpose of assuring in any other manner the obligee of any primary obligation of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part) with the amount of any Guarantee being deemed to be equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee is made or, if not stated or determinable, the maximum primary obligation which could reasonably be anticipated to arise in respect thereof. The term Guarantee includes the pledging or other encumbrance of assets by a Person to secure the obligations of another Person and restrictions or limitations on a Person or its assets agreed to in connection with the obligations of another Person, but does not include endorsements for collection or deposit in the ordinary course of business; and “Guaranteed” by a Person shall mean the act or condition of providing a Guarantee by such Person or permitting a Guarantee of such Person to exist.

“Guarantor” means at any time any Person who has executed or does execute a Guaranty, which is in effect at such time.

“Guaranty” means the guaranty of a Person guarantying all or a portion of the Obligations of the Borrower, in form and substance satisfactory to the Administrative Agent and such Person.

“Hazardous Substance” means flammables, explosives, radioactive materials, hazardous wastes, asbestos, or any material containing asbestos, polychlorinated biphenyls (PCBs), toxic substances or related materials, petroleum, petroleum products, associated oil or natural gas exploration, production, and development wastes, or any substances defined as “hazardous substances,” “hazardous materials,” “hazardous wastes,” or “toxic substances” under the Comprehensive Environmental Response, Compensation and Liability Act, as amended, the Superfund Amendments and Reauthorization Act, as amended, the Hazardous Materials Transportation Act, as amended, the Resource Conservation and Recovery Act, as amended, the Toxic Substances Control Act, as amended, or any other Environmental Laws.

“Hedge Termination Value” means, in respect of any one or more Hedging Transactions, after taking into account the effect of any legally enforceable netting agreement relating to such Hedging Transactions, (a) for any date on or after the date such Hedging Transactions have been closed out and termination value(s) determined in accordance therewith, such termination value(s) and (b) for any date prior to the date referenced in clause (a) preceding, the amount(s) determined as the mark-to-market value(s) for such Hedging Transactions, as determined by the counterparties to such Hedging Transactions.

“Hedging Agreement” means any International Swap Dealers Association, Inc. Master Agreement or other agreement and all schedules and exhibits attached thereto and incorporated therein that set forth the general terms upon which a Person may enter into one or more Hedging Transactions.

“Hedging Transaction” means a Commodity Hedging Transaction or a Rate Management Transaction or any other transaction with respect to any swap, forward, future or derivative transaction or option or similar transaction, whether exchange traded, “over-the-counter” or otherwise, involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions.

“Highest Lawful Rate” means the maximum non-usurious interest rate, if any (or, if the context so requires, an amount calculated at such rate), that at any time or from time to time may be contracted for, taken, reserved, charged, or received by the Lenders under applicable Laws of the State of Texas or the United States of America, whichever authorizes the greater rate, as such Laws are presently in effect or, to the extent allowed by applicable Law, as such Laws may hereafter be in effect and which allow a higher maximum non-usurious interest rate than such Laws now allow. To the extent the Laws of the State of Texas are applicable for the purpose of determining the “Highest Lawful Rate”, such term shall mean the “weekly ceiling” from time to time in effect as referred to and defined in Chapter 303 of the Finance Code of Texas, as amended. The determination of the Highest Lawful Rate shall, to the extent required by applicable Law, take into account as interest paid, taken, received, charged, reserved or contracted for any and all relevant payments or charges under the Loan Documents.

“IFRS” means the International Financial Reporting Standards adopted by the International Accounting Standards Board or appropriate boards or committees thereof.

“Indemnified Party” means (i) the Administrative Agent (and its assigns), each Lender (and their respective assigns) and each of their respective shareholders, officers, directors, employees, agents, attorneys-in-fact, attorneys and affiliates and (ii) each trustee or collateral agent acting for the benefit of TCB, the Administrative Agent, the Lenders or one or more Approved Swap Counterparties under any Security Document.

“Insolvency Proceeding” of any Person means any application (whether voluntary or instituted by another Person) for or the consent to the appointment of a receiver, trustee, conservator, custodian, or liquidator of such Person or of all or a substantial part of the Property of such Person, or the filing of a petition (whether voluntary or instituted by another Person) commencing a case under Title 11 of the United States Code, seeking liquidation, reorganization, or rearrangement or taking advantage of any bankruptcy, insolvency, debtor’s relief, or other similar Law of the United States, the State of Texas, or any other jurisdiction.

“Intercreditor Agreement” means each Intercreditor Agreement among the Borrower, one or more Approved Swap Counterparties and Texas Capital Bank, N.A., as Administrative Agent, and as contractual collateral representative for itself, the Lenders and the Approved Swap Counterparties, whether executed contemporaneously with this Agreement or hereafter, as the same may be amended from time to time.

“Interest Election Request” means a request by the Borrower to convert or continue an Advance in accordance with Section 2.9.

“Interest Payment Date” means (a) with respect to any FLR Loan, the first day of each month commencing with September 1, 2011, and upon maturity of the Notes (whether stated or upon acceleration) and (b) with respect to any Eurodollar Loan, the last day of the Interest Period applicable to the Advance of which such Loan is a part; provided that with respect to any Eurodollar Loan having an Interest Period of more than three months’ duration (if permitted from time to time hereunder), “Interest Payment Date” shall mean (i) each date that occurs at intervals of three months’ duration after the first day of the Interest Period applicable to the Advance of which such Loan is a part and (ii) the last day of such Interest Period.

“Interest Period” means with respect to any Eurodollar Advance, the period commencing on the date of such Advance and ending on the numerically corresponding day in the calendar month that is one, two or three months thereafter, as the Borrower may elect; provided, that (a) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (b) any Interest Period pertaining to a Eurodollar Advance that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of an Advance initially shall be the date on which such Advance is made and thereafter shall be the effective date of the most recent conversion or continuation of such Advance.

“Investment” means, for any Person: (a) the acquisition (whether for cash, Property, services or securities or otherwise) of Equity Interests of any other Person, the contribution of capital to any other Person, or any agreement to make any such acquisition (including, without limitation, any “short sale” or any sale of any securities at a time when such securities are not owned by the Person entering into such short sale) or capital contribution; (b) the making of any deposit with, or advance, loan or capital contribution to, assumption of Debt of, purchase or other acquisition of any other Debt or equity participation or interest in, or other extension of credit to, any other Person (including the purchase of Property from another Person subject to an understanding or agreement, contingent or otherwise, to resell such Property to such Person, but excluding any such advance, loan or extension of credit having a term not exceeding ninety (90) days representing the purchase price of inventory, goods or services sold or provided by such Person in the ordinary course of business); (c) the purchase or acquisition (in one or a series of transactions) of Property of another Person that constitutes a business unit or (d) the entering into of any Guarantee of, or other Contingent Obligation (including the deposit of any Equity Interests to be sold) with respect to, Debt or other liability of any other Person and (without duplication) any amount committed to be advanced, lent or extended to such Person.

“Law” mean at any time with respect to any Person or its Property, any statute, law, executive order, treaty, ordinance, order, writ, injunction, judgment, ruling, decree, regulation, or determination of an arbitrator, court or other Governmental Authority, existing at such time which are applicable to or binding upon such Person or such Property or to which such Person or such Property is subject.

“Lenders” means the financial institution or institutions listed on the signature pages of this Agreement (or any amendment hereto) and their respective successors and assigns.

“Lending Installation” means, with respect to a Lender or the Administrative Agent, the office, branch, subsidiary or affiliate of such Lender or the Administrative Agent listed on the signature pages hereof or on a Schedule or otherwise selected by such Lender or the Administrative Agent pursuant to the provisions hereof.

“Letter of Credit” means any letter of credit issued pursuant to this Agreement.

“Letter of Credit Application” shall mean the standard letter of credit application employed by the Administrative Agent from time to time in connection with letters of credit, completed by the Borrower as the “applicant” thereunder.

“Letter of Credit Exposure” shall mean, at any time, the aggregate maximum amount available to be drawn under outstanding Letters of Credit at such time plus the amount of the Letter of Credit Payments.

“Letter of Credit Payment” means the amount advanced by the Administrative Agent to the beneficiary of a Letter of Credit which is not evidenced by the Notes and for which the Administrative Agent and the Lenders remain unreimbursed by the Borrower.

“Letter of Credit Reimbursement Obligation” means the obligation of the Borrower to pay to the Administrative Agent, or reimburse the Administrative Agent for the benefit of the Lenders for, any amounts payable, paid, or incurred by the Administrative Agent with respect to Letters of Credit.

“LIBOR Rate” means, with respect to any Eurodollar Advance for any Interest Period, the rate appearing on the Reuters Screen LIBOR01 Page (or on any successor or substitute page of such service, or any successor to or substitute for such service, providing rate quotations comparable to those currently provided on such page of such service, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to dollar deposits in the London interbank market) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, as the rate for dollar deposits with a maturity comparable to such Interest Period. In the event that such rate is not available at such time for any reason, then the “LIBOR Rate” with respect to such Eurodollar Advance for such Interest Period shall be determined by Administrative Agent by reference to such other comparable publicly available service for displaying the offered rate for dollar deposits in the London interbank market as may be selected by the Administrative Agent and, in the absence of availability, such other method to determine such Eurodollar rate as may be selected by the Administrative Agent in its sole discretion.

“Lien” means, as to any Property of any Person, (a) any mortgage, deed of trust, lien, pledge, hypothecation, or security interest in, on or of such Property, or any other charge or encumbrance on any such asset to secure Debt or liabilities, but excluding any right to netting or setoff, (b) the interest of a vendor under any conditional sale agreement or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such Property, (c) in the case of Securities, any purchase option, call or similar right of a third party with respect to such Securities and (d) the signing or filing of a financing statement which names the Person as debtor, or the signing of any security agreement authorizing any other Person as the secured party thereunder to file any financing statement which names such Person as debtor.

“Limitation Period” means any period while any amount remains owing on the Notes that interest on such amount, calculated at the applicable interest rate (plus any fees or other sums payable to the Administrative Agent or any Lender under any Loan Document and deemed to be interest under applicable Law) would exceed the amount of interest which would accrue at the Highest Lawful Rate.

“Loan” means, with respect to a Lender, that portion of any Advance made by such Lender.

“Loan Documents” shall mean this Agreement, the Notes, the Intercreditor Agreement (if any), the Letter of Credit Applications, the Security Documents, and all other documents and instruments now or hereafter delivered pursuant to the terms of or in connection with this Agreement, the Notes, the Letter of Credit Applications, or the Security Documents, and all renewals and extensions of, amendments and supplements to, and restatements of, any or all of the foregoing from time to time in effect (exclusive of term sheets and commitment letters).

“Loan Party” means each of the Borrower and the Guarantors.

“Margin Regulations” means Regulations T, U and X of the Board of Governors, as in effect from time to time.

“Material Adverse Effect” shall mean (i) for any Loan Party, any adverse effect on the business, operations, properties, results of operations or condition (financial or otherwise) of such Loan Party, (ii) any adverse effect upon the Collateral or (iii) any adverse effect on the priority or enforceability of the Liens securing the Notes; if, with respect to any of the circumstances described in clauses (i) and (ii) preceding, the adverse effect could reasonably be anticipated to involve damage, loss or Debt of $200,000 or more.

“Material Agreement” means, with respect to any Person, any written or oral agreement, contract, commitment, or understanding to which such Person is a party, by which such Person is directly or indirectly bound, or to which any Property of such Person may be subject, which is not cancelable by such Person upon notice of 90 days or less without (i) liability for further payment in excess of $200,000 or (ii) forfeiture of Property having an aggregate value in excess of $200,000.

“Material Debt” means, as to any Person, Debt (other than, with respect to the Borrower, Debt arising hereunder) of such Person in the principal amount aggregating in excess of $200,000. For purposes of determining Material Debt, the “principal amount” of the obligations of such Person in respect of any Hedging Transaction at any time shall be the Hedge Termination Value.

“Mortgages” mean deeds of trust, mortgages, assignments of production, security agreements, collateral mortgages, and acts of pledge in form and substance reasonably acceptable to the Administrative Agent, executed or to be executed by the appropriate Person as security for the Obligations and other indebtedness described therein.

“Note” means a promissory note issued pursuant hereto, in substantially the form attached hereto entitled “Form of Promissory Note”, duly executed by the Borrower and payable to the order of a Lender, including any amendment, modification, renewal or replacement of such promissory note, which Notes shall be in the aggregate amount of up to $50,000,000. The Notes issued to the Lenders hereunder might not be in proportion to their respective Commitments.

“Notice of Borrowing” means the notice referred to in Section 2.2, which shall be substantially in the form of the attachment hereto entitled “Form of Notice of Borrowing,” plus any applicable attachments.

“Obligated Parties” mean the Borrower and any other Persons, including the Guarantors, from time obligated by Guaranty or otherwise to pay all or any portion of the Obligations.

“Obligations” shall mean, without duplication, (i) all Debt evidenced by the Notes, (ii) the Letter of Credit Reimbursement Obligations, (iii) the Letter of Credit Exposure, (iv) the obligation of the Borrower for the payment of the fees payable hereunder or under the other Loan Documents, (v) all other obligations and liabilities of the Borrower to the Administrative Agent and the Lenders, now existing or hereafter incurred, under, arising out of or in connection with any Loan Document, (vi) all obligations, liabilities and indebtedness of the Borrower to TCB in respect of Hedging Transactions, whether due or to become due, actual or contingent, now existing or hereafter arising out of or incurred under or in connection with any Hedging Agreement, including all early termination or settlement amounts, other transaction payments, costs, expenses (including attorneys’ fees) and interest thereon, and (vii) all other obligations and liabilities of the Borrower to TCB, now existing or hereafter incurred; and to the extent that any of the foregoing includes or refers to the payment of amounts deemed or constituting interest, only so much thereof as shall have accrued, been earned and which remains unpaid at each relevant time of determination.

“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury, or any successor Governmental Authority.

“Off-Balance Sheet Debt” means, with respect to a Person, (a) any repurchase indebtedness, liability or obligation of such Person with respect to accounts or notes receivable sold by such Person, (b) any indebtedness, liability or obligation of such Person under any sale and leaseback transaction which is not a Capital Lease Obligation, (c) any indebtedness, liability or obligation of such Person under any synthetic, off-balance sheet or tax retention lease, or (d) any indebtedness, liability or obligation of such Person arising with respect to any other transaction, or agreement for the use or possession of any Property, which is the functional equivalent, or takes the place, of borrowing but which does not constitute a liability on the balance sheet of such Person.

“Oil and Gas Business” means:

(i) the acquisition, exploration, exploitation, development, operation or disposition of interests in, or obtaining production from, crude oil, natural gas or other hydrocarbon properties;

(ii) the gathering, marketing, treating, processing (but not refining), storage, selling or transporting of any production from such interests or properties and the marketing of crude oil, natural gas, other hydrocarbons and minerals obtained from unrelated Persons;

(iii) any business (except refining) relating to or arising from exploration for or exploitation, development, production, treatment, processing, storage, transportation, gathering or marketing of crude oil, natural gas, other hydrocarbons and minerals and products produced in association therewith;

(iv) any business relating to oil field sales and services; or

(v) any activity (except refining) that is ancillary, necessary or appropriate to facilitate, or that is incidental to, the activities described in clauses (i) through (iv) of this definition.

“Oil and Gas Properties” means fee, leasehold, or other interests in or under mineral estates or oil, gas, and other liquid or gaseous hydrocarbon leases with respect to Properties situated in the United States or offshore from any State of the United States, including, without limitation, overriding royalty and royalty interests, leasehold estate interests, net profits interests, production payment interests, and mineral fee interests, together with contracts executed in connection therewith and all tenements, hereditaments, appurtenances and Properties appertaining, belonging, affixed, or incidental thereto.

“Organizational Documents” means, as to any Person, the articles of incorporation, certificate of limited partnership, articles of formation or similar organizational documents, as applicable, of such Person.

“Parent” means Lynden Energy Corp., a corporation continued under the laws of the Province of British Columbia.

“Participant” has the meaning given such term in Section 12.2.1.

“Percentage Share” means, as to each Lender for any date, the ratio, expressed as a percentage, of such Lender’s Commitment as of such date divided by the Aggregate Commitment of all Lenders as of such date.

“Permitted Indebtedness” means (i) the Obligations, (ii) unsecured accounts payable incurred in the ordinary course of business, which are not unpaid in excess of 90 days beyond the invoice date therefor or are being contested in good faith and as to which such reserve as is required by IFRS has been made and on which interest charges are not paid or accrued, (iii) if the Administrative Agent has given its prior written consent thereto, Subordinated Debt, (iv) Debt arising under Acceptable Hedging Transactions and under the Hedging Agreement governing such Acceptable Hedging Transactions (but only to the extent such Debt arises in connection with Acceptable Hedging Transactions) and (v) other Debt not exceeding $200,000 at any time outstanding.

“Permitted Investments” means Investments in (i) indebtedness, evidenced by notes maturing not more than 12 months after the date of issue, issued or Guaranteed by the government of the United States of America, (ii) certificates of deposit maturing not more than 12 months after the date of issue, issued by any Lender, (iii) commercial paper, maturing not more than 270 days after the date of issue, issued by any Lender (or any parent corporation of any Lender), (iv) money market or other mutual funds substantially all of whose assets comprise securities of the types described in clauses (i) through (iii) above, or (v) such other instruments, evidences of indebtedness or investment securities as the Administrative Agent may approve in writing.

“Permitted Liens” means, with respect to any Property, each of the following:

(i) Liens securing the Obligations;

(ii) the following, if the validity and amount thereof are being contested in good faith and by appropriate legal proceedings and so long as (a) levy and execution thereon have been stayed and continue to be stayed, (b) they do not in the aggregate materially detract from or threaten the value of such Property, or materially impair the use thereof in the operation of the business of the owner of such Property, and (c) a reserve therefor, if appropriate, has been established: claims and Liens for Taxes due and payable; claims and Liens of landlords, repairmen, mechanics, materialmen, warehousemen, or carriers, or similar Liens; and adverse judgments on appeal;

(iii) Liens for Taxes not past due;

(iv) landlords’, carriers’, warehousemen’s, repairmen’s, mechanics’ and materialmen’s Liens for services or materials (or other like Liens that do not secure Funded Debt) for which payment is not past due;

(v) operators’ Liens incurred pursuant to oil and gas joint operating agreements entered into by the owner of such Property in the ordinary course of business which secure obligations not past due;

(vi) Liens in favor of the lessor on the Property being leased under any Capitalized Lease permitted hereunder;

(vii) minor defects in title to an Oil and Gas Property not in any case materially detracting from the value of such Property; and

(viii) Liens securing the payment obligations relating to Acceptable Commodity Hedging Transactions that are permitted by an Intercreditor Agreement;

provided, that Liens described in clauses (ii) through (vi) shall remain Permitted Liens only for so long as no action to enforce any of such Liens has been commenced and; provided, further, no intention to subordinate the first priority Liens granted to secure the Obligations is hereby implied or expressed or is to be inferred by the permitted existence of such Permitted Liens.

“Person” means a natural person, a corporation, a partnership, a limited partnership, a limited liability company, an association, a joint venture, a trust or any other entity or organization including a government or political subdivision or any governmental agency or instrumentality thereof.

“Plan” means any employee benefit plan which is covered by Title IV of ERISA.

“Property” means any interest in any kind of property or asset, whether real, personal or mixed, tangible or intangible.

“Purchaser” has the meaning given such term in Section 12.3.1.

“PW9 Value” means with respect to any Oil and Gas Property, the net present value of the oil and gas to be produced from such Oil and Gas Property, calculated using a discount rate of nine percent (9.00%) per annum and estimates of reserves, prices, production rates and costs acceptable to the Administrative Agent.

“Rate Management Transaction” shall mean any transaction (including an agreement with respect thereto) now existing or hereafter entered into by the Borrower which is a rate swap, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, forward transaction, currency swap transaction, cross-currency rate swap transaction, currency option or any other similar transaction (including any option with respect to any of these transactions) or any combination thereof, whether linked to one or more interest rates, foreign currencies, commodity prices, equity prices or other financial measures.

“Regulation U” means Regulation U of the Board of Governors, as in effect from time to time.

“Regulatory Documents” means, as to any Person, the bylaws, limited partnership agreement, regulations, operating agreement or similar regulatory documents, as applicable, governing the internal affairs of such Person.

“Reimbursement Amounts” has the meaning given such term in Section 7.15.3.

“Release of Hazardous Substances” means any emission, spill, release, disposal, or discharge, except in accordance with a valid permit, license, certificate, or approval of the relevant Governmental Authority, of any Hazardous Substance into or upon (a) the air, (b) soils or any improvements located thereon, (c) surface water or groundwater, or (d) the sewer or septic system, or the waste treatment, storage, or disposal system servicing any Property of the Borrower or any Guarantor, with respect to which the Borrower or such Guarantor is legally obligated to respond under applicable Environmental Laws, by notifying the relevant Governmental Authority, investigating or undertaking corrective action.

“Representative’s Certificate” means a certificate signed by a Responsible Representative.

“Required Lenders” means Lenders (one of whom must be the Administrative Agent) in the aggregate having at least 66-2/3% of the Aggregate Commitment or, if the Aggregate Commitment has been terminated or reduced to zero dollars, Lenders (one of whom must be the Administrative Agent) in the aggregate holding at least 66-2/3% of the sum of (a) the aggregate outstanding unpaid principal amount of the Notes plus (b) the Letter of Credit Exposure.

“Requirement of Law” means, as to any Person, its Organizational Documents, its Regulatory Documents, and all applicable Laws.

“Responsible Representative” means either of Colin Watt, President or Richard Andrews, Chief Executive Officer of the Borrower.

“Restricted Payment” means any of the following:

(i) any withdrawal from the Borrower or any Guarantor of cash or other Property by an owner of an Equity Interest in the Borrower or any such Guarantor or the declaration or payment of any dividend on, or the incurrence of any liability to make, or the making of, any other payment or distribution in respect of, any Securities of or other Equity Interests in the Borrower or any such Guarantor without the prior written consent of the Required Lenders;

(ii) any payment or distribution on account of the purchase, redemption or other retirement of any Securities of or other Equity Interests in the Borrower or any Guarantor, or of any warrant, option or other right to acquire such Securities or such other Equity Interests, or any other payment or distribution made in respect thereof, either directly or indirectly; or

(iii) the repayment by the Borrower or any Guarantor of any Debt owed to an Affiliate (other than repayments to the Borrower), including any Debt payments from the Borrower to the Parent.

Notwithstanding the foregoing, the Borrower’s payment of Reimbursement Amounts within the limitations set forth in Section 7.15.3 shall not be deemed to constitute “Restricted Payments” if at the proposed time of a payment no Default exists and the making of such payment would not cause a Default to exist.

“Revolving Credit Period” means the period commencing on the Closing Date and ending on the Final Maturity Date.

“Scheduled Determinations” has the meaning given such term in Section 2.8.1.

“Security” means any stock, share, voting trust certificate, limited or general partnership interest, member interest, bond debenture, note, or other evidence of indebtedness, secured or unsecured, convertible, subordinated or otherwise, or in general any instrument commonly known as a “security” or any certificate of interest, share or participation in temporary or interim certificates for the purchase or acquisition of, or any right to subscribe to, purchase or acquire any of the foregoing.

“Security Documents” means the security instruments executed and delivered in satisfaction of the condition set forth in Section 5.2.3, and all other documents and instruments at any time executed as security for all or any portion of the Obligations, as such instruments may be amended, restated, or supplemented from time to time.

“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board of Governors to which the Administrative Agent is subject with respect to the Adjusted LIBOR Rate, for eurocurrency funding (currently referred to as “Eurocurrency liabilities” in Regulation D of the Board of Governors). Such reserve percentages shall include those imposed pursuant to such Regulation D. Eurodollar Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Subordinated Debt” means Debt of the Borrower evidenced by promissory notes which by their terms, and by separate written subordination agreements among the payee thereof, the Borrower and the Administrative Agent, have been subordinated to the Notes and other Obligations on terms satisfactory to the Administrative Agent in its sole discretion.

“Subsidiary” means for any Person, any corporation or other entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned, collectively, by such Person and any Subsidiaries of such Person. The term Subsidiary shall include Subsidiaries of Subsidiaries (and so on).

“Taxes” means all taxes, assessments, filing or other fees, levies, imposts, duties, deductions, withholdings, stamp taxes, interest equalization taxes, capital transaction taxes, foreign exchange taxes or charges, or other charges of any nature whatsoever from time to time or at any time imposed by any Law or Tribunal.

“TCB” means Texas Capital Bank, N.A., in its individual capacity and not as Administrative Agent.

“Transferee” means any Person to which any Lender has sold, assigned or transferred an interest in, or granted a participation in, any of the Obligations, as authorized hereunder, and including Participants and Purchasers, and any Person acquiring, by purchase, assignment, transfer (including transfers by operation of law), or participation, from any such purchaser, assignee, transferee, or participant, any part of such Obligations.

“Tribunal” means any court, tribunal, governmental body, agency, arbitration panel, or instrumentality.

“Type” when used in reference to any Loan or Advance, refers to whether the rate of interest on such Loan, or on the Loans comprising such Advance, is determined by reference to the Floating Rate or the Adjusted LIBOR Rate.

“UCC” shall mean the Uniform Commercial Code as from time to time in effect in the State of Texas.

“Unused Available Commitment” means, at any time, for a Lender, an amount (not less than zero) equal to the remainder, if any, of the (a) Available Commitment for such Lender in effect at such time minus (b) the outstanding principal amount owed to such Lender under its Note at such time minus (c) such Lender’s Percentage Share of the Letter of Credit Exposure at such time.

“USA Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Pub. L. No. 107-56, 115 Stat. 272 (2001), as the same has been, or shall hereafter be, renewed, extended, amended or replaced.

“Usage” means, at any time, (a) the sum of (i) the aggregate outstanding principal balance of the Notes at such time plus (ii) the Letter of Credit Exposure divided by (b) the Borrowing Base then in effect. For purposes of determining the Applicable Margin for any newly requested Advance, Usage shall be determined by including the amount of such Advance in the amount of the outstanding principal balance of the Notes.

“WSJ Rate” means, on any day, the U.S. prime rate as published in The Wall Street Journal’s “Money Rates” table for such day. If multiple prime rates are quoted in such table, then the highest U.S. prime rate quoted therein shall be the prime rate. In the event that a U.S. prime rate is not published in The Wall Street Journal’s “Money Rates” table for any reason or The Wall Street Journal is not published that day in the United States of America for general distribution, the Administrative Agent will choose a substitute U.S. prime rate, for purposes of calculating the interest rate applicable hereunder, which is based on comparable information, until such time as a prime rate is published in The Wall Street Journal’s “Money Rates” table. Each change in the WSJ Rate shall become effective without notice to the Borrower on the effective date of each such change.

1.2. Accounting Terms and Determinations; Changes in Accounting.

1.2.1. Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all accounting determinations hereunder shall be made, and all financial statements required to be delivered hereunder shall be prepared in accordance with IFRS, applied on a basis consistent (except for changes concurred in by the independent public accountants and with respect to which the Borrower shall have promptly notified the Administrative Agent on becoming aware thereof, and except for inconsistencies in the accounting methods used in the financial statements delivered prior to the Closing Date compared to the initial financial statements delivered thereafter due to the Parent’s change from use of generally accepted accounting principles of Canada to IFRS) with the most recent financial statements of the Borrower delivered to the Administrative Agent. Accounting principles are applied on a “consistent basis” when the accounting principles applied in a current period are comparable in all material respects to those accounting principles applied in a preceding period. Changes in the application of accounting principles which do not have a material impact on calculating the financial covenants herein shall be deemed comparable in all material respects to accounting principles applied in a preceding period.

1.2.2. The Borrower will not change its method of accounting, other than immaterial changes in methods, changes from use of generally accepted accounting principles of Canada to use of IFRS during the 2011 calendar year, changes thereafter permitted by IFRS in which the Borrower’s independent public accountants concur and changes required by a change in IFRS, without the prior written consent of the Administrative Agent. To enable the ready and consistent determination of compliance by the Borrower with its obligations under this Agreement, neither the Borrower nor any of its Subsidiaries will change the manner in which either the last day of its fiscal year or the last day of the first three fiscal quarters of its fiscal years is calculated without the prior written consent of the Required Lenders.

1.3. References. References in this Agreement to Exhibits, Schedules, Annexes, Appendixes, Attachments, Articles, Sections or clauses shall be to exhibits, schedules, annexes, appendixes, attachments, articles, sections or clauses of this Agreement, unless expressly stated to the contrary. References in this Agreement to “hereby,” “herein,” “hereinafter,” “hereinabove,” “hereinbelow,” “hereof,” “hereunder” and words of similar import shall be to this Agreement in its entirety and not only to the particular Exhibit, Schedule, Annex, Appendix, Attachment, Article, or Section in which such reference appears. Exhibits and Schedules to any Loan Document shall be deemed incorporated by reference in such Loan Document. References to any document, instrument, or agreement (a) shall include all exhibits, schedules, and other attachments thereto, and (b) shall include all documents, instruments, or agreements issued or executed in replacement thereof. This Agreement, for convenience only, has been divided into Articles and Sections; and it is understood that the rights and other legal relations of the parties hereto shall be determined from this instrument as an entirety and without regard to the aforesaid division into Articles and Sections and without regard to headings prefixed to such Articles or Sections. The phrases “this Section” and “this clause” and similar phrases refer only to the sections or clauses hereof in which such phrases occur. Whenever the context requires, reference herein made to the single number shall be understood to include the plural; and likewise, the plural shall be understood to include the singular. Definitions of terms defined in the singular or plural shall be equally applicable to the plural or singular, as the case may be, unless otherwise indicated. Words denoting sex shall be construed to include the masculine, feminine and neuter, when such construction is appropriate; and specific enumeration shall not exclude the general but shall be construed as cumulative; the word “or” is not exclusive; the word “including” (in its various forms) shall mean “including, without limitation”; in the computation of periods of time, the word “from” means “from and including” and the words “to” and “until” mean “to but excluding”; and all references to money refer to the legal currency of the United States of America. The Exhibits, Schedules, Annexes, Appendixes and Attachments attached to this Agreement and items referenced as being attached to this Agreement are incorporated herein and shall be considered a part of this Agreement for all purposes. Except as otherwise indicated, references in this Agreement to statutes, sections, or regulations are to be construed as including all statutory or regulatory provisions consolidating, amending, replacing, succeeding, or supplementing the statute, section, or regulation referred to. References in this Agreement to “writing” include printing, typing, lithography, facsimile reproduction, and other means of reproducing words in a tangible visible form. References in this Agreement to agreements and other contractual instruments shall be deemed to include all exhibits and appendices attached thereto and all subsequent amendments and other modifications to such instruments, but only to the extent such amendments and other modifications are not prohibited by the terms of this Agreement. References in this Agreement to Persons include their respective successors and permitted assigns. References in this Agreement and the other Loan Documents to “reasonable”, “reasonably” and words of similar import when applied to any request or demand which the Administrative Agent or any Lender is permitted to make hereunder or under any other Loan

Document or as applied to a determination of the reasonableness of the amount or the incurrence of any expense shall be interpreted and construed from the perspective of an administrative agent, a collateral agent or a lender, as applicable, in a senior credit facility where such administrative agent, collateral agent or lender is regulated by various governmental agencies, seeks a high level of assurance regarding the operations, collateral position, condition (financial or otherwise) and Properties of the Borrower and other Persons Guaranteeing or otherwise connected to such facility and seeks a high level of assurance and advice regarding its rights and duties under the Loan Documents, and the Borrower and any other Person Guaranteeing or otherwise connected to such facility shall comply with such request or demand or accept such determination unless the Borrower or such other Person proves that such request, demand or determination is or was unreasonable.

1.4. Amendment of Defined Instruments. Unless the context otherwise requires or unless otherwise provided herein, the terms defined in this Agreement which refer to a particular agreement, instrument or document also refer to and include all renewals, extensions, modifications, amendments and restatements of such agreement, instrument or document, provided that nothing contained in this Section shall be construed to authorize any such renewal, extension, modification, amendment or restatement.

1.5. Joint Preparation; Construction of Indemnities and Releases. This Agreement and the other Loan Documents have been reviewed and negotiated by sophisticated parties with access to legal counsel, and no rule of construction shall apply hereto or thereto which would require or allow any Loan Document to be construed against any party because of its role in drafting such Loan Document. All indemnification and release of liability provisions of this Agreement shall be construed broadly (and not narrowly) in favor of the Persons receiving indemnification or releases of liability.

1.6. Time References. Unless otherwise indicated, all references to a time of day refer to the time of day in the Central Time Zone for such day, as generally in effect in the state of Texas.

1.7. Types of Loans and Advances. For purposes of this Agreement, Loans and Advances, respectively, may be classified and referred to by Type (e.g., a “Eurodollar Loan” or a “Eurodollar Advance”).

ARTICLE II

TERMS OF FACILITIES

2.1. Reducing Revolving Line of Credit and Letter of Credit Facilities.

2.1.1. (i) During the Revolving Credit Period, and if no Default exists, each Lender severally agrees, subject to the other terms and conditions of this Agreement, to make Loans to the Borrower from time to time in amounts not to exceed, in the aggregate at any one time outstanding, its Available Commitment. Each Loan shall be made as part of an Advance consisting of Loans made by the Lenders ratably in accordance with their respective Commitments. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments are several and neither the Administrative Agent nor any Lender shall be responsible for any other Lender’s failure to make Loans as required.

(ii) Subject to the terms hereof, each Advance shall be comprised entirely of FLR Loans or Eurodollar Loans as the Borrower may request in accordance herewith. Each Lender at its option may make any Eurodollar Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement.

(iii) At the commencement of each Interest Period for any Eurodollar Advance, such Advance shall be in an aggregate amount that is an integral multiple of $100,000 and not less than $1,000,000. At the time that each FLR Advance is made, such Advance shall be in an aggregate amount that is an integral multiple of $100,000 and not less than $500,000; provided that an FLR Advance may be in an aggregate amount that is equal to the aggregate Unused Available Commitment of the Lenders. Advances of more than one Type may be outstanding at the same time; provided that there shall not at any time be more than a total of three (3) Eurodollar Advances outstanding. Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request, or to elect to convert or continue, any Eurodollar Advances if the Interest Period requested with respect thereto would end after the Final Maturity Date.

2.1.2. No Lender shall be obligated to lend to the Borrower, and the Borrower shall not be entitled to borrow hereunder, any amount which would cause the sum of the outstanding principal amount of the Note held by such Lender plus such Lender’s Percentage Share of the Letter of Credit Exposure, to exceed its Available Commitment.

2.1.3. Upon the terms and conditions and relying on the representations and warranties contained in this Agreement,

(i) the Administrative Agent, as issuing bank for the Lenders, agrees, from the date of this Agreement until the date which is 120 days prior to the Final Maturity Date, to issue, on behalf of the Lenders ratably in proportion to in their respective Commitments, standby letters of credit hereunder for the account of the Borrower, and to renew and extend standby Letters of Credit.

(ii) letters of credit shall be issued hereunder and Letters of Credit shall be renewed or extended from time to time on any Business Day designated by the Borrower following the receipt by the Administrative Agent of the written (or oral, confirmed promptly in writing) request by a Responsible Representative of the Borrower therefor and, if for the issuance of a new letter of credit hereunder, a Letter of Credit Application; provided, however, that:

(a) the expiry date of such requested letter of credit cannot be later than the earlier of (1) 365 days from the date of issuance, unless automatically renewable by its terms, or, if issued in favor of the Texas Railroad Commission, 15 months following the date of issuance, (2) the last date before which the Borrowing Base is scheduled to reduce to an amount less than the sum of the maximum drawable amount of the requested letter of credit plus the undrawn amount of all outstanding Letters of Credit which, by their terms, might be outstanding on such reduction date or (3) 30 days prior to the Final Maturity Date;

(b) the aggregate outstanding principal balance of the Notes of the Lenders plus the Letter of Credit Exposure shall not exceed at any time the Borrowing Base;

(c) the Letter of Credit Exposure shall not exceed at any time $500,000;

(d) with the exception of standby letters of credit to support plugging bond obligations of the Borrower (for which there shall be no minimum dollar amount or maximum number of such letters of credit), no letter of credit shall be issued hereunder in an amount less than $25,000; and

(e) the Administrative Agent shall not be obligated to issue a letter of credit pursuant hereto or to renew or extend a Letter of Credit, and the Borrower shall not be entitled to have a letter of credit issued pursuant hereto or to have a Letter of Credit renewed or extended, if the issuance of the requested letter of credit or the renewal or extension of an existing Letter of Credit would cause, after taking into account the mandatory reductions in the Borrowing Base required during the proposed term of such requested letter of credit or existing Letters of Credit, the sum of the undrawn amount of all Letters of Credit plus the aggregate outstanding principal amount of the Notes, to exceed the Aggregate Available Commitment.

(iii) except as otherwise permitted by clause (ii)(d) above, the Administrative Agent shall have no obligation to issue a letter of credit hereunder if as a result thereof, there would be outstanding more than five (5) standby Letters of Credit under clause (i) above.

2.1.4. With respect to each Letter of Credit issued by the Administrative Agent, the Lenders shall be deemed to have acquired, ratably in proportion to their respective Commitments, participations in such Letter of Credit (and any renewals or extensions thereof) in the maximum amount which might be drawn under such Letter of Credit.

2.1.5. With respect to each Letter of Credit issued by the Administrative Agent, each Lender shall be unconditionally and irrevocably liable, without regard (i) to the occurrence of any Default or Event of Default or (ii) the failure of the Administrative Agent, the Borrower or any other Person to satisfy any condition herein or otherwise or (iii) any contrary provisions of this Agreement, ratably in the proportion that its Commitment bears to the Aggregate Commitment, to reimburse the Administrative Agent on demand for the amount of each Letter of Credit Payment under such Letter of Credit. Each Letter of Credit Payment shall be deemed to be a Loan by each Lender to the extent of funds delivered by such Lender to the Administrative Agent with respect to such Letter of Credit Payment and shall, to such extent, be deemed a Loan under and shall be evidenced by the Note of such Lender.

2.1.6. Each Lender agrees to indemnify the Administrative Agent on a current basis, as the issuer of each Letter of Credit, and the officers, directors, employees, agents, attorneys-in-fact and affiliates of the Administrative Agent (to the extent not reimbursed by the

Borrower and without limiting the obligation of the Borrower to do so), ratably in the proportion that its Commitment bears to the Aggregate Commitment, from and against any and all liabilities, claims, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses and disbursements of any kind whatsoever which may at any time (including any time following the payment and performance of all obligations and the termination of this Agreement) be imposed on, incurred by or asserted against the Administrative Agent as the issuer of such Letter of Credit or any of its officers, directors, employees, agents, attorneys-in-fact or affiliates in any way relating to or arising out of this Agreement or such Letter of Credit or any action taken or omitted by the Administrative Agent as the issuer of such Letter of Credit or any of its officers, directors, employees, agents, attorneys-in-fact or affiliates under or in connection with any of the foregoing, INCLUDING ANY LIABILITIES, CLAIMS, OBLIGATIONS, LOSSES, DAMAGES, PENALTIES, ACTIONS, JUDGMENTS, SUITS, COSTS, EXPENSES AND DISBURSEMENTS IMPOSED, INCURRED OR ASSERTED AS A RESULT OF THE NEGLIGENCE, WHETHER SOLE, CONTRIBUTORY OR CONCURRENT, OF THE ADMINISTRATIVE AGENT AS THE ISSUER OF SUCH LETTER OF CREDIT OR ANY OF ITS OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, ATTORNEYS-IN-FACT OR AFFILIATES; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting solely from the gross negligence or willful misconduct of the Administrative Agent as the issuer of a Letter of Credit. The agreements in this Section shall survive the payment and performance of all obligations and the termination of this Agreement.

2.2. Method of Borrowing and Obtaining Letters of Credit.

2.2.1. The Borrower shall give the Administrative Agent an irrevocable notice (a “Notice of Borrowing”) not later than (a) in the case of a Eurodollar Advance, not later than 11:00 a.m. CT, three (3) Business Days before the date of such proposed Advance or (b) in the case of an FLR Advance, not later than 12:00 p.m. CT on the date of such proposed Advance. Each Notice of Borrowing shall specify each of the following:

(i) the Borrowing Date, which shall be a Business Day, of such requested Advance.

(ii) the aggregate amount of such requested Advance.

(iii) whether such Advance is to be an FLR Advance or a Eurodollar Advance.

(iv) in the case of a Eurodollar Advance, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period.”

If no election as to the Type of Advance is specified, then the requested Advance shall be an FLR Advance. If no Interest Period is specified with respect to any requested Eurodollar Advance, then the Borrower shall be deemed to have selected an Interest Period of one (1) month’s duration. Each Notice of Borrowing shall constitute a representation by the Borrower that (a) the amount of the requested Advance shall not cause the total principal of the Notes plus the Letter of Credit Exposure to exceed the Aggregate Commitment and (b) no Default is in existence at the time of delivery to the Administrative Agent of such Notice of Borrowing.

2.2.2. Upon receipt of a Notice of Borrowing, the Administrative Agent shall promptly notify each Lender of the contents thereof and of such Lender’s share of the requested Advance, and thereafter such Notice of Borrowing shall not be revocable by the Borrower.

2.2.3. (a) Each Lender shall make each Loan to be made by it hereunder on the proposed Borrowing Date thereof by wire transfer of immediately available funds by 2:00 p.m. CT to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders. The Administrative Agent will make such Loans available to the Borrower by promptly crediting the amounts so received, in like funds, to an account of the Borrower maintained at the Administrative Agent. Nothing herein shall be deemed to obligate any Lender to obtain the funds for its Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for its Loan in any particular place or manner.

(b) Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Advance (or, in the case of FLR Advances, by the proposed date of the Advance) that such Lender will not make available to the Administrative Agent such Lender’s Percentage Share of such Advance, the Administrative Agent may assume that such Lender has made such share available on such date and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Advance available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of the Borrower, the rate applicable to the Advance. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Advance.

2.2.4. The Borrower shall give the Administrative Agent an irrevocable request for a letter of credit prior to 12:00 p.m. CT at least three (3) Business Days before each such requested letter of credit under Section 2.1, by completing and delivering an irrevocable Notice of Borrowing together with a completed and executed Letter of Credit Application. The Letter of Credit Application must be completed in a manner and shall use such wording as is acceptable to the Administrative Agent.

2.2.5. Upon receipt of the Letter of Credit Application, the Administrative Agent shall issue such letter of credit if the conditions of Section 2.1.3, Article V or elsewhere herein have been satisfied.

2.2.6. Subject to the terms hereof, in the event that any beneficiary of a Letter of Credit shall have taken the steps necessary in the sole judgment of the Administrative Agent to obligate or permit the Administrative Agent to make a payment under such Letter of Credit, the Borrower shall be deemed to have delivered to the Administrative Agent a Notice of Borrowing under Section 2.2 for an Advance in the amount of such payment amount, regardless of any limitations or unsatisfied conditions set forth herein or if a Default exists. The Administrative Agent shall pay over the proceeds of such Advance to itself as reimbursement for amounts paid by the Administrative Agent to the beneficiary under such Letter of Credit.

2.3. Notes.

2.3.1. The Loans of each Lender shall be evidenced by a Note issued by the Borrower, payable to the order of such Lender.

2.3.2. Upon receipt of each Lender’s Note pursuant to Section 5.2.2, the Administrative Agent shall promptly forward such Note to such Lender.

2.3.3. The outstanding principal of the Note of a Lender reflected by the notations (whether handwritten, electronic or otherwise) by such Lender on its records shall be deemed rebuttably presumptive evidence of the principal amount owing on its Note.

2.3.4. Each Lender will record on its books each Loan and the particulars thereof (e.g., date and amount) and each payment of principal or interest made by the Borrower with respect thereto, and may, if such Lender so elects in connection with any transfer or enforcement of its Note, endorse on the schedule (modified as such Lender shall deem advisable) forming a part thereof appropriate notations to evidence the foregoing information with respect to each such Loan then outstanding; provided that the failure of any Lender to make any such recordation or endorsement shall not affect the obligations of the Borrower hereunder or under its Note. Each Lender is hereby irrevocably authorized by the Borrower so to endorse its Note and to attach to and make a part of its Note a continuation of any such schedule (modified as such Lender shall deem advisable) as and when required.

2.4. Certain Payments and Prepayments of Principal.

2.4.1. If at any time the aggregate principal of the Notes outstanding plus the Letter of Credit Exposure exceeds the Borrowing Base then in effect, the Borrower shall on the day of such occurrence, repay the principal of the Notes in an amount equal to such excess, except that if the circumstances described in this Section are the direct result of a decrease of the Borrowing Base under Section 2.8.1, then the provisions of Section 2.8.3 shall apply.

2.4.2. In the event that a prepayment of the Notes is required under the terms hereof, and the aggregate outstanding principal of the Notes is less than the amount required to be prepaid, the Borrower shall repay the entire balance of the Notes and, in accordance with the provisions of the relevant Letter of Credit Application executed by the Borrower or otherwise to the satisfaction of the Administrative Agent, deposit with the Administrative Agent as additional collateral securing the Obligations, an amount of immediately available funds equal to the difference of the Letter of Credit Exposure less the Borrowing Base.

2.5. Interest Rates; Payment of Interest.

2.5.1. Each Loan comprising an FLR Advance shall bear interest on the outstanding principal amount thereof, for each day from and including the date such FLR Advance is made or is automatically converted from a Eurodollar Advance into an FLR Advance pursuant to Section 2.9, to but excluding the date it is paid or is converted into a Eurodollar Advance pursuant to Section 2.9, at a rate per annum equal to the lesser of (a) the Floating Rate or, if applicable, such higher rate as is specified in Section 3.3 or (b) the Highest Lawful Rate.

2.5.2. Each Loan comprising a Eurodollar Advance shall bear interest on the outstanding principal amount thereof from and including the first day of the Interest Period applicable thereto to (but not including) the last day of such Interest Period equal to the lesser of (a) the Adjusted LIBOR Rate in effect for such Advance or, if applicable, such higher rate as is specified in Section 3.3 or (b) the Highest Lawful Rate.

2.5.3. Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and on the Final Maturity Date; provided that interest accrued pursuant to Section 3.3 shall be payable on demand.

2.5.4. Each determination hereunder of interest on the Notes and fees hereunder based on per annum calculations shall be computed on the basis of a year of 360 days and paid for the actual number of days elapsed (including the first day but excluding the last day), subject to the limitations of the Highest Lawful Rate. All interest rates applicable hereunder shall be determined by the Administrative Agent, and such determinations shall be conclusive absent manifest error, and be binding upon the parties hereto.

2.5.5. If prior to the commencement of any Interest Period for a Eurodollar Advance:

(a) the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBOR Rate or the LIBOR Rate for such Interest Period; or

(b) the Administrative Agent is advised by any Lender that the Adjusted LIBOR Rate or LIBOR Rate, as applicable, for such Interest Period will not adequately and fairly reflect the cost to such Lender of making or maintaining its or their Loans included in such Advance for such Interest Period;

then the Administrative Agent shall give notice thereof to the Borrower and the Lenders by telephone or electronic means as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Advance to, or continuation of any Advance as, a Eurodollar Advance shall be ineffective, and (ii) if any Notice of Borrowing requests a Eurodollar Advance, such Advance shall be made as an FLR Advance.

2.5.6. Each change in the rate of interest charged hereunder shall become effective automatically and without notice to the Borrower upon the effective date of each change in the Floating Rate or the Highest Lawful Rate, as the case may be.

2.5.7. In the event of (a) the payment of any principal of any Eurodollar Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurodollar Loan into an FLR Loan other than on the last day of the Interest Period applicable thereto, or (c) the failure to borrow, convert, continue or prepay any Eurodollar Loan on the date specified in any notice delivered pursuant hereto, then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event. In the case of a Eurodollar Loan, such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBOR Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for dollar deposits of a comparable amount and period from other banks in the Eurodollar market.

A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

2.6. Unused Available Commitment Fees; Engineering Fees; Facility Fees; Letter of Credit Fees; Authorized Payments by Lender; Processing Fee.

2.6.1. The Borrower shall pay to the Administrative Agent for the ratable benefit of the Lenders a commitment fee of one-half of one percent (1/2 of 1.00%) per annum, calculated daily on the actual number of days the Commitments are outstanding on the amount of the Unused Available Commitments of the Lenders in effect from time to time, such commitment fee to be payable quarterly in arrears on each January 1, April 1, July 1, and October 1 occurring hereafter, and upon termination of the Commitments.

2.6.2. (i) No engineering fee shall be due from the Borrower on the Closing Date. Thereafter, if TCB is the sole Lender, the Borrower shall pay an engineering fee in the amount of $5,000 if the Administrative Agent’s internal engineers perform the engineering review of the Collateral or the actual fees and expenses of any third-party engineers retained by the Administrative Agent to prepare an engineering report, payable at the time of the Scheduled, Discretionary or Borrower Requested Determinations of the Borrowing Base referred to in Section 2.8.1 or at the time of a redetermination of the Borrowing Base required under Section 7.9.2. If TCB is not the sole Lender, the Borrower shall pay to the Administrative Agent for the ratable benefit of the Lenders an engineering fee in the amount of $5,000 multiplied by the number of Lenders then party hereto, payable at the time of each Scheduled, Discretionary or Borrower Requested Determination of the Borrowing Base referred to in Section 2.8.1 or at the time of a redetermination of the Borrowing Base required under Section 7.9.2. In this connection, the Borrower may elect to have a third-party engineering report prepared by Cawley, Gillespie & Associates, Inc. or other independent engineering firm approved by the Administrative Agent.

2.6.3. To compensate the Lenders for the costs of the extension of credit hereunder, the Borrower shall pay to the Administrative Agent (i) on the Closing Date, a facility fee of one percent (1.00%) of the initial Borrowing Base for the ratable benefit of the Lenders minus the $4,985 work fee previously paid by the Borrower, and (ii) thereafter for the ratable benefit of the Lenders upon each determination of an increase in the Borrowing Base pursuant to Section 2.8.1, a facility fee in the amount of one percent (1.00%) of the amount by which the Borrowing Base is increased over that in effect on the date of determination.

2.6.4. The Borrower shall pay to the Administrative Agent at the time of each issuance of a letter of credit hereunder and at the time of each renewal (including extensions) of a Letter of Credit, (a) a letter of credit fee for the ratable benefit of the Lenders equal to the greater of (i) two percent (2.00%) per annum of the face amount of such letter of credit or Letter of Credit, as applicable, for the maximum number of days from such date of issuance or renewal, as applicable, to the expiry date of such letter of credit or Letter of Credit, as applicable, and (ii) $1,000, and (b) if TCB is not the sole Lender at the time of the issuance of a letter of credit or renewal of a Letter of Credit, as applicable, a letter of credit issuance fee for the sole account of the Administrative Agent equal to one-fourth of one percent (0.25%) per annum of the face amount of such letter of credit or Letter of Credit, as applicable, for the maximum number of days from such date of issuance or renewal, as applicable, to the expiry date of such letter of credit or Letter of Credit, as applicable.

2.6.5. At any time TCB is not the sole Lender hereunder, the Borrower agrees to pay to the Administrative Agent on each January 1st occurring hereafter, exclusively for the account of the Administrative Agent, an agency fee in the amount of $5,000 multiplied by the number of Lenders at such time.

2.6.6. The Lenders are irrevocably authorized to make Loans under the Notes for the payment of the fees and expenses of the Administrative Agent and the Lenders required to be paid by the Borrower hereunder. The Administrative Agent shall pay over such Loan proceeds to itself or directly to such other Persons entitled to payment hereunder.

2.6.7. To compensate the Administrative Agent for the cost of processing requests for waivers, partial releases, amendments and consents regarding the provisions of this Agreement or the other Loan Documents, the Borrower shall pay to the Administrative Agent at the time of granting such waiver, providing such partial release, entering into such amendment or granting such consent, the amount of $2,500 for the Administrative Agent’s sole account plus such additional amounts as the Administrative Agent, the Lenders and the Borrower shall agree.

2.7. Termination of Credit Facilities; Maturity of Notes; Right of Borrower to Terminate Credit Facilities.

2.7.1. The obligations of each Lender to the Borrower under Section 2.1 shall, subject to its continuing obligation to fund Letters of Credit, terminate on the Final Maturity Date, unless terminated earlier in accordance with the terms hereof.

2.7.2. The Notes shall finally mature no later than the Final Maturity Date, and any unpaid principal of the Notes and accrued, unpaid interest thereon shall be due and payable on such date.

2.7.3. The Borrower shall have the right upon payment in full of the Obligations and the cancellation of all outstanding Letters of Credit, to cancel in full (but not in part) the credit facilities provided for herein, with no right of reinstatement.

2.8. Determination of Borrowing Base; Automatic Reductions in Borrowing Base; Borrowing Base Deficiency; Notice of Redeterminations; Requests for Reductions in Borrowing Base.

2.8.1. On the basis of the information furnished to the Administrative Agent hereunder and such other reports, appraisals and information as the Administrative Agent may reasonably deem appropriate, the Administrative Agent shall have the right to determine a new Borrowing Base two (2) times a year prior to the Final Maturity Date, such determinations to occur approximately six (6) months apart, or at any time it may elect if a Default has occurred which is continuing (the “Scheduled Determinations”), or at such other or additional times prior to the Final Maturity Date as the Administrative Agent or the Required Lenders in their reasonable discretion may elect (the “Discretionary Determinations”), and the Administrative Agent shall determine a new Borrowing Base at the Borrower’s expense at such additional times, but no more often than two (2) times in any 12-month period without the Administrative Agent’s consent, as the Borrower may request in connection with any material change in the value of the Oil and Gas Properties included in the most recent determination of the Borrowing Base (the “Borrower Requested Determinations”). Such determinations, if made, shall be in the Administrative Agent’s discretion and in accordance with the customary practices and standards of the Administrative Agent for loans of a similar nature as in effect at the time such determinations are made (except that the Administrative Agent may make adjustments to such determinations based on the practices and standards of each other Lender) and shall be conclusive as to the Borrower, and any increases in the Borrowing Base must be approved by all of the Lenders and shall be subject to each Lender’s complete credit approval process. There is no duty, implied or explicit, on the Administrative Agent or the Lenders to ever increase the Borrowing Base.

2.8.2. The Borrowing Base shall be automatically reduced as of the 1st day of each month, commencing September 1, 2011, and continuing on the first day of each month thereafter until the Final Maturity Date. Such reductions in the Borrowing Base each month shall be in the amount of $0 per month unless redetermined as herein permitted. At the time of each new Borrowing Base determination under Section 2.8.1, the Required Lenders in their sole discretion may increase the amount of such monthly reductions, and the Lenders may decrease the amount of such monthly reductions. Any decreases in the monthly reductions must be approved by all of the Lenders and shall be subject to each Lender’s complete credit approval process. There is no duty, implied or explicit, on the Administrative Agent or the Lenders to ever decrease the amount of the monthly Borrowing Base reduction amounts.

2.8.3. Upon the occurrence of a Borrowing Base Deficiency, the Borrower shall, within 30 days following written notice by the Administrative Agent of the existence of such Borrowing Base Deficiency, do any one or more of the following in an aggregate amount at least equal to such Borrowing Base Deficiency: (i) prepay the principal of the Notes or (ii) cause to be created first and prior perfected Liens (subject only to Permitted Liens) in favor of the Administrative Agent for the benefit of the Lenders, by instruments reasonably satisfactory to the Administrative Agent, on producing Oil and Gas Properties (or in immediately available funds if the circumstances described in Section 2.4.2 are applicable) which in the opinion of each Lender would increase the Borrowing Base by an amount sufficient, in combination with clause (i) preceding, to eliminate such Borrowing Base Deficiency.

2.8.4. Upon each redetermination of the Borrowing Base, the Administrative Agent will notify the Borrower of such determination (which notice may be orally communicated to the Borrower and confirmed promptly thereafter in writing if the Borrowing Base is being decreased or the monthly Borrowing Base reduction amount is being increased), and the Borrowing Base and the amount by which the Borrowing Base shall be reduced so communicated to the Borrower shall become effective immediately upon such notification (or such other date as is stated in such notice and regardless of any Notice of Borrowing the Administrative Agent might have received) and shall remain in effect until the next subsequent redetermination of the Borrowing Base. The Administrative Agent may condition any increase in the Borrowing Base or decrease in the monthly Borrowing Base reduction amount upon the Borrower’s execution and return of the notice given under this Section, which notice may contain and require confirmations by the Borrower of representations, warranties and covenants contained in the Loan Documents.

2.8.5. The Borrower may at any time by written notice to the Administrative Agent request that the Borrowing Base be reduced (with no right of reinstatement) by an amount specified by the Borrower in such reduction notice, and the Borrowing Base shall be deemed so reduced upon receipt by the Administrative Agent of such reduction notice. Further, in the event the Borrower is advised of any increase in the Borrowing Base, the Borrower may decline to utilize the increased borrowing availability created thereby and by written notice to the Administrative Agent irrevocably refuse to accept all or a portion of such increase, but any such refusal notice received by the Administrative Agent more than five (5) Business Days following such increase in the Borrowing Base shall be treated as a Borrowing Base reduction notice under the immediately preceding sentence.

2.9. Interest Elections for Conversions and Continuations.

2.9.1. Each Advance initially shall be of the Type specified in the applicable Notice of Borrowing and, in the case of a Eurodollar Advance, shall have an initial Interest Period as specified in such Notice of Borrowing. Thereafter, the Borrower may elect to convert such Advance to a different Type or to continue such Advance and, in the case of a Eurodollar Advance, may elect Interest Periods therefor, all as provided in this Section 2.9. The Borrower may elect different options with respect to different portions of the affected Advance, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Advance, and the Loans comprising each such portion shall be considered a separate Advance.

2.9.2. To make an election pursuant to this Section 2.9, the Borrower shall notify the Administrative Agent of such election by telephone by the time that a Notice of Borrowing would be required under Section 2.2.1 if the Borrower were requesting an Advance of the Type resulting from such election. Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Interest Election Request in a form approved by the Administrative Agent and signed by the Borrower.

2.9.3. Each telephonic and written Interest Election Request shall specify the following information and be in compliance with Section 2.1:

(i) the Advance to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Advance (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Advance);

(ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii) whether the resulting Advance is to be an FLR Advance or a Eurodollar Advance; and

(iv) if the resulting Advance is a Eurodollar Advance, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.

If any such Interest Election Request requests a Eurodollar Advance but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one (1) month’s duration.

2.9.4. Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Advance.

2.9.5. If the Borrower fails to deliver a timely Interest Election Request with respect to a Eurodollar Advance prior to the end of the Interest Period applicable thereto, then, unless such Advance is repaid as provided herein, at the end of such Interest Period such Advance shall be converted to an FLR Advance. Notwithstanding any contrary provision hereof, if an Event of Default or a Borrowing Base Deficiency has occurred and is continuing: (i) no outstanding Advance may be converted to or continued as a Eurodollar Advance (and any Interest Election Request that requests the conversion of any Advance to, or continuation of any Advance as, a Eurodollar Advance shall be ineffective) and (ii) unless repaid, each Eurodollar Advance shall be converted to an FLR Advance at the end of the Interest Period applicable thereto.

2.10. Request for Extension of Maturity. Following receipt by the Administrative Agent of a written request from the Borrower, given by the Borrower no earlier than six (6) months prior to the Final Maturity Date, each Lender agrees to consider, in accordance with the customs and standards of such Lender in effect at such time for loans of a similar nature to the Loan and subject to each Lender’s complete approval process, a request by the Borrower to extend the Final Maturity Date. The Administrative Agent and Lenders might charge the Borrower fees to process any such request or to grant any such extension.

ARTICLE III

GENERAL PROVISIONS

3.1. General Provisions as to Payments and Loans.

3.1.1. All payments of principal and interest on the Notes and of fees hereunder shall be made, without setoff, deduction or counterclaim, by 12:00 p.m. CT on the date such payments are due in federal or other funds immediately available at the principal office of the Administrative Agent referred to in Article XIII and, if not made by such time or in immediately available funds, then such payment shall be deemed made when such funds are available to the Administrative Agent for its full and unrestricted use. Each payment delivered to the Administrative Agent for the account of any Lender shall be delivered promptly by the Administrative Agent to such Lender in the same type of funds that the Administrative Agent received at such Lender’s address specified pursuant to Article XIII. Whenever any payment of principal of or interest on the Notes or of fees hereunder shall be due on a day which is not a Business Day, the date for payment thereof shall be extended to the next succeeding Business Day. If the date for any payment is extended by operation of law or otherwise, interest thereon shall be payable for such extended time. The Administrative Agent is hereby authorized upon notice to the Borrower to charge the account of the Borrower maintained with the Administrative Agent, for each payment of principal, interest and fees as it becomes due hereunder.

3.1.2. All payments made by the Borrower on the Notes shall be made free and clear of, and without reduction by reason of, any Taxes.

3.1.3. All requests for Advances or letters of credit hereunder and renewals (including extensions) of Letters of Credit shall be made on a Business Day.

3.1.4. All Advances shall be made available to the Borrower on a Business Day at the Administrative Agent’s address referred to in Article XIII; all letters of credit hereunder shall be issued on a Business Day; and all Letters of Credit shall be renewed (including extensions) on a Business Day.

3.1.5. All payments and fundings shall be denominated in Dollars.

3.2. Telephonic Notices; Notification to the Lenders of Advances, Interest Rates and Commitment Reductions; Non-Receipt of Funds by the Administrative Agent; Lending Installations.

3.2.1. The Borrower hereby authorizes the Administrative Agent to extend Advances, to issue letters of credit hereunder, to renew (including extensions) Letters of Credit and to transfer funds, and hereby authorizes the Lenders to make Loans, based on telephonic, e-mail or other electronic notices made by any Person the Administrative Agent or any Lender in good faith believes to be acting on behalf of the Borrower. The Borrower agrees to deliver promptly to the Administrative Agent a written confirmation, if such confirmation is requested by the Administrative Agent or any Lender, of each telephonic, e-mail or other electronic notices, signed by a Responsible Representative. If the written confirmation differs in any material respect from the action taken by the Administrative Agent and the Lenders, the records of the Administrative Agent and the Lenders shall be prima facie, but not conclusive, evidence of the matter notwithstanding anything to the contrary in such confirmation.

3.2.2. The Administrative Agent will promptly notify each Lender of the contents of each Notice of Borrowing and credit facility or Borrowing Base reduction notice received by it hereunder. The Administrative Agent will give each Lender and the Borrower prompt notice of each change in the interest rate applicable to the Loans.

3.2.3. Unless the Borrower notifies the Administrative Agent prior to the date on which it is scheduled to make a payment of principal, interest or fees to the Administrative Agent for the account of the Lenders, that it does not intend to make such payment, the Administrative Agent may assume that such payment has been made. The Administrative Agent may, but shall not be obligated to, make the amount of such payment available to the intended recipient in reliance upon such assumption. If the Borrower has not in fact made such payment to the Administrative Agent, the recipient of such payment and the Borrower severally agree to pay to the Administrative Agent on demand the amount so made available together with interest thereon in respect of each day during the period commencing on the date such amount was so made available by the Administrative Agent until the date the Administrative Agent recovers such amount at a rate per annum equal to (a) in the case of payment by a Lender, the Federal Funds Rate for such day or (b) in the case of payment by the Borrower, the Floating Rate.

3.2.4. Each Lender may book its Loans at any Lending Installation selected by such Lender and may change its Lending Installation from time to time. All terms of this Agreement shall apply to any such Lending Installation, and the Note payable to such Lender shall be deemed held by each Lender for the benefit of its Lending Installation. Each Lender may, by written or facsimile notice to the Administrative Agent and the Borrower, designate, or change any previous designation of, the Lending Installation through which Loans will be made by it and for whose account Note payments are to be made.

3.3. Default Interest. Unless waived by the Required Lenders, the principal of the Notes shall bear interest at the Default Rate during any time an Event of Default exists and, to the extent not prohibited by Law, overdue interest on the Notes shall bear interest at the Default Rate.

3.4. Prepayments Permitted.

3.4.1. The principal of the Notes and accrued interest thereon may be prepaid by the Borrower in whole or in part at any time and, except as otherwise specifically provided herein or with respect to Eurodollar Advances, shall be without premium or penalty. Each prepayment of Advances pursuant to this Section shall be applied, first, ratably to any FLR Advances then outstanding, and, second, to any Eurodollar Advances then outstanding, and if more than one Eurodollar Advance is then outstanding, to each such Eurodollar Advance in order of priority beginning with the Eurodollar Advance with the least number of days remaining in the Interest Period applicable thereto and ending with the Eurodollar Advance with the most number of days remaining in the Interest Period applicable thereto. Prepayments of Advances shall be accompanied by accrued interest to the date of prepayment. In the event of any conversion of any Eurodollar Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

3.4.2. Except for prepayments required under Sections 2.4.1 and 2.8.3, all prepayments of principal shall be in the minimum amount of $100,000.

3.5. Limitation Period. Notwithstanding anything herein or in the Notes to the contrary, during any Limitation Period, the interest rate to be charged on amounts evidenced by the Notes shall be the Highest Lawful Rate, and the obligation, if any, of the Borrower for the payment of fees or other charges deemed to be interest under applicable law shall be suspended. During any period or periods of time following a Limitation Period, to the extent permitted by applicable laws of the State of Texas or the United States of America, the interest rate to be charged hereunder shall remain at the Highest Lawful Rate until such time as there has been paid to the Lenders (i) the amount of interest in excess of that accruing at the Highest Lawful Rate that the Lenders would have received during the Limitation Period had the interest rate remained at the otherwise applicable rate, and (ii) the amount of all interest and fees otherwise payable to the Lenders but for the effect of such Limitation Period.

3.6. Illegality. Notwithstanding any other provision of this Agreement, in the event that it becomes unlawful for any Lender or its applicable lending office to honor its obligation to make or maintain Eurodollar Loans either generally or having a particular Interest Period hereunder, then (a) such Lender shall promptly notify the Borrower and the Administrative Agent thereof and such Lender’s obligation to make such Eurodollar Loans shall be suspended (the “Affected Loans”) until such time as such Lender may again make and maintain such Eurodollar Loans and (b) all Affected Loans which would otherwise be made by such Lender shall be made instead as FLR Loans (and, if such Lender so requests by notice to the Borrower and the Administrative Agent, all Affected Loans of such Lender then outstanding shall be automatically converted into FLR Loans on the date specified by such Lender in such notice) and, to the extent that Affected Loans are so made as (or converted into) FLR Loans, all payments of principal which would otherwise be applied to such Lender’s Affected Loans shall be applied instead to its FLR Loans.

3.7. Ratable Benefit of the Lenders; Sharing of Burdens. As among the Lenders, the benefits and burdens of this Agreement shall be allocated in accordance with their respective Commitments except as specifically provided otherwise herein. In this connection, if the Commitments (and, thus, the Aggregate Commitment) of the Lenders have been terminated or reduced to zero dollars, then the amount of each Lender’s Commitment for the purposes of applying and interpreting those provisions of this Agreement which relate to indemnities of the Lenders and other burdens of this Agreement shall be determined on the basis of the Commitments as they existed immediately preceding such termination or reduction.

3.8. LATE CHARGE. If a payment remains unpaid for a period of 15 days or more from the date such payment is due, the payment shall subject to a delinquency charge equal to 5.00% of the amount of such payment, which charge shall be due upon demand, unless waived by the Required Lenders.

ARTICLE IV

COLLATERAL

4.1. Security.

4.1.1. To secure the Obligations, the Borrower will cause the appropriate Person to execute and deliver to the Administrative Agent each of the following documents and instruments:

(i) the Mortgages on no less than 80% of the PW9 Value of the Oil and Gas Properties utilized in determining the Borrowing Base.

(ii) the Guaranty of the Parent.

(iii) a general security agreement from the Borrower.

(iv) a stock pledge agreement from the Parent, together with original stock certificates representing all of the Parent’s Equity Interests in the Borrower and stock powers covering such certificates duly executed in blank.

(v) a subordination agreement from the Parent.

4.1.2. All documents delivered or to be delivered hereunder shall be in form and substance reasonably satisfactory to the Administrative Agent and its counsel and shall be supported by such legal opinions as the Administrative Agent or its counsel may reasonably request.

4.1.3. All Liens to be created by delivery of the documents referred to in this Section shall be first and prior perfected Liens in favor of the Administrative Agent for the benefit of the Persons identified therein, subject only to Permitted Liens.

ARTICLE V

CONDITIONS PRECEDENT TO ADVANCES AND LETTERS OF CREDIT

The obligation of each Lender to make Loans comprising an Advance or of the Administrative Agent to issue standby letters of credit hereunder on behalf of the Lenders or to renew or extend Letters of Credit shall be subject to the satisfaction of each of the following conditions:

5.1. All Advances and Letters of Credit. In the case of each Advance to be made or letter of credit to be issued hereunder or renewals (including extensions) of Letters of Credit (except the initial Advance made hereunder):

5.1.1. timely receipt by the Administrative Agent of a Notice of Borrowing and, if applicable, a Letter of Credit Application and other items required to be included therewith;

5.1.2. the fact that, immediately before such requested Advance or letter of credit or requested renewal (including extensions) of a Letter of Credit, no Default shall have occurred and be continuing and that the making of any such Advance, the issuing of such letter of credit or the renewal (including extensions) of such Letter of Credit will not cause a Default;

5.1.3. the fact that the representations and warranties of the Borrower contained in this Agreement shall be true in all material respects on and as of the date of such Advance, except to the extent that any such representation specifically makes reference to an earlier date, then such representation will be as of such earlier date;

5.1.4. each request for an Advance, for a letter of credit to be issued hereunder or for the renewal (including extensions) of a Letter of Credit shall be deemed to be a representation and warranty by the Borrower on the date of such request, as to the facts specified in Sections 5.1.2 and 5.1.3; and

5.1.5. the fact that each condition specified in Section 5.2 was satisfied at the time of the initial Advance hereunder or has been satisfied subsequent thereto or has been waived in writing by the Required Lenders.

5.2. Initial Advance. In the case of the initial Advance or Letter of Credit:

5.2.1. receipt by the Administrative Agent of each of the following:

(i) copies of the Organizational Documents, and all amendments thereto, of the Borrower and each Guarantor, accompanied by certificates that such copies are correct and complete, one issued by the Secretary of State or comparable Governmental Authority of the jurisdiction of incorporation or formation of the Borrower or such Guarantor, as applicable, dated a current date, and one executed by an authorized representative acceptable to the Administrative Agent dated the Closing Date.

(ii) copies of the Regulatory Documents (or similar documents), and all amendments thereto, of the Borrower and each Guarantor, accompanied by certificates that such copies are correct and complete of an authorized representative acceptable to the Administrative Agent dated the Closing Date.

(iii) certificates of the appropriate Tribunals of each jurisdiction in which the Borrower or any Guarantor has an executive office or principal place of business, the Borrower or any Guarantor was formed or in which any Collateral is located (if the Borrower or any Guarantor is required to qualify to do business in such jurisdiction), each dated a current date, to the effect that the Borrower or such Guarantor, as applicable, is in good standing with respect to the payment of franchise and/or other Taxes and, if required by Law, are duly qualified to transact business in such jurisdictions.

(iv) certificates of incumbencies and signatures of all officers of the Borrower and each Guarantor who will be authorized to execute or attest any of the Loan Documents on behalf of the Borrower or such Guarantor, as applicable, executed by an authorized representative acceptable to the Administrative Agent, dated the Closing Date.

(v) copies of resolutions approving the Loan Documents and authorizing the transactions contemplated therein, duly adopted by the governing authority of the Borrower and each Guarantor, as applicable, accompanied by certificates of an authorized representative acceptable to the Administrative Agent, that such copies are true and correct copies of resolutions duly adopted at the meeting of, or by the unanimous written consent of, the authorized body of the Borrower, or such Guarantor, as applicable, and that such resolutions constitute all the resolutions adopted with respect to such transactions, have not been amended, modified or revoked in any respect, and are in full force and effect as of the Closing Date.

5.2.2. receipt by the Administrative Agent of the duly executed Note for each Lender in the amount at least equal to its Commitment, dated the Closing Date.

5.2.3. receipt by the Administrative Agent of the documents described in Section 4.1.1, each duly executed and delivered by the appropriate Person and, if such is required by the Administrative Agent with respect to the Mortgages, duly recorded in the appropriate county or parish records.

5.2.4. receipt by the Administrative Agent of such title opinions or title data as the Administrative Agent may reasonably request, in form and substance and from attorneys or other Persons reasonably acceptable to the Administrative Agent, covering and confirming title in such portions of the Collateral as the Administrative Agent may specify and such other documentation and information reasonably required by the Administrative Agent to satisfy the Administrative Agent of the status of the title of the Collateral.

5.2.5. receipt by the Administrative Agent of a certificate of ownership interests in form and substance satisfactory to the Administrative Agent, certifying as to the ownership interests of the Borrower in its Oil and Gas Properties.

5.2.6. receipt by the Administrative Agent of satisfactory evidence that prior Liens, if any, on the Collateral (other than Permitted Liens) are being released or assigned to the Administrative Agent concurrently with the Closing.

5.2.7. receipt by the Administrative Agent of the opinions of counsel to the Borrower and each Guarantor in form and substance satisfactory to the Administrative Agent and its counsel. The Borrower and each Guarantor requests such counsel to deliver its opinions to the Administrative Agent and the Lenders.

5.2.8. receipt by the Administrative Agent of the results of searches of the UCC records of the applicable jurisdictions from sources acceptable to the Administrative Agent reflecting no Liens against any of the intended Collateral other than Permitted Liens or Liens being released or assigned to the Administrative Agent concurrently with the Closing.

5.2.9. receipt by the Administrative Agent of a certificate from an authorized representative acceptable to the Administrative Agent certifying to the best of such individual’s knowledge as to the truth and correctness of each representation and warranty contained in Article VI hereof as of the Closing Date.

5.2.10. receipt by the Administrative Agent of such additional information and documentation as the Administrative Agent or any Lender may reasonably require relating to the Loan Documents (and amendments thereto) and the transactions contemplated hereby and thereby.

5.3. Conditions Precedent for the Benefit of the Lenders. All conditions precedent to the obligations of the Administrative Agent and the Lenders to make any Advance or Loan or of the Administrative Agent to issue any letter of credit hereunder are imposed hereby solely for the benefit of the Administrative Agent and the Lenders, and no other Person may require satisfaction of any such condition precedent or be entitled to assume that the Administrative Agent and the Lenders will refuse to make any Advance or Loan or that the Administrative Agent will refuse to issue any letter of credit hereunder or renew or extend any Letter of Credit in the absence of strict compliance with such conditions precedent.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF THE BORROWER

The Borrower and, to the extent applicable to any Guarantor, such Guarantor hereby represents and warrants to the Administrative Agent and the Lenders as follows with the intention that the Administrative Agent and the Lenders shall rely thereon without any investigation or verification by the Administrative Agent or any Lender or their respective counsel:

6.1. Existence and Power. The Borrower:

6.1.1. is a corporation, duly organized, validly existing and in good standing under the laws of the State of Utah.

6.1.2. has all corporate powers and all material governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted.

6.1.3. is duly qualified to transact business as a foreign entity in each jurisdiction where the nature of its business requires the same, except where the failure to so qualify could not reasonably be expected to have a Material Adverse Effect.

6.1.4. owns, both beneficially and of record, all of its assets reflected in its financial statements delivered to the Administrative Agent.

The Parent:

6.1.5. is a corporation, duly organized, validly existing and in good standing under the laws of the Province of British Columbia.

6.1.6. has all corporate powers and all material governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted.

6.1.7. is duly qualified to transact business as a foreign entity in each jurisdiction where the nature of its business requires the same, except where the failure to so qualify could not reasonably be expected to have a Material Adverse Effect.

6.1.8. owns, both beneficially and of record, all of its assets reflected in its financial statements delivered to the Administrative Agent.

6.2. Authorization; Contravention. The execution, delivery and performance by each Person (other than the Administrative Agent and the Lenders) purporting to execute this Agreement or the other Loan Documents are within such Person’s power, have been duly authorized by all necessary action, require no action by or in respect of, or filing with, any governmental body, agency or official (except that the perfection of Liens created by certain of the Security Documents may require the filing of financing statements or Mortgages in the appropriate recordation offices), and do not contravene, or constitute a default under, any provision of applicable law or regulation (including the Margin Regulations) or any agreement creating or governing such Person or any agreement, judgment, injunction, order, decree or other instrument binding upon such Person or result in the creation or imposition of any Lien on any Property of the Borrower, except Permitted Liens and Liens securing the Obligations.

6.3. Binding Effect.

6.3.1. This Agreement constitutes a valid and binding agreement of the Borrower; the Notes, when executed and delivered in accordance with this Agreement, will constitute the valid and binding obligation of the Borrower; the Security Documents, when executed and delivered in accordance with this Agreement, will constitute valid and binding obligations of each Person purporting to execute the same.

6.3.2. Each Loan Document is enforceable in accordance with its terms except as (i) the enforceability thereof may be limited by bankruptcy, insolvency or similar laws affecting creditors’ rights generally and (ii) rights of acceleration and the availability of equitable remedies may be limited by equitable principles of general applicability.

6.4. Subsidiaries; Ownership.

6.4.1. The Borrower has no Subsidiaries other than as listed on Schedule 6.4.1 and, if subsequent to the Closing Date, such additional Subsidiaries as have been formed in accordance with Section 7.8.4(i).

6.4.2. The entirety of each class of Equity Interest in the Borrower is owned legally and beneficially by the Parent.

6.5. Disclosure. No document, certificate or statement delivered to the Administrative Agent by or on behalf of the Borrower in connection with the transactions contemplated hereby contains any untrue statement of a material fact. All information heretofore furnished by the Borrower to the Administrative Agent and the Lenders for purposes of or in connection with this Agreement or any transaction contemplated hereby is, and all such information hereafter furnished by the Borrower to the Administrative Agent and the Lenders will be, true and accurate in every material respect or based on reasonable estimates on the date as of which such information is stated or certified. The Borrower has disclosed to the Administrative Agent and the Lenders in writing any and all facts known to the Borrower (except facts of general public knowledge) which could reasonably be expected to materially and adversely affect the business, operations, prospects or condition, financial or otherwise, of the Borrower or the ability of the Borrower to perform its obligations under this Agreement.

6.6. Financial Information.

6.6.1. The financial information of the Borrower delivered to the Administrative Agent and the Lenders in connection with the request for this credit facility fairly presents, and for its financial statements for the fiscal year ended June 30, 2011 to be delivered after the Closing Date, will fairly present, in all material respects, in conformity with generally accepted accounting principles of Canada, the financial position of the Borrower at the respective dates thereof. For all financial statements of the Borrower delivered to the Administrative Agent and the Lenders that cover periods after June 30, 2011, such statements will fairly present in all material respects, in conformity with IFRS, the financial position of the Borrower at the respective dates thereof.

6.6.2. Except as disclosed in a writing delivered by the Borrower to the Administrative Agent and the Lenders prior to the execution and delivery of this Agreement, since the dates referenced in the financial information referred to in Section 6.6.1 above, there has been no material adverse change in the business, financial position, results of operations or prospects of the Borrower.

6.7. Litigation. Except as disclosed in Exhibit 6.7, there is no action, suit or proceeding pending against, or to the knowledge of the Borrower threatened against or affecting the Borrower or any Guarantor before any Tribunal or arbitrator in which there is a reasonable possibility of an adverse decision which could reasonably be expected to materially and adversely affect the business, operations, prospects or condition, financial or otherwise of the Borrower, or which could in any manner draw into question the validity of this Agreement or any other Loan Documents.

6.8. ERISA Plans. Neither the Borrower nor any ERISA Affiliate of the Borrower currently sponsors, maintains or contributes to or has at any time sponsored, maintained or contributed to any Plan.

6.9. Taxes and Filing of Tax Returns.

6.9.1. (i) The Borrower has filed or properly extended all returns required to have been filed or extended with respect to Taxes and has paid all Taxes shown to be due and payable by it on such returns, including interest and penalties, and all other Taxes which are payable by it, to the extent the same have become due and payable (unless, with respect to such other Taxes, the criteria set forth in Section 7.5 are being met). The Borrower does not know of any proposed assessment of Taxes of a material amount against it, and all liabilities for Taxes of the Borrower are adequately provided for.

(ii) For each Guarantor, such Guarantor has filed or properly extended all returns required to have been filed or extended with respect to Taxes and has paid all Taxes shown to be due and payable by it on such returns, including interest and penalties, and all other Taxes which are payable by it, to the extent the same have become due and payable (unless, with respect to such other Taxes, the criteria set forth in Section 7.5 are being met). Such Guarantor does not know of any proposed assessment of Taxes of a material amount against it, and all liabilities for Taxes of such Guarantor are adequately provided for.

6.9.2. The Borrower does not intend to treat the Loans or Letters of Credit as being a “reportable transaction” (within the meaning of Treasury Regulation Section 1.6011-4).

6.10. Title to Properties; Liens; Environmental Liability.

6.10.1. (i) The Borrower has good and indefeasible record title to all Property purported to be owned by it (except for Permitted Liens). All of such Property is free and clear of all Liens other than Permitted Liens. Upon the recordation of the Security Documents in the appropriate recordation offices, the Liens covering the Collateral will be valid, enforceable, first and prior, perfected Liens in favor of the Administrative Agent, subject only to Permitted Liens.

(ii) Each Guarantor has good and indefeasible record title to all Collateral purported to be owned by it (except for Permitted Liens). All of such Collateral is free and clear of all Liens other than Permitted Liens. Upon the recordation of the Security Documents in the appropriate recordation offices, the Liens covering the Collateral will be valid, enforceable, first and prior, perfected Liens in favor of the Administrative Agent, subject only to Permitted Liens.

6.10.2. (i) The Borrower has not (a) received notice or otherwise learned of any Environmental Liability arising in connection with (1) any non-compliance with or violation of the requirements of any Environmental Law or (2) the release or threatened release of any Hazardous Substance into the environment, or (b) received notice or otherwise learned of any federal or state investigation evaluating whether any remedial action is needed to respond to a release or threatened release of any Hazardous Substance into the environment for which the Borrower is or may be liable.

(ii) For each Guarantor, such Guarantor has not (a) received notice or otherwise learned of any Environmental Liability arising in connection with (1) any non-compliance with or violation of the requirements of any Environmental Law or (2) the release or threatened release of any Hazardous Substance into the environment or (b) received notice or otherwise learned of any federal or state investigation evaluating whether any remedial action is needed to respond to a release or threatened release of any Hazardous Substance into the environment for which such Guarantor is or may be liable.

6.10.3. (i) Except in accordance with applicable Requirements of Law or the terms of a valid permit, license, certificate, or approval of the relevant Governmental Authority, no Release of Hazardous Substances by the Borrower from, affecting, or related to any Property of the Borrower has occurred.

(ii) For each Guarantor, except in accordance with applicable Requirements of Law or the terms of a valid permit, license, certificate, or approval of the relevant Governmental Authority, no Release of Hazardous Substances by such Guarantor from, affecting, or related to any Property of such Guarantor has occurred.

6.10.4. (i) No Environmental Complaint has been received by the Borrower.

(ii) For each Guarantor, no Environmental Complaints have been received by such Guarantor.

6.11. Business Compliance.

6.11.1. The Borrower has performed and abided by all obligations required to be performed by it to the extent required under each license, permit, order, authorization, grant, contract, agreement, or regulation to which it is a party or by which it or any of its Property is bound.

6.11.2. For each Guarantor, such Guarantor has performed and abided by all obligations required to be performed by it to the extent required under each license, permit, order, authorization, grant, contract, agreement, or regulation to which it is a party or by which it or any of its Property is bound.

6.12. Licenses, Permits, Etc.

6.12.1. The Borrower possesses such valid franchises, certificates of convenience and necessity, operating rights, licenses, permits, consents, authorizations, exemptions and orders of Tribunals as are necessary to carry on its business as now being conducted and to own its Properties.

6.12.2. For each Guarantor, such Guarantor possesses such valid franchises, certificates of convenience and necessity, operating rights, licenses, permits, consents, authorizations, exemptions and orders of Tribunals as are necessary to carry on its business as now being conducted and to own its Properties.

6.13. Compliance with Laws.

6.13.1. The business and operations of the Borrower have been and are being conducted in accordance with all applicable Laws.

6.13.2. For each Guarantor, the business and operations of such Guarantor have been and are being conducted in accordance with all applicable Laws.

6.14. Governmental Consent.

6.14.1. No consent, approval or authorization of, or declaration or filing with, any Governmental Authority is required for the valid execution, delivery and the performance of this Agreement or any other Loan Documents by the Borrower.

6.14.2. For each Guarantor, no consent, approval or authorization of, or declaration or filing with, any Governmental Authority is required for the valid execution, delivery and the performance of any Loan Document by such Guarantor.

6.15. Investment Company Act. (i) The Borrower is not an “investment company,” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended.

(ii) For each Guarantor, such Guarantor is not an “investment company,” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended.

6.16. State Utility.

6.16.1. (i) The Borrower is not defined as a “utility” under the laws of the State of Texas or any other jurisdiction wherein the Borrower is required to qualify to do business.

(ii) For each Guarantor, such Guarantor is not defined as a “utility” under the Laws of the State of Texas or any other jurisdiction wherein such Guarantor is required to qualify to do business.

6.16.2. (i) The Borrower is not subject to any state or federal Law that would limit its ability to have Liens placed on any of its Property.

(ii) For each Guarantor, such Guarantor is not subject to any state or federal Law that would limit its ability to have Liens placed on any of its Property.

6.17. Refunds; Certain Contracts.

6.17.1. (i) No orders of, proceedings pending before, or other requirements of, the Federal Energy Regulatory Commission, the Texas Railroad Commission, or any Governmental Authority exist which could result in the Borrower or any Guarantor being required to refund any material portion of the proceeds received or to be received from the sale of hydrocarbons constituting part of the Collateral.

(ii) For each Guarantor, no orders of, proceedings pending before, or other requirements of, the Federal Energy Regulatory Commission, the Texas Railroad Commission, or any Governmental Authority exist which could result in such Guarantor being required to refund any material portion of the proceeds received or to be received from the sale of hydrocarbons constituting part of the Collateral.

6.17.2. (i) The Borrower is not obligated in any material respect by virtue of any prepayment made under any contract containing a “take-or-pay” or “prepayment” provision or under any similar agreement to deliver hydrocarbons produced from or allocated to any of the Collateral at some future date without receiving full payment therefor within 90 days of delivery.

(ii) For each Guarantor, such Guarantor is not obligated in any material respect by virtue of any prepayment made under any contract containing a “take-or-pay” or “prepayment” provision or under any similar agreement to deliver hydrocarbons produced from or allocated to any of the Collateral at some future date without receiving full payment therefor within 90 days of delivery.

6.17.3. (i) The Borrower has not produced gas, in any material amount, subject to, and neither the Borrower nor any of the Collateral is subject to, balancing rights of third parties or subject to balancing duties under governmental requirements.

(ii) For each Guarantor, such Guarantor has not produced gas, in any material amount, subject to, and neither the Guarantor nor any of the Collateral is subject to, balancing rights of third parties or subject to balancing duties under governmental requirements.

6.18. No Default. No Default has occurred which is continuing as of the Closing Date, and the receipt by the Borrower of the initial Advance will not cause a Default to exist.

6.19. Anti-Terrorism Laws.

6.19.1. Anti-Terrorism Laws. None of the Obligated Parties nor any Affiliate of any Obligated Party is in violation of any Anti-Terrorism Law or knowingly engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law.

6.19.2. OFAC. None of the Obligated Parties nor any Affiliate of any Obligated Party is in violation of any rules or regulations promulgated by OFAC or of any economic or trade sanctions or engages in any transaction administered and enforced by OFAC or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any rules or regulations promulgated by OFAC.

6.20. Existing Indebtedness. The outstanding principal of the existing Debt owed by the Borrower to the Parent will be approximately $46,000,000 as of the Closing Date.

ARTICLE VII

COVENANTS

So long as the Lenders are required to make Loans hereunder or the Administrative Agent is required to issue letters of credit hereunder, any principal of or interest on the Notes shall remain unpaid or any Letter of Credit remains outstanding, the Borrower will duly perform and observe each and all of the covenants and agreements hereinafter set forth:

7.1. Use of Proceeds and Letters of Credit.

7.1.1. The Borrower will use the proceeds of the Loans solely to finance the acquisition of Oil and Gas Properties, to develop its Oil and Gas Properties and for working capital purposes.

7.1.2. Letters of Credit shall be used for the support of the Borrower’s Oil and Gas Business; provided, however, no Letter of Credit may be used in lieu or in support of stay or appeal bonds, without the prior written consent of the Administrative Agent.

7.1.3. The Borrower will not, directly or indirectly, use any of the proceeds of the Loans for the purpose of purchasing or carrying any “margin stock” within the meaning of Regulation U of the Board of Governors of the Federal Reserve System (12 C. F. R. 221, as amended), or any “security that is publicly-held” within the meaning of Regulation T of such Board of Governors (12 C.F.R. 220, as amended), or otherwise take or permit any action which would involve a violation of such Regulation U, Regulation T or Regulation X (12 C.F.R. 224, as amended) or any other regulation of such Board of Governors. The Loans are not secured, directly or indirectly, in whole or in part, by collateral that includes any “margin stock” within the meaning of Regulation U. The Borrower will not engage principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any “margin stock” within the meaning of such Regulation U.

7.2. Financial Statements; Reserve and Other Reports; Certain Required Notices from Borrower; Additional Information. The Borrower will furnish to the Administrative Agent:

7.2.1. (i) as soon as available and in any event within 120 days after the end of each fiscal year of the Parent, copies of the consolidated and consolidating statement of assets and liabilities of the Parent and its consolidated subsidiaries (including the Borrower) as of the end of such fiscal year, and copies of the related statements of revenues and expenses, operations, changes in owners’ equity and cash flow for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail, denominated in Dollars and prepared in accordance with generally accepted accounting principles of Canada for the fiscal year ended June 30, 2011, and in conformity with IFRS thereafter; such financial statements to be audited by a firm of independent certified public accountants, or the Canadian equivalent thereof, selected by the Parent and reasonably acceptable to the Administrative Agent.

(ii) on or before 60 days after the last day of each fiscal quarter other than the last fiscal quarter of each fiscal year (except the fiscal quarter ending on September 30, 2011, for which the reports required under this clause (ii) shall be due 75 days thereafter), (a) a copy of the unaudited consolidated and consolidating statement of assets and liabilities of the Parent and its consolidated subsidiaries (including the Borrower) as at the close of such quarter and from the beginning of such fiscal year to the end of such quarter, (b) a copy of the related statements of revenues and expenses, operations, changes in owners’ equity and cash flows for the quarter just ended and for that portion of the year ending on such last day, all in reasonable detail, denominated in Dollars and prepared on a basis consistent with the financial statements previously delivered by the Parent under this Section (except that the initial such financial statements due under this clause (ii) may not be consistent with the financial statements delivered to the Administrative Agent prior to the Closing Date due to the Parent’s change in accounting method from generally accepted accounting principles of Canada to IFRS) and (c) an identification of all Contingent Obligations and Guarantees by the Borrower or the Parent.

(iii) simultaneously with the delivery of each set of financial statements pursuant to the preceding clauses of this Section, a Compliance Certificate of the Borrower stating that such financial statements fairly and accurately reflect in all material respects the financial condition and results of operation of the Borrower for the periods and as of the dates set forth therein, subject, with respect to quarterly financial statements, to changes resulting from normal year-end adjustments and that the signers have reviewed the terms of this Agreement and the other Loan Documents, and have made, or caused to be made under their supervision, a review of the transactions and financial condition of the Borrower during the fiscal period covered by such financial statements, and that such review has not disclosed the existence during such period, and that the signers do not have knowledge of the existence as of the date of such certificate, of any condition or event which constitutes a Default, or, if any such condition or event existed or exists, specifying the nature and period of existence thereof and what action the Borrower has taken or is taking or proposes to take with respect thereto. For any financial statements delivered electronically by a Responsible Representative in satisfaction of the reporting requirements set forth in clause (i) or (ii) preceding that are not accompanied by the required Compliance Certificate, that Responsible Representative shall nevertheless be deemed to have certified the factual matters described in this clause (iii) with respect to such financial statements; however, such deemed certification shall not excuse or be construed as a waiver of the Borrower’s obligation to deliver the required Compliance Certificate.

(iv) within 30 days after each filing thereof by the Borrower and each Guarantor with any Governmental Authority, complete copies of the federal and state income tax returns so filed.

7.2.2. (i) within 60 days following each January 1, production and engineering reports in form and substance satisfactory to the Administrative Agent in its reasonable judgment, prepared by the Borrower containing data concerning pricing, quantities of oil, gas and liquid hydrocarbon production from the Oil and Gas Properties utilized in determining the Borrowing Base by major field and in total, purchasers of production, gross revenues, expenses, production taxes, engineering and geological data, and such other information with respect thereto as the Administrative Agent may reasonably request.

(ii) within 60 days following each request of the Administrative Agent, a report setting forth oil, gas and liquid hydrocarbon production volumes by major field and in total from the Oil and Gas Properties utilized in determining the Borrowing Base for the month ended as specified in the request, and the total oil, gas and liquids production of all fields of the Borrower and the prices received therefor, the lease operating expenses on a property-by-property basis and such other information as the Administrative Agent shall request.

(iii) within 15 days following each request by the Administrative Agent, a report setting forth all accounts receivable and accounts payable of the Borrower as of the date specified in such request, such report to show the age of such accounts and such other information as the Administrative Agent shall reasonably request.

(iv) as soon as available, and in any event on or before October 15 of each year during the term of this Agreement, engineering reports in form and substance satisfactory to the Administrative Agent in its reasonable judgment, certified by any nationally or regionally recognized independent consulting petroleum engineers selected by the Borrower and acceptable to the Administrative Agent as fairly and accurately setting forth (a) the proven and producing, shut-in, behind-pipe, and undeveloped oil and gas reserves (separately classified as such) attributable to the Oil and Gas Properties of the Borrower as of July 1 of such year, (b) the aggregate present value of the future net income with respect to such Properties, discounted at a stated per annum discount rate of proven and producing reserves, (c) projections of the annual rate of production, gross income, and net income with respect to such proven and producing reserves, and (d) information with respect to the “take-or-pay,” “prepayment,” and gas-balancing liabilities of the Borrower and other Persons with respect to such Properties.

(v) simultaneously with the delivery of such engineering and other reports under clauses (i) through (iv) above, a Representative’s Certificate certifying that, to the best of such signatory’s knowledge, such engineering and other reports are true, accurate and complete in all material respects for the periods covered in such reports; provided that to the extent such reports include projections of future volumes of production and future costs, it is understood that such estimates are necessarily based upon professional opinions, and the Borrower does not warrant that such opinions will ultimately prove to have been accurate.

(vi) within 10 days after the Borrower’s incurring any Guarantee, a report describing such Guarantee in reasonable detail; provided, however, that such reporting requirement shall not be construed as waiving or eliminating the restrictions set forth in Section 7.6.2 hereof.

7.2.3. (i) within 10 days after any Responsible Representative becomes aware of the occurrence of any condition or event which constitutes a Default, a Representative’s Certificate specifying the nature of such condition or event, the period of existence thereof, what action the Borrower has taken or is taking and proposes to take with respect thereto and the date, if any, on which it is estimated the same will be remedied.

(ii) within 10 days after the Borrower’s or any Guarantor’s learning of any claim, demand, action, event, condition, report or investigation indicating any potential or actual liability of the Borrower or any Guarantor arising in connection with (a) the non-compliance with or violation of the requirements of any Environmental Law, (b) the release or threatened release of any toxic or hazardous waste, substance or constituent into the environment, or (c) the existence of any Environmental Lien on any Properties of the Borrower or any Guarantor, notice thereof.

(iii) within 10 days of the Borrower’s learning of any litigation or other event or circumstance which could reasonably be expected to have a Material Adverse Effect, notice thereof.

(iv) with reasonable promptness after any Responsible Representative becomes aware of the occurrence thereof, notice of the change in identity or address of any Person remitting to the Borrower proceeds from the sale of hydrocarbon production from or attributable to any Collateral.

(v) within 10 days after the occurrence thereof, notice of any Change of Control Event.

7.2.4. with reasonable promptness, such other information relating directly or indirectly to the financial condition, business, results of operations or Properties of the Borrower or any Guarantor as from time to time may reasonably be requested by the Administrative Agent or any Lender.

7.3. Inspection of Properties and Books.

7.3.1. The Borrower will permit any officer, employee or representative of the Administrative Agent and each Lender to visit and inspect any of its Properties, to examine its books of account (and to make copies thereof and take extracts therefrom) and to discuss its affairs, finances and accounts (including transactions, agreements and other relations with any shareholders) with, and to be advised as to the same by, its officers and independent public accountants, all upon at least two (2) Business Days notice and at such reasonable times during normal business hours and intervals as the requesting Person may desire and, if a Default has occurred and is continuing, at the expense of the Borrower.

7.3.2. Each Guarantor will permit any officer, employee or representative of the Administrative Agent and each Lender to visit and inspect any of its Properties, to examine its books of account (and to make copies thereof and take extracts therefrom) and to discuss its affairs, finances and accounts (including transactions, agreements and other relations with any shareholders) with, and to be advised as to the same by, its officers and independent public accountants, all upon at least two (2) Business Days notice and at such reasonable times during normal business hours and intervals as the requesting Person may desire and, if a Default has occurred and is continuing, at the expense of the Borrower.

7.4. Maintenance of Security; Insurance; Authorization to File Financing Statements; Operating Accounts; Transfer Orders.

7.4.1. (i) The Borrower shall execute and deliver, or cause the appropriate Person to execute and deliver, to the Administrative Agent all mortgages, deeds of trust, security agreements, financing statements, assignments and such other documents and instruments (including division and transfer orders), and supplements and amendments thereto, and take such other actions as the Administrative Agent deems necessary or desirable in order to (a) maintain as valid, enforceable, first-priority, perfected Liens (subject only to the Permitted Liens), all Liens granted to secure the Obligations or (b) monitor or control the proceeds from the Collateral.

(ii) The Borrower and each Guarantor which has granted a security interest in connection herewith authorizes the Administrative Agent to complete and file, from time to time, financing statements naming the Borrower and such Guarantor, as applicable, as debtor to perfect Liens granted to secure the Obligations.

(iii) The Borrower shall take such action as may be requested from time to time by the Administrative Agent to maintain, or cause to be in effect at all times, first and prior Liens (subject to Permitted Liens) in favor of the Administrative Agent by instruments executed by the appropriate Person and properly recorded in the applicable jurisdictions on at least 80% by PW9 Value of the Oil and Gas Properties included in the most recent determination of the Borrowing Base.

(iv) The Borrower and each Guarantor will at all times maintain or cause to be maintained hazard and liability insurance and additional insurance covering such risks as are customarily carried by businesses similarly situated, all such insurance to be in amounts and from insurers reasonably acceptable to the Administrative Agent, maintained by Borrower, naming the Administrative Agent for the benefit of the Lenders as loss payee, and, upon any renewal of any such insurance and at other times upon request by the Administrative Agent, promptly furnish to the Administrative Agent evidence, reasonably satisfactory to the Administrative Agent, of the maintenance of such insurance.

7.4.2. The Borrower will maintain its primary operating accounts with the Texas Capital Bank, N.A., and will deposit the substantial majority of its revenues in such accounts, although such requirement shall not be construed as requiring the maintenance of deposit balances.

7.4.3. The Borrower and each Guarantor which has granted a Lien on Oil and Gas Properties in connection herewith shall upon request of the Administrative Agent, execute such transfer orders, letters-in-lieu of transfer orders or division orders as the Administrative Agent may from time to time request in respect of the Collateral to effect a transfer and delivery to the Administrative Agent for the benefit of the Lenders of the proceeds of production attributable to the Collateral; provided, however, that so long as no Default exists, the Borrower shall be entitled to receive such proceeds.

7.5. Payment of Taxes and Claims.

7.5.1. The Borrower will pay (i) all Taxes imposed upon it or any of its assets or with respect to any of its franchises, business, income or profits before any material penalty or interest accrues thereon and (ii) all material claims (including claims for labor, services, materials and supplies) for sums which have become due and payable and which have or might become a Lien (other than a Permitted Lien) on any of its assets; provided, however, that no payment of such Taxes or claims shall be required if (a) the amount, applicability or validity thereof is currently being contested in good faith by appropriate proceedings promptly initiated and diligently conducted, (b) the Borrower shall have set aside on its books reserves (segregated to the extent required by applicable accounting principles) reasonably deemed by it to be adequate with respect thereto, and (c) if material, the Borrower has notified the Administrative Agent of such circumstances, in detail reasonably satisfactory to the Administrative Agent.

7.5.2. Each Guarantor will pay (i) all Taxes imposed upon it or any of its assets or with respect to any of its franchises, business, income or profits before any material penalty or interest accrues thereon and (ii) all material claims (including claims for labor, services, materials and supplies) for sums which have become due and payable and which have or might become a Lien (other than a Permitted Lien) on any of its assets; provided, however, that no payment of such Taxes or claims shall be required if (a) the amount, applicability or validity thereof is currently being contested in good faith by appropriate proceedings promptly initiated and diligently conducted, (b) such Guarantor shall have set aside on its books reserves (segregated to the extent required by applicable accounting principles) reasonably deemed by it to be adequate with respect thereto, and (c) if material, such Guarantor has notified the Administrative Agent of such circumstances, in detail reasonably satisfactory to the Administrative Agent.

7.6. Payment of Debt; Additional Debt; Payment of Accounts.

7.6.1. (i) The Borrower will (a) pay, renew or extend or cause to be paid, renewed or extended the principal of, and the prepayment charge, if any, and interest on all Debt heretofore or hereafter incurred or assumed by it when and as the same shall become due and payable unless such payment is prohibited by the Loan Documents or would cause a Default hereunder; (b) faithfully perform, observe and discharge all unwaived covenants, conditions and obligations within any applicable periods of grace imposed on it by any instrument evidencing such Debt or by any indenture or other agreement securing such Debt or pursuant to which such Debt is issued unless such performance, observance or discharge would cause a Default hereunder; and (c) not permit the occurrence of any act or omission which would constitute a default under any such instrument, indenture or agreement.

(ii) Each Guarantor will (a) pay, renew or extend or cause to be paid, renewed or extended the principal of, and the prepayment charge, if any, and interest on all Debt heretofore or hereafter incurred or assumed by it when and as the same shall become due and payable unless such payment is prohibited by the Loan Documents or would cause a Default hereunder; (b) faithfully perform, observe and discharge all unwaived covenants, conditions and obligations within any applicable periods of grace imposed on it by any instrument evidencing such Debt or by any indenture or other agreement securing such Debt or pursuant to which such Debt is issued unless such performance, observance or discharge would cause a Default hereunder; and (c) not permit the occurrence of any act or omission which would constitute a default under any such instrument, indenture or agreement.

7.6.2. (i) The Borrower will not create, incur or suffer to exist any Funded Debt, except without duplication (a) Funded Debt to the Lenders and (b) Permitted Indebtedness.

(ii) No Guarantor will create, incur or suffer to exist any Funded Debt, except without duplication (a) Funded Debt to the Lenders and (b) Permitted Indebtedness.

7.6.3. (i) The Borrower shall pay all of its trade and other accounts payable within 90 days after the invoice date therefor, unless such payables are being contested in good faith by appropriate proceedings or other written protest thereof.

(ii) Each Guarantor shall pay all of its trade and other accounts payable within 90 days after the invoice date therefor, unless such payables are being contested in good faith by appropriate proceedings or other written protest thereof.

7.6.4. (i) At any time an Event of Default exists or if any such payments will cause an Event of Default to exist, the Borrower shall not voluntarily make any payments on any of its Debts, other than the Obligations.

(ii) At any time an Event of Default exists or if any such payments will cause an Event of Default to exist, no Guarantor shall voluntarily make any payments on any of its Debts, other than the Obligations or payments made by such Guarantor to the Borrower.

7.7. Negative Pledge. (i) The Borrower will not create, suffer to exist or otherwise allow any Liens to be on or otherwise to affect any of its Property whether now owned or hereafter acquired, except (a) Permitted Liens and (b) Liens on Property of the Borrower that has not been engineered in connection with any Borrowing Base determination that would not otherwise be permitted by clause (a) preceding; provided that the aggregate principal or face amount of all Debt (other than the Obligations) secured under clause (b) preceding shall not exceed $200,000 at any time.

(ii) No Guarantor will create, suffer to exist or otherwise allow any Liens to be on or otherwise to affect any of its Property whether now owned or hereafter acquired, except (a) Permitted Liens and (b) Liens on Property of the Guarantor that has not been engineered in connection with any Borrowing Base determination that would not otherwise be permitted by clause (a) preceding; provided that the aggregate principal or face amount of all Debt (other than the Obligations) secured under clause (b) preceding shall not exceed $200,000 at any time.

7.8. Loans and Advances to Others; Investments; Restricted Payments; Subsidiaries.

7.8.1. (i) The Borrower will not make or suffer to exist any loan, advance or extension of credit to any Person except (a) trade and customer accounts receivable which are for goods furnished or services rendered in the ordinary course of business and which are payable in accordance with customary trade terms, (b) Permitted Investments, and (c) advances to employees of the Borrower for payment of expenses in the ordinary course of business.

(ii) No Guarantor will make or suffer to exist any loan, advance or extension of credit to any Person except (a) trade and customer accounts receivable which are for goods furnished or services rendered in the ordinary course of business and which are payable in accordance with customary trade terms, (b) Permitted Investments, and (c) advances to employees of such Guarantor for payment of expenses in the ordinary course of business.

7.8.2. (i) The Borrower will not make any capital contribution to or make any Investment in, or to purchase or make a commitment to purchase any interest in, any Person except as permitted in clauses (a), (b) and (c) of Section 7.8.1(i).

(ii) No Guarantor will make any capital contribution to or make any Investment in, or to purchase or make a commitment to purchase any interest in, any Person except as permitted in clauses (a), (b) and (c) of Section 7.8.1(ii).

For avoidance of doubt, the foregoing shall not be construed as limiting the ability of the Borrower or any Guarantor to acquire Oil and Gas Properties, to operate in the Oil and Gas Business and to enter into standard and customary contracts and agreements for the acquisition and operation of Oil and Gas Properties in the ordinary course of business in connection therewith, in each case to the extent not expressly limited by another provision of this Agreement or another Loan Document.

7.8.3. (i) The Borrower will not, directly or indirectly, make any Restricted Payment without the prior written consent of the Required Lenders except as specifically permitted in the definition of such defined term.

(ii) No Guarantor will, directly or indirectly, make any Restricted Payment without the prior written consent of the Required Lenders except as specifically permitted in the definition of such defined term.

7.8.4. (i) The Borrower shall not form or acquire any Subsidiaries, either directly or indirectly through other Subsidiaries, without the prior written consent of the Required Lenders, which consent, if given, may be conditioned on such Subsidiary’s execution of a Guaranty and security instruments covering all of the Property of such Subsidiary, each in form and substance reasonably satisfactory to the Administrative Agent.

(ii) No Guarantor shall form or acquire any Subsidiaries, either directly or indirectly through other Subsidiaries, without the prior written consent of the Required Lenders, which consent, if given, may be conditioned on such Subsidiary’s execution of a Guaranty and security instruments covering all of the Property of such Subsidiary, each in form and substance reasonably satisfactory to the Administrative Agent.

7.9. Consolidation, Merger, Maintenance, Change of Control; Disposition of Property; Restrictive Agreements; Hedging Agreements; Modification of Organizational Documents; Issuance of Equity Interests.

7.9.1. (i) The Borrower will not (a) consolidate or merge with or into any other Person without the prior written consent of the Required Lenders, except that the Borrower may merge with any wholly-owned Subsidiary so long as (i) the Borrower gives prior written notice to the Administrative Agent, (ii) the Borrower is the surviving entity of the merger and does not change its name or jurisdiction of incorporation in connection therewith, and (iii) immediately prior to the merger, the Subsidiary is a Guarantor, has no Funded Debt and is not party to any active litigation, (b) sell, lease or otherwise transfer all or substantially all of its Property to any other Person, (c) terminate, or fail to maintain, its existence as the type of entity represented in Section 6.1 and in its state of formation represented in Section 6.1. or (d) terminate, or fail to maintain, its good standing and qualification to transact business in all jurisdictions where the nature of its business requires the same (except where the failure to maintain its good standing or qualification could not reasonably be expected to have a Material Adverse Effect) or (e) permit a Change of Control Event to occur.

(ii) No Guarantor will (a) consolidate or merge with or into any other Person without the prior written consent of the Required Lenders, (b) sell, lease or otherwise transfer all or substantially all of its Property to any other Person, (c) terminate, or fail to maintain, its existence as the type of entity represented in Section 6.1 and in its state of formation represented in Section 6.1. or (d) terminate, or fail to maintain, its good standing and qualification to transact business in all jurisdictions where the nature of its business requires the same (except where the failure to maintain its good standing or qualification could not reasonably be expected to have a Material Adverse Effect) or (e) permit a Change of Control Event to occur.

7.9.2. Neither the Borrower nor any Guarantor will sell, encumber, or otherwise transfer all or any portion of the Collateral, any Property having PW9 Value, or any of its other Property except for (a) sales of oil and gas after severance in the ordinary course of business, provided that no contract for the sale of hydrocarbons shall obligate the Borrower or any Guarantor to deliver hydrocarbons produced from any of the Collateral at some future date without receiving full payment therefor within 90 days of delivery, (b) the sale or other disposition of equipment destroyed, worn out, damaged, or having only salvage value or no longer used or useful in the business of the Borrower or such Guarantor, or (c) sales of Oil and Gas Properties during any rolling 12-month period that, in the aggregate, have PW9 Value of not greater than 10% of all Property utilized in determining the Borrowing Base as of the beginning of such 12-month period or then-effective Borrowing Base, whichever is less, subject in the case of sales permitted by clause (c) to the conditions that (w) the Borrower gives prior notice of the sale to the Administrative Agent, (x) no Default exists at the time of such disposition or will exist after such disposition, (y) the consideration received in respect of such disposition is not, in the opinion of the Administrative Agent, less than the fair market value of the Oil and Gas Properties subject to such disposition, and (z) if the principal of the Notes plus the Letter of Credit Exposure exceeds the Borrowing Base (or will exceed the Borrowing Base as a consequence of such disposition), the Borrower shall repay the principal of the Notes in the amount of such excess prior to or contemporaneously with the closing of such sale. In the furtherance of the foregoing, the Administrative Agent shall be entitled to redetermine the Borrowing Base under Section 2.8.1 if the Administrative Agent deems such advisable. For any sale occurring under clause (c) preceding, the Administrative Agent shall promptly following a request therefor execute a release on such Oil and Gas Properties. Notwithstanding the foregoing, any sale, encumbrance or other transfer that would not otherwise be permitted under the foregoing clauses (a), (b) or (c) may be made with the consent of all Lenders. Any consent by the Lenders to the sale, encumbrance or other transfer of any Property covered by this Section may include a requirement (to be treated as a Borrower Requested Determination) that a new Borrowing Base be determined under Section 2.8.1 and that the proceeds of such sale plus such additional amounts as are necessary (or, if such determination of the Borrowing Base has not been completed, are estimated by each Lender) to avoid the occurrence of a Borrowing Base Deficiency be applied to the Obligations. In connection with any request for consent to the sale of Collateral, the Administrative Agent and the Lenders shall be entitled to seek and receive from the Borrower such information and data as shall be advisable in the sole judgment of the requesting parties and sufficient time to review and analyze such information and data in the ordinary course of each such party’s business (including obtaining such committee approvals as may be deemed appropriate by each such party).

7.9.3. (i) The Borrower will not be or become party to or bound by any agreement (including any undertaking in connection with the incurrence of Debt or issuance of Securities) which imposes any limitation on the disposition of the Collateral more restrictive than those set forth above or which in any way would be contravened by the Borrower’s performance of its obligations hereunder or under the other Loan Documents or which contains any negative pledge on all or any portion of the Borrower’s Property, except in favor of the Administrative Agent.

(ii) No Guarantor will be or become party to or bound by any agreement (including any undertaking in connection with the incurrence of Debt or issuance of securities) which imposes any limitation on the disposition of the Collateral more restrictive than those set forth above or which in any way would be contravened by such Guarantor’s or the Borrower’s performance of its obligations hereunder or under the other Loan Documents or which contains any negative pledge on all or any portion of such Guarantor’s or the Borrower’s Property, except in favor of the Administrative Agent.

7.9.4. (i) The Borrower will not enter into any Hedging Transaction unless (a) such Hedging Transaction is an Acceptable Hedging Transaction and (b) the Hedging Agreement governing such Hedging Transaction does not contain any anti-assignment provisions restricting the Borrower or, if such agreement contains anti-assignment provisions which cannot be removed, such provisions shall be modified to read substantially as follows: “The interest and obligations arising from this agreement are non-transferable and non-assignable, except that Lynden USA Inc. may assign and grant a security interest in its rights and interests hereunder to Texas Capital Bank, N.A., for itself or in its capacity as contractual representative of itself and other creditors, and their respective assigns (collectively, the “Lender”), as security for Lynden USA Inc.’s present and future obligations to the Lender. Until [hedge provider] is notified in writing by Texas Capital Bank, N.A. to pay to the Lender amounts due Lynden USA Inc. hereunder, [hedge provider] may continue to make such payments to Lynden USA Inc.”

(ii) The Borrower will not cause or permit any Hedging Transaction now existing or hereafter entered into by the Borrower to be amended, modified, terminated, negated through the Borrower’s entry into one or more new Hedging Transactions with the opposing effect, or liquidated without the prior written consent of the Administrative Agent.

(iii) The Borrower will not cause or permit any Hedging Agreement now existing or hereafter entered into by the Borrower to be amended, modified or terminated without the prior written consent of the Administrative Agent except for entering into usual and customary confirmations under such Hedging Agreements setting forth volume, pricing, duration and other such standard terms.

7.9.5. (i) The Borrower will not amend its Organizational Documents or its Regulatory Documents in any material respect or in any respect which could be adverse to the interests of the Lenders.

(ii) No Guarantor will amend its Organizational Documents or its Regulatory Documents in any material respect or in any respect which could reasonably be deemed to be adverse to the interests of the Lenders.

7.9.6. (i) The Borrower will not issue any Equity Interests or rights, options or warrants to purchase any of the Borrower’s Equity Interests.

(ii) No Guarantor (other than Parent) will issue any Equity Interests or rights, options or warrants to purchase any of such Guarantor’s Equity Interests.

7.10. Primary Business; Continuous Operations; Location of Borrower’s Office; Ownership of Assets.

7.10.1. (i) The primary business of the Borrower shall at all times be and remain the Oil and Gas Business. The Borrower shall continuously remain in operation in a manner reasonably necessary to manage its Properties and business affairs.

(ii) The primary business of each Guarantor shall at all times be and remain the Oil and Gas Business.

7.10.2. The location of the Borrower’s principal place of business and executive office shall remain at the address for the Borrower set forth on the signature page hereof, unless at least 10 days prior to any change in such address the Borrower provides the Administrative Agent with written notice of such pending change.

7.10.3. (i) The Borrower will at all times own, both beneficially and of record, all assets reflected in its financial statements delivered to the Administrative Agent from time to time, subject only to Permitted Liens and dispositions of Property permitted by this Agreement (provided that any disposed Property shall cease to be reflected in financial statements of the Borrower that are furnished after such disposition).

(ii) Each Guarantor will at all times own, both beneficially and of record, all assets reflected in its financial statements delivered to the Administrative Agent from time to time, subject only to Permitted Liens and dispositions of Property permitted by this Agreement (provided that any disposed Property shall cease to be reflected in financial statements of the Guarantor that are furnished after such disposition).

7.11. Operation of Properties and Equipment; Compliance with and Maintenance of Contracts; Duties as Nonoperator.

7.11.1. (i) The Borrower shall at all times maintain, develop and operate its Oil and Gas Properties in a good and workmanlike manner, or use commercially reasonable efforts to cause such Oil and Gas Properties to be operated in a good and workmanlike manner if it is not the operator, and will observe and comply in all material respects with all of the terms and provisions, express or implied, of all oil and gas leases relating to such Oil and Gas Properties so long as such oil and gas leases are capable of producing hydrocarbons in commercial quantities, to the extent that the failure to so observe and comply could reasonably be expected to have a Material Adverse Effect.

(ii) Each Guarantor shall at all times maintain, develop and operate its Oil and Gas Properties in a good and workmanlike manner, or use commercially reasonable efforts to cause such Oil and Gas Properties to be operated in a good and workmanlike manner if it is not the operator, and will observe and comply in all material respects with all of the terms and provisions, express or implied, of all oil and gas leases relating to such Oil and Gas Properties so long as such oil and gas leases are capable of producing hydrocarbons in commercial quantities, to the extent that the failure to so observe and comply could reasonably be expected to have a Material Adverse Effect.

(iii) The Borrower and each Guarantor shall remain as the named operator for each oil or gas well in which it now or hereafter owns an interest if (a) it or such Guarantor is the operator thereof on the date hereof or becomes the operator thereof subsequent hereto and (b) such well is now or hereafter becomes Collateral.

(iv) The Borrower shall at all times, maintain, preserve and keep all operating equipment used or useful with respect to the Oil and Gas Properties of the Borrower in proper repair, working order and condition, and make all necessary or appropriate repairs, renewals, replacements, additions and improvements thereto so that the efficiency of such operating equipment shall at all times be properly preserved and maintained, provided that no item of operating equipment need be so repaired, renewed, replaced, added to or improved, if the Borrower shall in good faith determine that such action is not necessary or desirable for the continued efficient and profitable operation of the business of the Borrower.

(v) Each Guarantor shall at all times, maintain, preserve and keep all operating equipment used or useful with respect to the Oil and Gas Properties of such Guarantor in proper repair, working order and condition, and make all necessary or appropriate repairs, renewals, replacements, additions and improvements thereto so that the efficiency of such operating equipment shall at all times be properly preserved and maintained, provided that no item of operating equipment need be so repaired, renewed, replaced, added to or improved, if such Guarantor shall in good faith determine that such action is not necessary or desirable for the continued efficient and profitable operation of the business of such Guarantor.

(vi) The Borrower will cause each of its Affiliates that becomes an operator of Oil and Gas Properties of the Borrower pledged as Collateral to execute and deliver a Guaranty to the Administrative Agent within ten (10) Business Days after any such Person becomes such an operator.

7.11.2. (i) The Borrower shall comply in all material respects with all Laws and agreements applicable to or relating to its Oil and Gas Properties or the production and sale of hydrocarbons therefrom and all applicable proration and conservation laws of the jurisdictions in which such Properties are located, to the extent that the failure to so comply with such Laws or agreements could reasonably be expected to expose the Borrower to any material loss, penalty or forfeiture.

(ii) Each Guarantor shall comply in all material respects with all Laws and agreements applicable to or relating to its Oil and Gas Properties or the production and sale of hydrocarbons therefrom and all applicable proration and conservation laws of the jurisdictions in which such Properties are located, to the extent that the failure to so comply with such Laws or agreements could reasonably be expected to expose such Guarantor to any material loss, penalty or forfeiture.

7.11.3. With respect to the Oil and Gas Properties referred to in this Section which are operated by operators other than the Borrower or any Affiliate of the

Borrower, the Borrower shall not be obligated itself to perform any undertakings contemplated by the covenants and agreements contained in this Section which are performable only by such operators and are beyond the control of the Borrower, but the Borrower shall use commercially reasonable efforts to cause such operators to perform such undertakings.

7.11.4. (i) The Borrower will not amend, alter or change in any respect which could reasonably be expected to be adverse to the interests of the Borrower or the Lenders any agreements relating to the operations or business arrangements of the Borrower or the compression, gathering, sale or transportation of oil and gas from the Oil and Gas Properties included in the most recent determination of the Borrowing Base without the prior written consent of the Administrative Agent, which consent shall not be unreasonably withheld, conditioned or delayed.

(ii) No Guarantor will amend, alter or change in any respect which could reasonably be expected to be adverse to the interests of such Guarantor or the Lenders any agreements relating to the operations or business arrangements of such Guarantor or the compression, gathering, sale or transportation of oil and gas from the Oil and Gas Properties included in the most recent determination of the Borrowing Base without the prior written consent of the Administrative Agent, which consent shall not be unreasonably withheld, conditioned or delayed.

7.12. Transactions with Affiliates.

7.12.1. The Borrower will not engage in any transaction with an Affiliate, except (a) the Borrower may pay or distribute to the Parent Reimbursement Amounts subject to the limitation set forth in Section 7.15.3 and the condition that no Default exists at the time of any such payment and the making of the payment will not cause a Default to exist, and (b) transactions that are (i) at least as favorable to the Borrower as could be obtained in an arm’s length transaction with an unaffiliated third party and (ii) not disadvantageous to any Lender as a holder of a Note.

7.12.2. No Guarantor will engage in any transaction with an Affiliate unless (i) such transaction is at least as favorable to such Guarantor as could be obtained in an arm’s length transaction with an unaffiliated third party and (ii) such transaction is not disadvantageous to any Lender as holder of a Note.

7.13. Plans.

7.13.1. The Borrower will not assume or otherwise become subject to an obligation to contribute to or maintain any Plan or acquire any Person which has at any time had an obligation to contribute to or maintain any Plan.

7.13.2. No Guarantor will assume or otherwise become subject to an obligation to contribute to or maintain any Plan or acquire any Person which has at any time had an obligation to contribute to or maintain any Plan.

7.14. Compliance with Laws and Documents.

7.14.1. The Borrower will not, directly or indirectly, violate the provisions of any Laws, its Organizational Documents or its Regulatory Documents or any Material Agreement, if such violation, alone or when combined with all other such violations, could reasonably be expected to have or does have a Material Adverse Effect.

7.14.2. No Guarantor will, directly or indirectly, violate the provisions of any Laws, its Organizational Documents or its Regulatory Documents or any Material Agreement, if such violation, alone or when combined with all other such violations, could reasonably be expected to have or does have a Material Adverse Effect.

7.15. Certain Financial Covenants.

7.15.1. Interest Coverage Ratio. The Parent will not permit the ratio of Cash Flow to Fixed Charges to be less than 3.00 to 1.00, determined as of the end of each fiscal quarter of the Parent ending on or after September 30, 2011.

“Cash Flow” for any fiscal quarter of the Parent, means EBITDA of the Parent and its consolidated subsidiaries for such quarter minus Cash Taxes and Distributions of the Parent and its consolidated subsidiaries for such quarter. Cash Flow is a quarter-by-quarter calculation.

“Cash Taxes” for any fiscal quarter of the Parent, means federal income taxes and state taxes actually paid by the Parent and its consolidated subsidiaries during such quarter.

“Distributions” means dividends, distributions or other payments to Persons on account of their being the holders of Equity Interests in the Parent or the Borrower.

“EBITDA” means, for any fiscal quarter of the Parent, the pre-tax net income of the Parent and its consolidated subsidiaries for such quarter plus (without duplication and only to the extent deducted in determining such net income), interest expense of the Parent and its consolidated subsidiaries for such quarter, intangible drilling and completion expenses, depreciation, non-cash amortization, depletion, write-down of Oil and Gas Properties and other non-cash expenses of the Parent and its consolidated subsidiaries for such quarter less gains on sales of assets and other non-cash income for such quarter included in the determination of net income of the Parent and its consolidated subsidiaries. EBITDA is a quarter-by-quarter calculation.

“Fixed Charges” means with respect to any fiscal quarter of the Parent, the actual interest payments on the Funded Debt of the Parent and its consolidated subsidiaries during such quarter other than for the Notes plus required interest payments on the Notes during such quarter.

7.15.2. Current Ratio. The Borrower will not permit the ratio of its Current Assets to its Current Liabilities to be less than 1.00 to 1.00, determined as of the end of each fiscal quarter of the Borrower ending on or after September 30, 2011.

“Current Assets” means the current assets of the Borrower (calculated using book value) plus the Unused Available Commitment.

“Current Liabilities” means the current liabilities of the Borrower (calculated using book value), exclusive of the current portion of the Notes and the current portion, if any, of Subordinated Debt.

7.15.3. General and Administrative Expenses. The Borrower’s payments and distributions to the Parent for reimbursement of the Parent’s general and administrative expenses (the “Reimbursement Amounts”) shall not exceed $1,000,000 during the period from the Closing Date through the one-year anniversary thereof or for any twelve-month period that concludes after such anniversary.

7.16. Tax Shelter. In the event the Borrower determines to take any action inconsistent with the representation in Section 6.9.2, it will promptly notify the Administrative Agent thereof. Accordingly, if the Borrower so notifies the Administrative Agent, the Borrower acknowledges that the Administrative Agent and the Lenders may treat the Loans and Letters of Credit as part of a transaction that is subject to Treasury Regulation Section 301.6112-1, and the Administrative Agent and the Lenders will maintain the lists and other records required by such Treasury Regulation.

7.17. Additional Documents; Quantity of Documents; Title Data; Additional Information.

7.17.1. The Borrower shall execute and deliver or cause to be executed and delivered such other and further instruments or documents as in the reasonable judgment of the Administrative Agent may be required to better effectuate the transactions contemplated herein and in the other Loan Documents.

7.17.2. The Borrower will deliver all certificates, opinions, reports and documents hereunder in such number of counterparts as the Administrative Agent may reasonably request.

7.17.3. Within 60 days following a written request therefor from the Administrative Agent, the Borrower shall cause to be delivered to the Administrative Agent title opinions, in form and substance and from attorneys reasonably acceptable to the Administrative Agent, or other confirmation of title acceptable to the Administrative Agent, covering Oil and Gas Properties that (a) constitute not less than 80% of the PW9 Value of the Oil and Gas Properties utilized in the most recent determination of the Borrowing Base and (b) are subject to the Mortgages; and promptly, but in any event within 60 days following notice from the Administrative Agent of any defect, material in the opinion of the Administrative Agent, in the title of the mortgagor under any Mortgage to any Oil and Gas Property covered thereby, clear such title defect or pledge additional Oil and Gas Properties in favor of the Administrative Agent that are of value and quality satisfactory to the Administrative Agent in substitution for the Oil and Gas Properties for which such title cure was requested. In the event any such title defects are not cured or substitute Oil and Gas Properties are not pledged in substitution therefor in a timely manner, the Borrower will pay all related costs and fees incurred by the Administrative Agent and the Lenders in attempting to cure the title defect.

7.17.4. The Borrower shall furnish to the Administrative Agent, promptly upon the request of the Administrative Agent, such additional financial or other information concerning the assets, liabilities, operations, and transactions of the Borrower as the Administrative Agent may from time to time reasonably request; and notify the Administrative Agent not less than 10 days prior to the occurrence of any condition or event that may change the proper location for the filing of any financing statement or other public notice or recording for the purpose of perfecting a Lien in any Collateral, including any change in its name or the location of its principal place of business or chief executive office; and upon the request of the Administrative Agent, execute such additional Security Documents as may be necessary or appropriate in connection therewith.

7.18. ENVIRONMENTAL INDEMNIFICATION. The Borrower shall, on a current basis, indemnify, defend and hold each Indemnified Party harmless on a current basis from and against any and all claims, losses, damages, liabilities, fines, penalties, charges, administrative and judicial proceedings and orders, judgments, remedial actions, requirements and enforcement actions of any kind, and all costs and expenses incurred in connection therewith (including, without limitation, reasonable attorneys’ fees and expenses), arising directly or indirectly, in whole or in part, from (a) the presence of any hazardous substances on, under, or from any Property of the Borrower, whether prior to or during the term hereof, (b) any activity carried on or undertaken on or off any Property of the Borrower, whether prior to or during the term hereof, and whether by the Borrower or any predecessor in title, employee, agent, contractor, or subcontractor of the Borrower or any other Person at any time occupying or present on such Property, in connection with the handling, treatment, removal, storage, decontamination, cleanup, transportation, or disposal of any hazardous substances at any time located or present on or under such Property, (c) any residual contamination on or under any Property of the Borrower, or (d) any contamination of any Property or natural resources arising in connection with the generation, use, handling, storage, transportation or disposal of any hazardous substances by the Borrower or any employee, agent, contractor, or subcontractor of the Borrower while such Persons are acting within the scope of their relationship with the Borrower, irrespective of whether any of such activities were or will be undertaken in accordance with applicable requirements of Law, INCLUDING ANY OF THE FOREGOING IN THIS SECTION ARISING FROM THE SOLE NEGLIGENCE, COMPARATIVE NEGLIGENCE OR CONCURRENT NEGLIGENCE OF ANY OF THE INDEMNIFIED PARTIES OR THE SOLE OR CONCURRENT STRICT LIABILITY IMPOSED ON ANY OF THE INDEMNIFIED PARTIES, but not any of the foregoing in this section arising from the gross negligence or willful misconduct on the part of the Indemnified Party seeking indemnification under this section; with the foregoing indemnity surviving satisfaction of all obligations and the termination of this Agreement.

7.19. Exceptions to Covenants. The Borrower shall not be permitted to take any action which is permitted by any of the covenants contained in this Agreement if such action is in breach of any other covenant contained in this Agreement.

7.20. Anti-Terrorism Laws. Neither the Borrower nor any of the other Obligated Parties shall (a) deal in, or otherwise engage in any transaction relating to, any Property or interests in Property blocked pursuant to Executive Order No. 13224; or (b) engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, (i) any of the prohibitions set forth in Executive Order No. 13224 or the USA Patriot Act, or (ii) any prohibitions set forth in the rules or regulations issued by OFAC or any sanctions against targeted foreign countries, terrorism sponsoring organizations, and international narcotics traffickers based on U.S. foreign policy. The Borrower shall deliver to the Administrative Agent and the Lenders any certification or other evidence requested from time to time by the Administrative Agent or any Lender, in their reasonable discretion, confirming the Obligated Parties’ compliance with this Section.

ARTICLE VIII

DEFAULTS; REMEDIES

8.1. Events of Default; Acceleration of Maturity. If any one or more of the following events (each an “Event of Default”) has occurred and has not been waived in accordance with the provisions hereof (whatever the reason for such Event of Default and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body or otherwise):

8.1.1. (i) the Borrower shall fail to pay, when due, any principal of, or interest on, (a) the Notes or (b) any other Debt of the Borrower to any Lender.

(ii) the Borrower shall fail to pay when due, any fees or other amounts payable hereunder and not covered by clause (i) above, if such failure shall continue unremedied for a period of 10 days after notice thereof is given to the Borrower.

8.1.2. (i) the Borrower shall fail to observe or perform any covenant or agreement contained in Sections 7.1, 7.2.3, 7.6.2, 7.7, 7.8, 7.9 or 7.15.

(ii) any Guarantor shall (a) fail to comply with the provisions of its Guaranty or (b) revoke or attempt to revoke such Guarantor’s Guaranty or deny the validity or enforceability of such Guarantor’s Guaranty.

8.1.3. the Borrower or any other Person (other than the Administrative Agent or any Lender) shall fail to observe or perform any covenant or agreement contained in this Agreement or the other Loan Documents (other than those covered by Sections 8.1.1 or 8.1.2), for a period of 30 days after the earlier of (i) any Responsible Representative shall have become aware or reasonably should have become aware (regardless of the source of such awareness) of such default or (ii) written notice specifying such default has been given to such Person by the Administrative Agent.

8.1.4. (i) the Borrower shall commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its Property, or shall consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, or shall make a general assignment for the benefit of creditors, or shall fail generally to pay its debts as they become due, or shall take any corporate or other action to authorize any of the foregoing.

(ii) Any Guarantor shall commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its Property, or shall consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, or shall make a general assignment for the benefit of creditors, or shall fail generally to pay its debts as they become due, or shall take any corporate or other action to authorize any of the foregoing.

8.1.5. (i) an involuntary case or other proceeding shall be commenced against the Borrower seeking liquidation, reorganization or other relief with respect to it or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its Property, and such involuntary case or other proceeding shall remain undismissed or unstayed for a period of 30 days; or an order for relief shall be entered against the Borrower under the federal bankruptcy laws as now or hereafter in effect which remains undismissed or unstayed for a period of 30 days.

(ii) an involuntary case or other proceeding shall be commenced against any Guarantor seeking liquidation, reorganization or other relief with respect to it or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its Property, and such involuntary case or other proceeding shall remain undismissed or unstayed for a period of 30 days; or an order for relief shall be entered against any Guarantor under the federal bankruptcy laws as now or hereafter in effect which remains undismissed or unstayed for a period of 30 days.

8.1.6. (i) the Borrower (a) shall default in the payment of any of its Material Debts (other than the Notes) and such default shall continue beyond any applicable cure period, (b) shall default in the performance or observance of any other provision contained in any agreements or instruments evidencing or governing such Material Debt and such default is not waived and continues beyond any applicable cure period, or (c) any other event or condition occurs which results in the acceleration of such Material Debt.

(ii) Any Guarantor (a) shall default in the payment of any of its Material Debts (other than its Guaranty) and such default shall continue beyond any applicable cure period, (b) shall default in the performance or observance of any other provision contained in any agreements or instruments evidencing or governing such Material Debt and such default is not waived and continues beyond any applicable cure period, or (c) any other event or condition occurs which results in the acceleration of such Material Debt.

8.1.7. (i) the Borrower shall default in the payment of any of its Debts to any Lender or shall default in the performance or observance of any provision contained in any agreements or instruments evidencing or governing any such Debt (in each case other than defaults covered by Section 8.1.1, Section 8.1.2 or Section 8.1.3) and such default is not waived and continues beyond any applicable cure period.

(ii) any Guarantor shall default in the payment of any of its Debts to any Lender or shall default in the performance or observance of any provision contained in any agreements or instruments evidencing or governing any such Debt (in each case other than defaults covered by Section 8.1.2 or Section 8.1.3) and such default is not waived and continues beyond any applicable cure period.

8.1.8. (i) one or more judgments or orders for the payment of money aggregating in excess of $200,000 shall be rendered against the Borrower which in the opinion of the Administrative Agent is not adequately covered by insurance and such judgment or order (a) shall continue unsatisfied or unstayed (unless bonded with a supersedeas bond at least equal to such judgment or order) for a period of 30 days, or (b) is not fully paid and satisfied at least 10 days prior to the date on which any of its Property may be lawfully sold to satisfy such judgment or order.

(ii) one or more judgments or orders for the payment of money aggregating in excess of $200,000 shall be rendered against any Guarantor which in the opinion of the Administrative Agent is not adequately covered by insurance and such judgment or order (a) shall continue unsatisfied or unstayed (unless bonded with a supersedeas bond at least equal to such judgment or order) for a period of 30 days, or (b) is not fully paid and satisfied at least 10 days prior to the date on which any of its Property may be lawfully sold to satisfy such judgment or order.

8.1.9. any representation, warranty, certification or statement made or deemed to have been made by or on behalf of the Borrower in this Agreement or by the Borrower or any other Person in any certificate, financial statement or other document delivered pursuant to this Agreement shall prove to have been incorrect in any material respect when made. Without limiting the generality of the foregoing sentence, such incorrect representation, warranty, certification or statement shall be deemed to be incorrect in a material respect if such incorrect representation, warranty, certification or statement (i) could reasonably be expected to have any adverse effect whatsoever upon the validity, performance or enforceability of any Loan Document, (ii) is or might reasonably be expected to be material and adverse to the financial condition or business operations of any Person or to the prospects of any Person, (iii) could reasonably be expected to impair the Borrower’s ability to fulfill its obligations under the terms and conditions of the Loan Documents, or (iv) could reasonably be expected to impair any Lender’s ability to receive full and timely payment of its Note.

8.1.10. (i) any material license, franchise, permit, or authorization issued to the Borrower by any Tribunal is forfeited, revoked, or not renewed; or any proceeding with respect to seeking forfeiture or revocation thereof is instituted and is not resolved or dismissed within one year of the date of the publication of the order instituting such proceeding.

(ii) any material license, franchise, permit, or authorization issued to any Guarantor by any Tribunal is forfeited, revoked, or not renewed; or any proceeding with respect to seeking forfeiture or revocation thereof is instituted and is not resolved or dismissed within one year of the date of the publication of the order instituting such proceeding.

8.1.11. (i) a default shall occur under any Material Agreement, other than this Agreement, to which the Borrower is a party or by which any of its Property is bound and such default continues beyond any applicable period of grace provided therefor.

(ii) a default shall occur under any Material Agreement to which any Guarantor is a party or by which any of its Property is bound and such default continues beyond any applicable period of grace provided therefor.

8.1.12. a Change of Control Event shall occur.

8.1.13. any Person (other than the Administrative Agent) fails to comply with the terms of any agreement governing Subordinated Debt.

then, and in every such event, the Administrative Agent may at its option (and shall if requested by the Required Lenders, but subject to Article X) (i) declare the outstanding principal balance of and accrued interest on the Notes to be, and the same shall thereupon forthwith become, due and payable without presentment, demand, protest, notice of intent to accelerate, notice of acceleration or other notice of any kind, all of which are hereby waived by the Borrower, (ii) proceed to foreclose the Liens securing the Notes, and (iii) take such other actions as are permitted by Law; provided that in the case of any of the Events of Default specified in Sections 8.1.4 and 8.1.5 with respect to the Borrower, without any notice to the Borrower or any other act by the Administrative Agent or the Lenders, (1) the commitment of each Lender to make Loans hereunder shall terminate except for funding obligations for Letters of Credit, (2) the commitment of the Administrative Agent to issue letters of credit hereunder or to renew (including extensions) Letters of Credit shall terminate and (3) the Notes (together with accrued interest thereon) shall become immediately due and payable without presentment, demand, protest, notice of intent to accelerate, notice of acceleration or other notice of any kind, all of which are hereby waived by the Borrower.

8.2. Suits for Enforcement. In case any one or more of the Events of Default specified in Section 8.1 shall have occurred and be continuing, the Administrative Agent may, at its option, proceed to protect and enforce its rights and the rights of the Lenders either by suit in equity or by action at law, or both, whether for the specific performance of any covenant or agreement contained in this Agreement or in aid of the exercise of any power granted in this Agreement.

8.3. Remedies Cumulative. No remedy herein conferred upon the Administrative Agent and the Lenders is intended to be exclusive of any other remedy and each and every such remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by statute or otherwise.

8.4. Remedies Not Waived. No course of dealing and no delay in exercising any rights under this Agreement or under the other Loan Documents shall operate as a waiver of any rights hereunder or thereunder of the Administrative Agent and the Lenders.

ARTICLE IX

MISCELLANEOUS

9.1. Amendments and Waivers.

9.1.1. Any provision of this Agreement, the Notes or the other Loan Documents may be amended or waived (either generally or in a particular instance and either retroactively or prospectively) by a written instrument signed by the Borrower and the Required Lenders (and, if the rights or duties of the Administrative Agent are affected thereby, by the Administrative Agent); provided that no such amendment or waiver shall, unless signed by each Lender directly affected thereby (i) increase or decrease the Commitments of such Lender (except for a ratable decrease in the Commitments of all Lenders) or subject such Lender to any additional obligation; (ii) reduce the principal of or rate of interest on the Note of such Lender or any fees hereunder payable to or for the benefit of such Lender; (iii) postpone the date fixed for any payment of principal of or interest on the Note of such Lender or any fees hereunder payable to or for the benefit of such Lender; (iv) increase the Borrowing Base or decrease the amount by which the Borrowing Base is scheduled to decrease each month; (v) postpone the scheduled termination of such Lender’s Commitment; (vi) change the percentage of the Commitments or of the aggregate unpaid principal amount of the Notes, or the number of Lenders, which shall be required for the Lenders or any of them to take any action under this Section or any other provision of this Agreement; (vii) amend this Section 9.1 or Section 7.9.2; or (viii) effect a release of any Guaranty. Delivery of an executed counterpart of such written instrument or of the signature page of such written instrument by telecopy, e-mail, facsimile transmission, electronic mail in “portable document format” (“.pdf”) form or other electronic means intended to preserve the original graphic and pictorial appearance of the item being sent shall be effective delivery of a manually executed counterpart of such written instrument.

9.1.2. Certain Guarantors might join in the execution of this Agreement or amendments hereto, but the signature or consent of such Guarantors shall not be required with respect to any future amendments to this Agreement.

9.2. Highest Lawful Interest Rate. The Administrative Agent, the Lenders, the Borrower and any other parties to the Loan Documents intend to contract in strict compliance with applicable usury law from time to time in effect. In furtherance thereof such Persons stipulate and agree that none of the terms and provisions contained in the Loan Documents shall ever be construed to create a contract to pay, for the use, forbearance or detention of money, interest in excess of the maximum amount of interest permitted to be charged by applicable law from time to time in effect, and the provisions of this Section 9.2 shall control over all other provisions of the Loan Documents which may be in conflict or apparent conflict herewith. Regardless of any provision contained in any of the Loan Documents, the Lenders shall never be entitled to receive, collect, or apply as interest on all or any part of the Loans, any amount in excess of the Highest Lawful Rate in effect from day to day, and, in the event any Lender ever receives, collects, or applies as interest any such excess, such amount which would be deemed excessive interest shall be deemed a partial prepayment of the principal of the Loans and treated hereunder as such; and, if the entire principal amount of the Loans owed to the Lenders is paid in full, any remaining excess shall be repaid to the Borrower. In determining whether the interest paid or payable, under any specific contingency, exceeds the Highest Lawful Rate in effect from day to day, the Borrower and the Lenders shall, to the maximum extent permitted under applicable law, (i) characterize any nonprincipal payment as an expense, fee, or premium rather than as interest, (ii) exclude voluntary prepayments and the effects thereof, and (iii) amortize, prorate, allocate, and spread the total amount of interest throughout the entire contemplated term of the Loans so that the interest rate is uniform throughout the entire term of the Loans; provided that, if the interest received by the Lenders for the actual period of existence thereof exceeds the Highest Lawful Rate in effect from day to day, the Lenders shall apply or refund to the Borrower the amount of such excess as provided in this Section, and, in such event, the Lenders shall not be subject to any penalties provided by any laws for contracting for, charging, taking, reserving, or receiving interest in excess of the Highest Lawful Rate in effect from day to day.

9.3. INDEMNITY.

9.3.1. Whether or not any Loans are ever funded or any letter of credit is ever issued hereunder, and in addition to any other indemnifications herein or in any other Loan Documents, the Borrower agrees to indemnify and defend and hold harmless on a current basis each Indemnified Party, from and against any and all liabilities, losses, damages, costs, interest, charges, counsel fees and other expenses and penalties of any kind which any of the Indemnified Parties may sustain or incur in connection with any investigative, administrative or judicial proceeding (whether or not any Indemnified Party shall be designated a party thereto) or otherwise by reason of or arising out of the execution and delivery of this Agreement or any of the other Loan Documents and/or the consummation of the transactions contemplated hereby or thereby. The indemnification provisions in this Section shall be enforceable regardless of whether the liability is based on past, present or future acts, claims or legal requirements (including any past, present or future bulk sales law, environmental law, fraudulent transfer act, occupational safety and health law, or products liability, securities or other legal requirement), AND REGARDLESS OF WHETHER ANY PERSON (INCLUDING THE PERSON FROM WHOM INDEMNIFICATION IS SOUGHT) ALLEGES OR PROVES THE SOLE, CONCURRENT, CONTRIBUTORY OR COMPARATIVE NEGLIGENCE OF THE PERSON SEEKING INDEMNIFICATION OR OF ANY OTHER INDEMNIFIED PARTY, OR THE SOLE OR CONCURRENT STRICT LIABILITY IMPOSED ON THE PERSON SEEKING INDEMNIFICATION OR ON ANY OTHER INDEMNIFIED PARTY, but not any of the foregoing in this Section arising from the gross negligence or willful misconduct on the part of the Indemnified Party seeking indemnification under this Section; with the foregoing indemnity surviving satisfaction of all obligations and the termination of this Agreement.

9.3.2. Any amount to be paid under Section 9.3 to the Administrative Agent or the Lenders shall be a demand obligation owing by the Borrower and if not paid within three Business Days of demand shall bear interest from the date of expenditure by the Administrative Agent or the Lenders until paid at a per annum rate equal to the Default Rate. The obligations of the Borrower under Section 9.3 shall survive payment of the Notes and the assignment of any right hereunder.

9.4. Expenses.

9.4.1. Whether or not any one or more of the Loans are ever funded, the Borrower shall pay or reimburse Administrative Agent, at Administrative Agent’s discretion, for (i) all reasonable out-of-pocket expenses of the Administrative Agent, including, without limitation, fees and disbursements of counsel for the Administrative Agent, incurred in connection with the preparation of this Agreement and the other Loan Documents (including the furnishing of any written or oral opinions or advice incident to this transaction) and, if appropriate, the recordation of the Loan Documents, any waiver or consent hereunder or any amendment hereof or any Default or alleged Default hereunder, (ii) all title review expenses, appraisal expenses, environmental assessment expenses, and any other due diligence expenses incurred, and (iii) if an Event of Default occurs, all reasonable out-of-pocket expenses incurred by the Administrative Agent, including fees and disbursements of counsel in connection with such Event of Default and collection and other enforcement proceedings resulting therefrom, fees of auditors, consultants, engineers and other Persons incurred in connection therewith (including the supervision, maintenance or disposition of the Collateral) and investigative expenses incurred by the Administrative Agent in connection therewith, which amounts shall be deemed compensatory in nature and liquidated as to amount upon notice to the Borrower by the Administrative Agent and which amounts shall include, but not be limited to (a) all court costs, (b) reasonable attorneys’ fees, (c) reasonable fees and expenses of auditors and accountants incurred to protect the interests of the Lenders, (d) fees and expenses incurred in connection with the participation by the Administrative Agent as a member of the creditors’ committee in a case commenced under any Insolvency Proceeding, (e) fees and expenses incurred in connection with lifting the automatic stay prescribed in Title 11 §362 of the United States Code, and (f) fees and expenses incurred in connection with any action pursuant to Title 11 §1129 of the United States Code all reasonably incurred by the Administrative Agent in connection with the collection of any sums due under the Loan Documents, together with interest at the per annum interest rate equal to the Default Rate, calculated on a basis of a calendar year of 365 or 366 days, as the case may be, counting the actual number of days elapsed, on each such amount from the date of notification that the same was expended, advanced, or incurred by the Administrative Agent until the date it is repaid to the Administrative Agent, with the obligations under Section 9.4 surviving the non-assumption of this Agreement in a case commenced under any Insolvency Proceeding and being binding upon the Borrower or a trustee, receiver, custodian, or liquidator of the Borrower appointed in any such case.

9.4.2. THE BORROWER SHALL INDEMNIFY EACH LENDER AGAINST ANY TRANSFER TAXES, DOCUMENTARY TAXES, ASSESSMENTS OR CHARGES MADE BY ANY GOVERNMENTAL AUTHORITY BY REASON OF THE EXECUTION AND DELIVERY OF THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS.

9.4.3. Any amount to be paid under Section 9.4 shall be a demand obligation owing by the Borrower and if not paid within three (3) Business Days of demand shall bear interest from the date of expenditure until paid at a per annum rate equal to the Default Rate. The obligations of the Borrower under Section 9.4 shall survive payment of the Notes, the assignment of any right hereunder and the termination of this Agreement.

9.5. Taxes. The Borrower will, to the extent it may lawfully do so, pay all Taxes (including interest and penalties but expressly excluding federal or state income taxes) which may be payable in respect of the execution and delivery of this Agreement or the other Loan Documents, or in respect of any amendment of or waiver under or with respect to the foregoing, and will hold each Lender harmless on a current basis against any loss or liability resulting from nonpayment or delay in payment of any such Taxes (as limited above). The obligations of the Borrower under this Section shall survive the payment of the Notes and the assignment of any right hereunder.

9.6. Survival. All representations and warranties made by or on behalf of the Borrower in this Agreement or the other Loan Documents or in any certificate or other instrument delivered by the Borrower or on the Borrower’s behalf under the Loan Documents shall be considered to have been relied upon by the Administrative Agent and the Lenders and shall survive the delivery to the Administrative Agent and the Lenders of such Loan Documents or the extension of the Loans (or any part thereof), regardless of any investigation made by or on behalf of the Administrative Agent and the Lenders.

9.7. Applicable Law; Venue.

9.7.1. This Agreement has been negotiated, is being executed and delivered, and will be performed in whole or in part, in the State of Texas. This Agreement, the other Loan Documents, the entire relationship of the parties hereto, and any litigation between the parties (whether grounded in contract, tort, statute, law or equity) shall be governed by, construed in accordance with, and interpreted and enforced pursuant to the Laws of the State of Texas (and the applicable federal Laws of the United States of America) without giving effect to its choice of law principles, except to the extent the Laws of any jurisdiction where Collateral is located require application of such Laws with respect to such Collateral.

9.7.2. The Borrower hereby irrevocably submits to the non-exclusive jurisdiction of any United States federal or Texas state court sitting in Dallas, Dallas County, Texas in any action or proceeding arising out of or relating to any Loan Documents and the Borrower hereby irrevocably agrees that all claims in respect of such action or proceeding may be heard and determined in any such court, and the Borrower hereby specifically consents to the jurisdiction of the State District Courts of Dallas County, Texas and the United States District Court for the Northern District of Texas, Dallas Division. Nothing herein shall limit the right of the Administrative Agent and the Lenders to bring proceedings against the Borrower in the courts of any other jurisdiction. Any judicial proceeding by the Borrower against the Administrative Agent, any Lender or any Affiliate of the Administrative Agent or any Lender involving, directly or indirectly, any matter in any way arising out of, related to, or connected with any Loan Document shall be brought only in the State District Courts of Dallas County, Texas, or in the United States District Court for the Northern District of Texas, Dallas Division.

9.8. WAIVER OF JURY TRIAL AND EXEMPLARY DAMAGES. THE BORROWER HEREBY KNOWINGLY, VOLUNTARILY, INTENTIONALLY, IRREVOCABLY, AND UNCONDITIONALLY WAIVES (A) ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION, SUIT, PROCEEDING, COUNTERCLAIM, OR OTHER LITIGATION THAT RELATES TO OR ARISES OUT OF ANY OF THIS

AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE ACTS OR OMISSIONS OF THE ADMINISTRATIVE AGENT OR THE LENDERS IN THE ENFORCEMENT OF ANY OF THE TERMS OR PROVISIONS OF THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR OTHERWISE WITH RESPECT THERETO AND (B) TO THE MAXIMUM EXTENT NOT PROHIBITED BY LAW, ANY RIGHT IT MAY HAVE TO CLAIM OR RECOVER IN ANY SUCH LITIGATION ANY SPECIAL DAMAGES (AS DEFINED BELOW). THE PROVISIONS OF THIS SECTION ARE A MATERIAL INDUCEMENT FOR THE LENDERS’ ENTERING INTO THIS AGREEMENT. AS USED IN THIS SECTION, “SPECIAL DAMAGES” INCLUDES ALL SPECIAL, CONSEQUENTIAL, EXEMPLARY, OR PUNITIVE DAMAGES (REGARDLESS OF HOW NAMED).

9.9. Waiver of Deficiency Statute; Other Waivers.

9.9.1. The Borrower waives any rights the Borrower has under, or any requirements imposed by, Sections 51.003, 51.004 and 51.005 of the Texas Property Code, as amended.

9.9.2. Each Guarantor waives any rights such Guarantor has under, or any requirements imposed by, (i) Section 17.001 of the Texas Civil Practice and Remedies Code, as amended, (ii) Rule 31 of the Texas Rules of Civil Procedure, as amended, and (iii) Sections 51.003, 51.004 and 51.005 of the Texas Property Code, as amended.

9.10. Headings. The headings in this Agreement are for purposes of reference only and shall not limit or otherwise affect the meaning hereof and words such as “hereunder” or “ herein” shall refer to the entirety of this Agreement unless specifically indicated otherwise.

9.11. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original and all of which together shall constitute one and the same instrument. This Agreement shall become effective at such time as the counterparts hereof which, when taken together, bear the signature of the Borrower, the Administrative Agent and each Lender, shall be delivered to the Administrative Agent. Delivery of an executed counterpart of a signature page of this Agreement by telecopy, e-mail, facsimile transmission, electronic mail in “portable document format” (“.pdf”) form or other electronic means intended to preserve the original graphic and pictorial appearance of the item being sent shall be effective as a delivery of a manually executed counterpart of this Agreement.

9.12. Invalid Provisions, Severability. If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid, or unenforceable under present or future laws effective during the term hereof or thereof, such provision shall be fully severable, this Agreement and the other Loan Documents shall be construed and enforced as if such illegal, invalid, or unenforceable provision had never comprised a part thereof, and the remaining provisions hereof and thereof shall remain in full force and effect and shall not be affected by the illegal, invalid, or unenforceable provision or by its severance therefrom. Furthermore, in lieu of such illegal, invalid or unenforceable provision there shall be added automatically as a part of this Agreement or the other Loan Documents a provision as similar in terms to such illegal, invalid, or unenforceable provision as may be possible and be legal, valid and enforceable.

9.13. Communications Via Internet. The Borrower and each Guarantor (by its or his/her execution of a Guaranty), hereby authorizes the Administrative Agent, each Lender and their respective counsel and agents to communicate and transfer documents and other information (including confidential information) concerning this transaction or the Borrower and such Guarantor and the business affairs of the Borrower and such Guarantor via the Internet or other electronic communication without regard to the lack of security of such communications.

9.14. USA Patriot Act Notice. The Administrative Agent and the Lenders hereby notify the Borrower and the other Obligated Parties that pursuant to the requirements of the USA Patriot Act, they are required to obtain, verify and record information that identifies the Borrower and the other Obligated Parties, which information includes the name and address of the Borrower and the other Obligated Parties and other information that will allow them to identify the Borrower and the other Obligated Parties in accordance with such Act.

9.15. EXCULPATION PROVISIONS. EACH OF THE PARTIES HERETO SPECIFICALLY AGREES THAT IT HAS A DUTY TO READ THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS AND AGREES THAT IT IS CHARGED WITH NOTICE AND KNOWLEDGE OF THE TERMS OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS; THAT IT HAS IN FACT READ THIS AGREEMENT AND IS FULLY INFORMED AND HAS FULL NOTICE AND KNOWLEDGE OF THE TERMS, CONDITIONS AND EFFECTS OF THIS AGREEMENT; THAT IT HAS BEEN REPRESENTED BY INDEPENDENT LEGAL COUNSEL OF ITS CHOICE THROUGHOUT THE NEGOTIATIONS PRECEDING ITS EXECUTION OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS; AND HAS RECEIVED THE ADVICE OF ITS ATTORNEY IN ENTERING INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS; AND THAT IT RECOGNIZES THAT CERTAIN OF THE TERMS OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS RESULT IN ONE PARTY ASSUMING THE LIABILITY INHERENT IN SOME ASPECTS OF THE TRANSACTION AND RELIEVING THE OTHER PARTY OF ITS RESPONSIBILITY FOR SUCH LIABILITY. EACH PARTY HERETO AGREES AND COVENANTS THAT IT WILL NOT CONTEST THE VALIDITY OR ENFORCEABILITY OF ANY EXCULPATORY PROVISION OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS ON THE BASIS THAT THE PARTY HAD NO NOTICE OR KNOWLEDGE OF SUCH PROVISION OR THAT THE PROVISION IS NOT “CONSPICUOUS.”

9.16. Advice to Seek Legal and Accounting Advice. The Lenders have advised the Borrower to seek the advice of an attorney and an accountant in connection with the Loans, and the Borrower represents that it has had an opportunity to seek the advice of an attorney and accountant of the Borrower’s choice in connection with the Loans.

9.17. Increased Cost and Reduced Return.

9.17.1. If on or after the date hereof, in the case of any Loan or any obligation to make Loans, the adoption of any applicable law, rule or regulation, or any change in any applicable law, rule or regulation, or any change in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender (or its Lending

Installation) with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency shall impose, modify or deem applicable any reserve (including, without limitation, any such requirement imposed by the Board of Governors of the Federal Reserve System), special deposit, insurance assessment or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (or its Lending Installation) and the result of any of the foregoing is to reduce the amount of any sum received or receivable by such Lender (or its Lending Installation) under this Agreement or under its Notes with respect thereto, by an amount reasonably deemed by such Lender to be material, then, within 15 days after demand by such Lender (with a copy to the Administrative Agent), the Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender for such increased cost or reduction.

9.17.2. If any Lender shall have reasonably determined that, after the date hereof, the adoption of any applicable law, rule or regulation regarding capital adequacy, or any change in any such rule or regulation, or any change in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on capital of such Lender as a consequence of such Lender’s obligations hereunder to a level below that which such Lender could have achieved but for such adoption, change, request or directive (taking into consideration its policies with respect to capital adequacy) by an amount deemed by such Lender to be material, then from time to time, within 15 days after demand by such Lender (with a copy to the Administrative Agent), the Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender for such reduction.

9.17.3. Each Lender will promptly notify the Borrower and the Administrative Agent of any event of which it has knowledge, occurring after the date hereof, which will entitle such Lender to compensation pursuant to this Section and will designate a different Lending Installation if such designation will avoid the need for, or reduce the amount of, such compensation and will not, in the sole judgment of such Lender, be otherwise disadvantageous to such Lender. A certificate of any Lender claiming compensation under this Section and setting forth the additional amount or amounts to be paid to it hereunder shall be conclusive in the absence of manifest error. In determining such amount, such Lender may use any reasonable averaging and attribution methods.

9.17.4. Notwithstanding anything in this Agreement to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “change in law,” regardless of the date enacted, adopted or issued.

9.18. Taxes.

9.18.1. For the purpose of this Section 9.18, the following terms have the following meanings:

“Taxes” means any and all present or future taxes, duties, levies, imposts, deductions, charges or withholdings with respect to any payment by the Borrower pursuant to this Agreement or under any Note, and all penalties and interest with respect thereto, excluding (i) in the case of each Lender and the Administrative Agent, taxes imposed on its income, and franchise or similar taxes imposed on it, by a jurisdiction under the laws of which such Lender or the Administrative Agent (as the case may be) is organized or in which its principal executive office is located, in which its Lending Installation is located or in which it would be subject to tax due to some connection other than that created by this Agreement and (ii) in the case of each Lender, any United States withholding tax at the time such Lender first becomes a party to this Agreement.

“Other Taxes” means any present or future stamp or documentary taxes and any other excise or property taxes, or similar charges or levies and all penalties and interest with respect thereto, which arise from the making of any payment pursuant to this Agreement or under any Note or from the execution or delivery of this Agreement or any Note.

9.18.2. Any and all payments by the Borrower to or for the account of any Lender or the Administrative Agent hereunder or under any Note shall be made without deduction for any Taxes or Other Taxes; provided that, if the Borrower shall be required by law to deduct any Taxes or Other Taxes from any such payments, (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under Section 9.17) such Lender or the Administrative Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions, (iii) the Borrower shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law and (iv) the Borrower shall furnish to the Administrative Agent, at its address referred to in Article XIII, the original or a certified copy of a receipt evidencing payment thereof.

9.18.3. The Borrower agrees to indemnify each Lender and the Administrative Agent for the full amount of Taxes or Other Taxes (including, without limitation, any Taxes or Other Taxes on amounts payable under this Section) paid by such Lender or the Administrative Agent (as the case may be). This indemnification shall be paid within 15 days after such Lender or the Administrative Agent (as the case may be) makes appropriate demand therefor.

9.18.4. At least five Business Days prior to the first date on which interest or fees are payable hereunder for the account of any Lender, each Lender that is not incorporated under the laws of the United States of America, or a state thereof, agrees that it will deliver to each of the Borrower and the Administrative Agent two duly completed copies of United States Internal Revenue Service Form W-8 BEN or W-8 ECI or W-8 IMY or W-8 EXP or such other form as may be applicable and allowable under the Internal Revenue Code and the regulations thereunder (collectively, a “Withholding Form”), certifying in either case that such Lender is entitled to receive payments under this Agreement and the Notes without deduction or withholding of any United States federal income taxes. Each Lender which so delivers a Withholding Form further undertakes to deliver to each of the Borrower and the Administrative Agent two additional copies of such form (or a successor form) on or before the date that such form expires or becomes obsolete or after the occurrence of any event requiring a change in the most recent Withholding Form so delivered by it, and such amendments thereto or extensions or renewals thereof as may be reasonably requested by the Borrower or the Administrative Agent, in each case certifying that such Lender is entitled to receive payments under this Agreement and the Notes without deduction or withholding of any United States federal income taxes, unless an event (including without limitation any change in treaty, law or regulation) has occurred prior to the date on which any such delivery would otherwise be required which renders all such Withholding Forms inapplicable or which would prevent such Lender from duly completing and delivering any such Withholding Form with respect to it and such Lender advises the Borrower and the Administrative Agent that it is not capable of receiving payments without any deduction or withholding of United States federal income tax.

9.18.5. For any period with respect to which a Lender has failed to provide the Borrower or the Administrative Agent with the appropriate form pursuant to Section 9.18.4 (unless such failure is due to a change in treaty, law or regulation occurring subsequent to the date on which such form originally was required to be provided), such Lender shall not be entitled to indemnification under Section 9.18.2 or 9.18.3 with respect to Taxes imposed by the United States; provided that if a Lender, which is otherwise exempt from or subject to a reduced rate of withholding tax, becomes subject to Taxes because of its failure to deliver a form required hereunder, the Borrower shall take such steps (at the expense of such Lender) as such Lender shall reasonably request to assist such Lender to recover such Taxes.

9.18.6. If the Borrower is required to pay additional amounts to or for the account of any Lender pursuant to this Section, then such Lender will change the jurisdiction of its Lending Installation if, in the judgment of such Lender, such change (i) will eliminate or reduce any such additional payment which may thereafter accrue and (ii) is not otherwise disadvantageous to such Lender in its sole judgment.

9.18.7. The obligations of the Borrower under this Section 9.18 shall survive payment of the Notes, the satisfaction of all other Obligations and the termination of this Agreement.

ARTICLE X

ADMINISTRATIVE AGENT

10.1. Appointment of Administrative Agent. TCB is hereby appointed Administrative Agent hereunder and under each other Loan Document, and each of the Lenders irrevocably authorizes the Administrative Agent to act as the Administrative Agent of such Lender. The Administrative Agent agrees to act as such upon the express conditions contained in this Article X. The Administrative Agent shall not have a fiduciary relationship in respect of any Lender by reason of this Agreement.

10.2. Powers of the Administrative Agent. (i) The Administrative Agent shall have and may exercise such powers under the Loan Documents as are specifically delegated to the Administrative Agent by the terms of each thereof, together with such powers as are reasonably incidental thereto. The Administrative Agent shall have no implied duties to the Lenders, or any obligation to the Lenders to take any action thereunder except any action specifically provided by the Loan Documents to be taken by the Administrative Agent.

(ii) The Administrative Agent is authorized to enter into one or more Intercreditor Agreements and amendments thereto.

10.3. General Immunity. Neither the Administrative Agent nor any of its directors, officers, agents or employees shall be liable to the Lenders or any Lender for any action taken or omitted to be taken by it or them hereunder or under any other Loan Document or in connection herewith or therewith (INCLUDING ANY OF THE FOREGOING ARISING FROM THE SOLE, CONCURRENT OR COMPARATIVE NEGLIGENCE OF THE ADMINISTRATIVE AGENT OR SUCH DIRECTORS, OFFICERS, ADMINISTRATIVE AGENTS OR EMPLOYEES), unless such action or omission arises from the gross negligence or willful misconduct of the Administrative Agent or such directors, officers, agents or employees.

10.4. No Responsibility for Loans, Recitals, etc. Neither the Administrative Agent nor any of its respective directors, officers, agents or employees shall be responsible for or have any duty to ascertain, inquire into, or verify (i) any statement, warranty or representation made in connection with any Loan Document or any borrowing hereunder; (ii) the performance or observance of any of the covenants or agreements of any obligor under any Loan Document, including any agreement by the Borrower to furnish information directly to each Lender; (iii) the satisfaction of any condition specified in Article V, except receipt of the Notes required to be delivered to the Administrative Agent; or (iv) the validity, effectiveness or genuineness of any Loan Document or any other instrument or writing furnished in connection therewith. The Administrative Agent shall have no duty to disclose to the Lenders information that is not required to be furnished by the Borrower to the Administrative Agent at such time, but is voluntarily furnished by the Borrower to TCB either in its capacity as Administrative Agent or in its individual capacity.

10.5. Action on Instructions of Lenders. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, hereunder and under any other Loan Document in accordance with written instructions signed by the Required Lenders, and such instructions and any action taken or failure to act pursuant thereto shall be binding on all of the Lenders and on all holders of Notes. The Administrative Agent shall be fully justified in failing or refusing to take any action hereunder and under any other Loan Document unless it shall first be indemnified to its satisfaction by the Lenders pro rata against any and all liability, cost and expense that it may incur by reason of taking or continuing to take any such action.

10.6. Employment of Administrative Agents and Counsel. The Administrative Agent may execute any of its duties as Administrative Agent hereunder and under any other Loan Document by or through agents and attorneys-in-fact and shall not be answerable to the Lenders, except as to money or securities received by it or its authorized agents, for the default or misconduct of any such agents or attorneys-in-fact selected by it with reasonable care. The Administrative Agent shall be entitled to advice of counsel concerning all matters pertaining to the agency hereby created and its duties hereunder and under any other Loan Document.

10.7. Reliance on Documents, Counsel. The Administrative Agent shall be entitled to rely upon any Note, notice, consent, certificate, affidavit, letter, telegram, electronic transmission, facsimile, e-mail, statement, paper or document believed by it to be genuine and correct and to have been signed or sent by the proper Person, and, in respect to legal matters, upon the opinion of counsel selected by the Administrative Agent, which counsel may be employees of the Administrative Agent.

10.8. Reimbursement and Indemnification of Administrative Agent. The Lenders agree to REIMBURSE and INDEMNIFY the Administrative Agent on a current basis (i) for any amounts not reimbursed by the Borrower for which the Administrative Agent is entitled to reimbursement by the Borrower under the Loan Documents, and (ii) for any other expenses incurred by the Administrative Agent on behalf of the Lenders in connection with the preparation, execution, delivery, administration and enforcement of the Loan Documents, in each case ratably in proportion to the amounts of the Lenders’ respective Commitments as of the time the request for reimbursement or indemnification is made (or, if at such time all Commitments have terminated, then ratably in proportion to the amounts of the Lenders’ respective Commitments as they existed immediately prior to their termination). The Lenders also agree to REIMBURSE and INDEMNIFY the Administrative Agent on a current basis for any liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind and nature whatsoever which may be imposed on, incurred by or asserted against the Administrative Agent in any way relating to or arising out of the Loan Documents or any other document delivered in connection therewith or the transactions contemplated thereby, or the enforcement of any of the terms thereof or of any such other documents (INCLUDING, WITHOUT LIMITATION, ANY OF THE FOREGOING ARISING OUT OF THE NEGLIGENCE, WHETHER SOLE, CONCURRENT OR COMPARATIVE, OF THE ADMINISTRATIVE AGENT OR THE SOLE OR CONCURRENT STRICT LIABILITY IMPOSED ON THE ADMINISTRATIVE AGENT), in each case ratably in proportion to the amounts of the Lenders’ respective Commitments as of the time the liability, obligation, loss, damage, penalty, action, judgment, suit, cost, expense or disbursement is incurred (or, if at such time all Commitments have terminated, then ratably in proportion to the amounts of the Lenders’ respective Commitments as they existed immediately prior to their termination), provided that no Lender shall be liable to the Administrative Agent for any of the foregoing to the extent they arise from the gross negligence or willful misconduct of the Administrative Agent. The obligations of the Lenders under this Section 10.8 shall survive payment of the Obligations and termination of this Credit Agreement.

10.9. Rights as a Lender. The Administrative Agent shall have the same rights and powers hereunder and under any other Loan Document as any Lender and may exercise the same as though it were not the Administrative Agent, and the terms “Lender” and “Lenders” shall, unless the context otherwise indicates, include the Administrative Agent in its individual capacity. The Administrative Agent and each other Lender may accept deposits from, lend money or otherwise extend credit to, and generally engage in any kind of trust, debt, equity or other transaction, in addition to those contemplated by this Agreement or any other Loan Document, with the Borrower or any of its Affiliates unless the Borrower or such Affiliate is specifically restricted hereunder. The Administrative Agent, in its individual capacity, is not obligated to remain a Lender hereunder.

10.10. Lender Credit Decision. Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender and based on the financial statements prepared by the Borrower and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement and the other Loan Documents. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement and the other Loan Documents.

10.11. Successor Administrative Agent. The Administrative Agent may resign at any time by giving written notice thereof to the Lenders and the Borrower, such resignation to be effective upon the appointment of a successor Administrative Agent or, if no successor Administrative Agent has been appointed, 45 days after the retiring Administrative Agent gives notice of its intention to resign. Upon any such resignation, the Required Lenders shall have the right to appoint, on behalf of the Borrower and the Lenders, a successor Administrative Agent. If no successor Administrative Agent shall have been so appointed by the Required Lenders within thirty days after the resigning Administrative Agent’s giving notice of its intention to resign, then the resigning Administrative Agent may appoint, on behalf of the Borrower and the Lenders, a successor Administrative Agent. If the Administrative Agent has resigned and no successor Administrative Agent has been appointed, the Lenders may perform all the duties of the Administrative Agent hereunder and the Borrower shall make all payments in respect of the Obligations to the applicable Lender and for all other purposes shall deal directly with the Lenders. No successor Administrative Agent shall be deemed to be appointed hereunder until such successor Administrative Agent has accepted the appointment. Any such successor Administrative Agent shall be a commercial bank having capital and retained earnings of at least $100,000,000. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the resigning Administrative Agent. Upon the effectiveness of the resignation of the Administrative Agent, the resigning Administrative Agent shall be discharged from its duties and obligations hereunder and under the Loan Documents. After the effectiveness of the resignation of an Administrative Agent, the provisions of this Article X shall continue in effect for the benefit of such Administrative Agent in respect of any actions taken or omitted to be taken by it while it was acting as the Administrative Agent hereunder and under the other Loan Documents.

10.12. Applicable Parties. The provisions of this Article are solely for the benefit of the Administrative Agent and the Lenders, and the Borrower shall not have any rights as a third party beneficiary or otherwise under any of the provisions of this Article. In performing functions and duties hereunder and under the other Loan Documents, the Administrative Agent shall act solely as the contractual representative of the Lenders and does not assume, nor shall it be deemed to have assumed, any obligation or relationship of trust or agency with or for the Borrower or any legal representative, successor, and assign of the Borrower.

ARTICLE XI

SETOFF; RATABLE TREATMENTS

11.1. Setoff. In addition to, and without limitation of, any rights of the Lenders under applicable law, if any Event of Default occurs, any and all deposits (including all account balances, whether provisional or final and whether or not collected or available) and any other indebtedness at any time held or owing by any Lender or any Affiliate thereof to or for the credit or account of the Borrower may be offset and applied toward the payment of the Obligations, whether or not the Obligations, or any part hereof, shall then be due. Each Lender or Affiliate thereof making such an offset and application shall give the Borrower and the other Lenders written notice of such offset and application promptly after effecting it. To the extent that the Borrower has accounts, which in the style thereof as reflected in the Administrative Agent’s records are designated as royalty, joint interest owner or operator accounts, the foregoing right of set off shall not extend to funds in such accounts which belong to, or otherwise arise from payments to the Borrower for the account of, third-party royalty, joint interest owners, or operators.

11.2. Ratable Treatments; Adjustments.

11.2.1. Except to the extent otherwise expressly provided herein, (i) each borrowing pursuant to this Agreement shall be made from the Lenders pro rata in accordance with their respective Commitments, (ii) each payment by the Borrower of fees shall be made for the account of the Lenders pro rata in accordance with their respective Commitments, (iii) each payment of principal of Loans shall be made for the account of the Lenders pro rata in accordance with the principal balances of their respective Notes, and (iv) each payment of interest on the Notes shall be made for the account of the Lenders pro rata in accordance with their respective shares of the aggregate amount of interest due and payable to the Lenders under the Notes.

11.2.2. The Administrative Agent shall distribute all payments received by it with respect to the Obligations promptly upon receipt in like funds as received. In the event that any payments made hereunder on the Obligations at any particular time are insufficient to satisfy in full the Obligations due and payable at such time, such payments shall be applied (i) first, to that portion of the Obligations consisting of fees and expenses then due and payable, (ii) second, to that portion of the Obligations consisting of accrued, unpaid interest then due and payable, (iii) third, to that portion of the Obligations consisting of principal then due and payable, and (iv) last, to any other Obligations.

11.2.3. If any Lender (for purposes of this Section, a “Benefitted Lender”) shall at any time receive any payment of all or part of its portion of the Obligations, or receive any Collateral in respect thereof (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in Section 8.1.4 or Section 8.1.5, or otherwise) in an amount greater than such Lender was entitled to receive pursuant to the terms hereof, such

Benefitted Lender shall purchase for cash from the other Lenders such portion of the Obligations of such other Lenders, or shall provide such other Lenders with the benefits of any such Collateral or the proceeds thereof, as shall be necessary to cause such Benefitted Lender to share the excess payment or benefits of such Collateral or proceeds with each of the Lenders according to the terms hereof. If all or any portion of such excess payment or benefits is thereafter recovered from such Benefitted Lender, such purchase shall be rescinded and the purchase price and benefits returned by each of the other Lenders, to the extent of such recovery, but without interest. The Borrower agrees that each such Lender so purchasing a portion of the Obligations of another Lender may exercise all rights of payment (including rights of set-off) with respect to such portion as fully as if such Lender were the direct holder of such portion. If any Lender ever receives, by voluntary payment, exercise of rights of set-off or banker’s lien, counterclaim, cross-action or otherwise, any funds of the Borrower to be applied to the Obligations, or receives any proceeds by realization on or with respect to any Collateral, all such funds and proceeds shall be forwarded immediately to the Administrative Agent for distribution in accordance with the terms of this Agreement.

ARTICLE XII

BENEFIT OF AGREEMENT; ASSIGNMENTS; PARTICIPATIONS

12.1. Successors and Assigns. The terms and provisions of the Loan Documents shall be binding upon and inure to the benefit of the Borrower, the Administrative Agent and the Lenders and their respective successors and assigns, except that (i) the Borrower shall not have any right to assign its rights or obligations under the Loan Documents and (ii) any assignment by any Lender must be made in compliance with Section 12.3. Notwithstanding clause (ii) of this Section 12.1, any Lender may at any time, without the consent of the Borrower or the Administrative Agent, assign all or any portion of its rights under this Agreement and its Note to a Federal Reserve Bank; provided, however, that no such assignment shall release the transferor Lender from its obligations hereunder. The Administrative Agent may treat the payee of any Note as the owner thereof for all purposes hereof unless and until such payee complies with Section 12.3 in the case of an assignment thereof or, in the case of any other transfer, a written notice of the transfer is filed with the Administrative Agent. Any Transferee of a Note agrees by acceptance thereof to be bound by all the terms and provisions of the Loan Documents. Any request, authority or consent of any Person, who at the time of making such request or giving such authority or consent is the holder of any Note, shall be conclusive and binding on any subsequent Transferee of such Note or of any Note or Notes issued in exchange therefor.

12.2. Participations; Voting Rights; Setoffs by Participants.

12.2.1. Any Lender may, in the ordinary course of its business and in accordance with applicable law, at any time sell to one or more banks or other entities (each a “Participant”) participating interests in any Loan owing to such Lender, any Note held by such Lender, any Commitment of such Lender or any other interest of such Lender under the Loan Documents. In the event of any such sale by a Lender of participating interests to a Participant, such Lender’s obligations under the Loan Documents shall remain unchanged, such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, such Lender shall remain the holder of any such Note for all purposes under the Loan

Documents, all amounts payable by the Borrower under this Agreement shall be determined as if such Lender had not sold such participating interests, and the Borrower and the Administrative Agent shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under the Loan Documents.

12.2.2. Each Lender shall retain the sole right to approve, without the consent of any Participant, any amendment, modification or waiver of any provision of the Loan Documents other than any amendment, modification or waiver with respect to any Loan, Letter of Credit or Commitment in which such Participant has an interest which forgives principal, interest or fees or reduces the interest rate or fees payable with respect to any such Loan, Letter of Credit or Commitment, postpones any date fixed for any regularly-scheduled payment of principal of, or interest or fees on, any such Loan, Letter of Credit or Commitment, releases any guarantor of any such Loan or Letter of Credit or releases any substantial portion of Collateral, if any, securing any such Loan or Letter of Credit.

12.2.3. The Borrower agrees that each Participant shall be deemed to have the right of setoff provided in Section 11.1 in respect of its participating interest in amounts owing under the Loan Documents to the same extent as if the amount of its participating interest were owing directly to it as a Lender under the Loan Documents, and each Lender shall retain the right of setoff provided in Section 11.1 with respect to the amount of participating interests sold to each Participant. The Lenders agree to share with each Participant, and each Participant, by exercising the right of setoff provided in Section 11.1, agrees to share with each Lender, any amount received pursuant to the exercise of its right of setoff, such amounts to be shared in accordance with Section 11.2 as if each Participant were a Lender.

12.3. Assignments; Effective Date.

12.3.1. Any Lender may, in the ordinary course of its business and in accordance with applicable law, at any time assign to one or more banks or other entities (each a “Purchaser”) all or any part of its rights and obligations under the Loan Documents. Such assignment shall be in such form as may be agreed by the parties thereto and reasonably acceptable to the Administrative Agent (the “Assignment Agreement”) or in such other form as may be agreed to by the parties thereto. The consent of the Administrative Agent, which consent shall not be unreasonably withheld, shall be required prior to an assignment becoming effective with respect to a Purchaser which is not a Lender or an Affiliate thereof. Each such assignment shall (unless it is to a Lender or an Affiliate thereof or each of the Borrower and the Administrative Agent otherwise consents) be in an amount not less than the lesser of (i) $2,500,000 or (ii) the remaining amount of the assigning Lender’s Commitment (calculated as at the date of such assignment).

12.3.2. Upon (i) delivery to the Administrative Agent of a notice of assignment in form and substance reasonably satisfactory to the Administrative Agent (a “Notice of Assignment”), together with any consents required by Section 12.3.1, and (ii) payment of a $3,500 processing fee to the Administrative Agent for processing such assignment, such assignment shall become effective on the effective date specified in such Notice of Assignment. The Notice of Assignment shall contain a representation by the Purchaser to the effect that none of the consideration used to make the purchase of the Commitment and Loans under the applicable Assignment Agreement are “plan assets” as defined under ERISA and that the rights and interests of the Purchaser in and under the Loan Documents will not be “plan assets” under ERISA. On and after the effective date of such assignment, such Purchaser shall for all purposes be a Lender party to this Credit Agreement and any other Loan Document executed by the Lenders and shall have all the rights and obligations of a Lender under the Loan Documents, to the same extent as if it were an original party hereto, and no further consent or action by the Borrower, the Lenders or the Administrative Agent shall be required to release the transferor Lender with respect to the percentage of the Aggregate Commitment and Loans assigned to such Purchaser. Upon the consummation of any assignment to a Purchaser pursuant to this Section 12.3.2, the transferor Lender, the Administrative Agent and the Borrower shall make appropriate arrangements so that replacement Notes are issued to such transferor Lender and new Notes or, as appropriate, replacement Notes, are issued to such Purchaser, in each case in principal amounts reflecting their Commitment, as adjusted pursuant to such assignment.

12.4. Dissemination of Information. The Borrower authorizes the Administrative Agent and each Lender to disclose to any Transferee and any prospective Transferee any and all information in the Administrative Agent’s or such Lender’s possession concerning the Borrower and its Affiliates.

12.5. Tax Treatment. If any interest in any Loan Document is transferred to any Transferee which is organized under the laws of any jurisdiction other than the United States or any State thereof, the transferor Lender shall cause such Transferee, concurrently with the effectiveness of such transfer, to comply with the provisions of Section 9.19.4.

ARTICLE XIII

NOTICES

13.1. Notices. Except as otherwise specifically permitted herein, all notices, requests and other communications to any party hereunder shall be in writing (including electronic transmission, facsimile transmission or similar writing) and shall be given to such party: (x) in the case of the Borrower or the Administrative Agent, at its address or facsimile number set forth on the signature pages hereof, (y) in the case of any Lender, at its address or facsimile number set forth on the signature pages hereof or in any Assignment Agreement which has become effective pursuant to Article XII or (z) in the case of any party, at such other address or facsimile number as such party may hereafter specify for the purpose by notice to the Administrative Agent and the Borrower in accordance with the provisions of this Section 13.1. Each such notice, request or other communication shall be effective (i) if given by facsimile transmission, when transmitted to the facsimile number specified in this Section and confirmation of receipt is received (the receipt thereof shall be deemed to have been acknowledged upon the sending Person’s receipt of its facsimile machine’s confirmation of successful transmission; provided that if the day on which such facsimile is received is not a Business Day or is after 4:00 p.m. CT on a Business Day, then the receipt of such facsimile shall be deemed to have been acknowledged on the next following Business Day), (ii) if given by mail, three (3) Business Days after such communication is deposited in the mail with first class postage prepaid, addressed as aforesaid, or (iii) if given by any other means, when delivered (or, in the case of electronic transmission, received) at the address specified in this Section; except that notices to the Administrative Agent under Article II shall not be effective until received by the Administrative Agent, and except that oral notices to the Borrower of decreases in the Borrowing Base or increases in the amount of the monthly Borrowing Base reductions shall be effective when so communicated to the Borrower.

13.2. Change of Address. The Borrower, the Administrative Agent and any Lender may each change the address for service of notice upon it by a notice in writing to the other parties hereto.

[Signature Page follows]

ARTICLE XIV

ENTIRE AGREEMENT

THIS AGREEMENT CONSTITUTES THE ENTIRE AGREEMENT BETWEEN THE PARTIES HERETO WITH RESPECT TO THE SUBJECT HEREOF AND SHALL SUPERSEDE ANY PRIOR AGREEMENT BETWEEN THE PARTIES HERETO, WHETHER WRITTEN OR ORAL, RELATING TO THE SUBJECT HEREOF. FURTHERMORE, IN THIS REGARD, THIS AGREEMENT REPRESENTS THE FINAL AGREEMENT AMONG THE PARTIES THERETO AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF SUCH PARTIES.

THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG SUCH PARTIES.

In witness whereof, the undersigned have executed this Agreement as of the day and year first above written.

BORROWER:
LYNDEN USA INC.

885 West Georgia St., Suite 2150	By:	/s/ Colin Watt
Vancouver, British Columbia	Name:	Colin Watt
V6C 3E8	Title:	President
Canada
Attn: Colin Watt
Facsimile: 604/602-9311

ADMINISTRATIVE AGENT:
TEXAS CAPITAL BANK, N.A.

2000 McKinney Avenue, Suite 700
Dallas, Texas 75201	By:	/s/ Frank K. Stowers
Attention: Energy Banking Group	Name:	Frank K. Stowers
Facsimile: 214/932-6704	Title:	Senior Vice President

COMMITMENT	LENDERS:

$9,500,000	TEXAS CAPITAL BANK, N.A.

	By:	/s/ Frank K. Stowers
	Name:	Frank K. Stowers
	Title:	Senior Vice President

2000 McKinney Avenue, Suite 700
Dallas, Texas 75201
Attention: Energy Banking Group
Facsimile: 214/932-6704

Signature Page

to Credit Agreement

FORM OF PROMISSORY NOTE

$ ,000,000	Dallas, Texas	August 29, 2011

FOR VALUE RECEIVED and WITHOUT GRACE, the undersigned (“Borrower”) promises to pay to the order of                      (“Lender”), at the banking quarters of Texas Capital Bank, N.A., in Dallas, Dallas County, Texas, the amount of $    ,000,000, or so much thereof as may be advanced and be outstanding under this Note pursuant to the Credit Agreement dated of even date herewith by and between Borrower, the Administrative Agent, the Lender and certain other lenders (as amended, restated, or supplemented from time to time, the “Credit Agreement”), together with interest at the rates and calculated as provided in the Credit Agreement.

Reference is hereby made to the Credit Agreement for matters governed thereby, including, without limitation, certain events which will entitle the holder hereof to accelerate the maturity of all amounts due hereunder. Capitalized terms used but not defined in this Note shall have the meanings assigned to such terms in the Credit Agreement.

The date and amount, Type, interest rate, Interest Period and maturity of each Loan made by the Lender to the Borrower, and each payment made on account of the principal thereof, shall be recorded by the Lender on its books and, prior to any transfer of this Note, may be endorsed by the Lender on the schedules attached hereto or any continuation thereof or on any separate record maintained by the Lender. Failure to make any such notation or to attach a schedule shall not affect any Lender’s or the Borrower’s rights or obligations in respect of such Loans or affect the validity of such transfer by any Lender of this Note.

This Note is issued pursuant to and shall be governed by the Credit Agreement and the holder of the Note shall be entitled to the benefits of the Credit Agreement. This Note shall finally mature on the Final Maturity Date.

Without being limited thereto or thereby, this Note is secured by the Security Documents.

The Borrower, and each surety, endorser, guarantor, and other party ever liable for payment of any sums of money payable on this Note, jointly and severally waive presentment and demand for payment, protest, notice of protest and nonpayment, and notice of the intention to accelerate, and agree that their liability on this Note shall not be affected by any renewal or extension in the time of payment hereof, by any indulgences, or by any release or change in any security for the payment of this Note, and hereby consent to any and all renewals, extensions, indulgences, releases, or changes, regardless of the number of such renewals, extensions, indulgences, releases, or changes.

THIS NOTE SHALL BE GOVERNED AND CONTROLLED BY THE LAWS OF THE STATE OF TEXAS WITHOUT GIVING EFFECT TO PRINCIPLES THEREOF RELATING TO CONFLICTS OF LAW.

LYNDEN USA INC.

By:
Colin Watt
President

1

LOANS AND PAYMENT OF

PRINCIPAL AND INTEREST

Date	Amount of Loan	Principal Paid or Prepaid	Amount of Interest Paid	Unpaid Principal Balance	Interest Paid to

2

FORM OF NOTICE OF BORROWING

Texas Capital Bank, N.A., as Administrative Agent

2000 McKinney Avenue, Suite 700

Dallas, Texas 75201

Attention: Energy Group

Re:	Credit Agreement dated August 29, 2011, by and between Texas Capital Bank, N.A., as Administrative Agent, the lenders signatory thereto (the “Lenders”) and Lynden USA Inc. (the “Borrower”) (as amended, restated, or supplemented from time to time, the “Credit Agreement”)

Ladies and Gentlemen:

Pursuant to the Credit Agreement, the Borrower hereby makes the requests indicated below:

☐	1.	Advance

	(a)	Amount of Advance requested: $

	(b)	Requested funding date: , 20[ ]

	(c)	Type of Advance requested:

	(d)	In the case of a Eurodollar Advance, the initial Interest Period:

	(e)	Request funding into Texas Capital Bank Account Number:

☐	2.	Included herewith is a completed Letter of Credit Application.

☐	3.	Included herewith is a request for a renewal or extension of an existing Letter of Credit as described therein.

The undersigned natural person certifies that [s]he is a Responsible Representative, has obtained all consents necessary, and as such [s]he is authorized to execute and deliver this request. The undersigned natural person further certifies, represents, and warrants to the Administrative Agent and the Lenders that to the best of his/her knowledge the Borrower is entitled to receive the requested Advance or letter of credit under the terms and conditions of the Credit Agreement.

1

Each capitalized term used but not defined herein shall have the meaning assigned to such term in the Credit Agreement.

Very truly yours,

LYNDEN USA INC.

By:
Print:
Title:

2

FORM OF COMPLIANCE CERTIFICATE

            , 20

Texas Capital Bank, N.A.

2000 McKinney Avenue, Suite 700

Dallas, Texas 75201

Attention: Energy Group

Re:	Credit Agreement dated August 29, 2011, by and between Texas Capital Bank, N.A., as Administrative Agent, the lenders signatory thereto, and Lynden USA Inc. (the “Borrower”) (as amended, restated, or supplemented from time to time, the “Credit Agreement”). Terms defined in the Credit Agreement are used herein as therein defined unless otherwise defined herein.

Ladies and Gentlemen:

Pursuant to applicable requirements of the Credit Agreement, the undersigned, as a Responsible Representative of the Borrower, hereby certifies to you the following information as true and correct as of the date hereof or for the period indicated, as the case may be:

[1. To the best of the knowledge of the undersigned, no Default exists as of the date hereof or has occurred since the date of our previous certification to you, if any.]

[1. To the best of the knowledge of the undersigned, the following Defaults exist as of the date hereof or have occurred since the date of our previous certification to you, if any, and the actions set forth below have been or are being taken to remedy such circumstances:]

2. The compliance of the Borrower with certain financial covenants of the Credit Agreement, as of the close of business on                      (the “Determination Date”), is evidenced by the following:

(a)	Section 7.6.3: Accounts Payable more than 90 days past due.

Required	Actual
Not more than $0.00 unless being contested in good faith by appropriate proceedings.	$	*

*	If greater than $0.00, attach additional sheets containing explanations.

(b)	Section 7.9.4: Hedging Agreements.

The Hedging Agreements of the Borrower and its positions thereunder as of the Determination Date are summarized on Schedule One attached hereto.

1

(c)	Section 7.15.1: Interest Coverage Ratio.

Required	Actual
Not less than 3.00 to 1.00	to 1.00

(d)	Section 7.15.2: Current Ratio.

Required	Actual
Not less than 1.00 to 1.00	to 1.00

(e)	Section 7.15.3: G&A Expenses / Reimbursement Obligations.

Required	Actual
Not greater than $1,000,000 for rolling 12-month period (or shorter period if prior to thefirst anniversary of the Closing Date)	$

List each of the most recently ended 12 months and the G&A expenses for each month. If prior to the first anniversary of the Closing Date, only months and amounts since the Closing Date need be listed:

Month	G&A Expenses / Reimbursement Obligations
$
$
$
$
$
$
$
$
$
$
$
$

2

3.	To the best knowledge of the undersigned, the financial statements being delivered to the Lender concurrently herewith pursuant to the Credit Agreement fairly and accurately reflect the financial condition and results of operation of the Persons identified therein for the periods and as of the dates set forth therein, and the undersigned has reviewed the terms of the Credit Agreement and the other Loan Documents, and has made, or caused to be made under my supervision, a review of the transactions and financial condition of such Persons during the fiscal period covered by such financial statements.

4.	The circled answers to the following statements are each true and correct as of the Determination Date:

(a)	The annual statement of assets and liabilities of the Parent and its consolidated subsidiaries as of its most recent fiscal year-end and the related financial statements have been delivered to the Administrative Agent pursuant to Section 7.2.1 (i). YES NO

(b)	The quarterly statement of assets and liabilities of the Parent and its consolidated subsidiaries as of the last day of its most recently ended fiscal quarter and the related financial statements have been delivered to the Administrative Agent pursuant to Section 7.2.1(ii). YES NO

(c)	The federal income tax return for the year most recently ended for each Person indicated below has been properly filed with the appropriate Tribunal and a copy thereof has been delivered to the Administrative Agent pursuant to
Section 7.2.1(iv),

(i)	of the Borrower. YES NO

(ii)	of the Parent. YES NO

5.	The most recent oil and gas production report delivered by the Borrower to the Lender under Section 7.2.2 of the Credit Agreement is, to the best knowledge of the undersigned, in compliance with the provisions of such Section and to the best knowledge of the undersigned is true and correct in all material respects as of the date thereof and for the time periods covered thereby.

The undersigned has reviewed the terms of the Credit Agreement and the other Loan Documents, and has made, or caused to be made under my supervision, a review of the transactions and financial condition of the Borrower during the period covered by the financial statements included herewith, and such review has not disclosed the existence during such period, and the undersigned does not have knowledge of the existence as of the date of this certificate, of any condition or event which constitutes a Default, except as set forth in paragraph 1 above.

Each capitalized term used but not defined herein shall have the meaning assigned to such term in the Credit Agreement.

3

Very truly yours,

of Lynden USA Inc.

4

Schedule One to Compliance Certificate

Hedging Agreements

1

SCHEDULE 6.4.1

SUBSIDIARIES

None.

1

EXHIBIT 6.7

LITIGATION

None.

1